Exhibit 10.1

Certain portions of this exhibit (indicated by “[***]”) have been omitted pursuant to Item 601(b)(10) of Regulation S-K. Such excluded information is both not material and is the type that the registrant treats as private or confidential.

FRAMEWORK AGREEMENT

BY AND BETWEEN

HOBO RENEWABLE DIESEL LLC

AND

EVOLVE TRANSITION INFRASTRUCTURE LP

Dated as of November 3, 2021

Article I DEFINITIONS AND USAGE1

Section 1.1.Capitalized Terms1

Section 1.2.Construction7

Section 1.3.Payments7

Article II INITIAL PROJECT7

Section 2.1.Development of Initial Project; Conditions Precedent7

Section 2.2.Project Structure8

Section 2.3.Initial Development Payment8

Section 2.4.Initial Project Contribution8

Section 2.5.Interim Development Payment.9

Section 2.6.Financial Close.9

Section 2.7.Funding Termination.10

Section 2.8.Incentive Development Fee11

Article III SUBSEQUENT PROJECTS12

Section 3.1.Origination and Approval of Subsequent Projects12

Article IV EXCLUSIVITY13

Section 4.1.Exclusivity13

Section 4.2.Termination of Exclusivity13

Section 4.3.Project-Specific Termination of Exclusivity14

Section 4.4.Reimbursement of Development Payments14

Section 4.5.Drag-Along Rights14

Section 4.6.Company Sale15

Article V OTHER AGREEMENTS15

Section 5.1.Credit Support15

Section 5.2.Affiliate Matters16

Section 5.3.HOBO Information Reporting16

Section 5.4.Inspection Rights16

Section 5.5.Confidentiality16

Article VI REPRESENTATIONS AND WARRANTIES17

Section 6.1.Existence and Power17

Section 6.2.Authorization; Enforceability17

Section 6.3.No Contravention17

Section 6.4.Consents17

Section 6.5.Legal Proceedings18

Section 6.6.Brokers18

Article VII TERM; LIMITATION OF LIABILITY18

Section 7.1.Term18

Section 7.2.Limitation of Liability19

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Article VIII DISPUTE RESOLUTION19

Section 8.1.Dispute Resolution19

Section 8.2.Payment Disputes.20

Section 8.3.Consent to Jurisdiction; Waiver of Jury Trial21

Article IX MISCELLANEOUS21

Section 9.1.Nature of Relationship21

Section 9.2.Notices22

Section 9.3.Expenses23

Section 9.4.Assignment; Successors23

Section 9.5.Entire Agreement; Supersedure23

Section 9.6.Third-Party Beneficiaries23

Section 9.7.Amendments; Waiver23

Section 9.8.Governing Law; Severability24

Section 9.9.No Strict Construction24

Section 9.10.Headings24

Section 9.11.Counterparts24

Section 9.12.Electronic Transmissions24

Section 9.13.No Recourse Against Nonparty Affiliates24

Section 9.14.Specific Performance25

EXHIBITS

Exhibit AForm of Limited Liability Company Agreement

Exhibit BForm of Contribution Agreement

Exhibit C	PM Agreement Term Sheet
Exhibit D	O&M Agreement Term Sheet

SCHEDULES

Schedule INecessary Consents

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FRAMEWORK AGREEMENT

This Framework Agreement (this “Agreement”) is made and entered into as of November 3, 2021 by and between HOBO Renewable Diesel LLC, a Delaware limited liability company (“HOBO”), and Evolve Transition Infrastructure LP, a Delaware limited partnership (“Evolve”). Each of HOBO and Evolve are sometimes referred to herein individually as a “Party” and, together, the “Parties”.

RECITALS

WHEREAS, HOBO is in the business of developing, constructing, owning and operating renewable fuels facilities (each, a “Project”), and Evolve is in the business of acquiring, developing and owning infrastructure critical to the transition of energy supply to lower carbon sources;

WHEREAS, HOBO has identified an initial Project to be a 9,000 barrel a day (120 million gallons annually) renewable diesel production facility located in [***] (the “Initial Project”);

WHEREAS, subject to the conditions set forth herein, Evolve is willing to fund certain development expenses of HOBO as it seeks to develop the Initial Project in a manner that would satisfy certain conditions described herein and, following the satisfaction of such conditions, Evolve would form a Delaware limited liability company to hold a Project Company which would in turn develop, construct, own and operate the Initial Project;

WHEREAS, subject to the conditions set forth herein, Evolve would form Delaware limited liability companies to each hold a Project Company which would in turn develop, construct, own and operate Subsequent Projects; and

WHEREAS, the Parties desire, by entering into this Agreement, to set forth the terms pursuant to which HOBO would seek to develop the Initial Project and Subsequent Projects and Evolve would invest therein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of where are hereby acknowledged, the Parties hereby agree as follows:

Article I
DEFINITIONS AND USAGE
Section 1.1.Capitalized Terms. All capitalized terms that appear in this Agreement shall have the respective meanings set forth in this Section 1.1.

“AAA” has the meaning set forth in Section 8.1(a).

“Acceptance Notice” has the meaning set forth in Section 3.1(b).

“Accounting Expert” has the meaning set forth in Section 8.2(b).

“Affiliate” means, with respect to a Person, any other Person controlling, controlled by or under common control with the first Person. As used in this definition, the term “control,” “controlling” or “controlled by” shall mean the possession, directly or indirectly, of the power either to (a) vote more than 50% or more of the securities or interests having ordinary voting power for the election of directors (or other comparable controlling body) of such Person or (b) direct or cause the direction of the actions, management or policies of such Person, in each case, whether through the ownership of voting securities or interests, by contract or otherwise.

“Agreement” has the meaning set forth in the first paragraph hereof and includes all Schedules and Exhibits attached hereto.

“Arbitration Parties” has the meaning set forth in Section 8.1(a).

“Bolt-On” has the meaning set forth in Section 2.8(b).

“Business Day” has the meaning set forth in the Form LLC Agreement

“Class A Member” has the meaning set forth in the Form LLC Agreement.

“Class A Units” has the meaning set forth in the Form LLC Agreement.

“Class B Member” has the meaning set forth in the Form LLC Agreement.

“Class B Units” has the meaning set forth in the Form LLC Agreement.

“Commercial Operation” means, with respect to a Project, the Project has achieved a stage of completion such that:

(a)any required performance tests under applicable Law, any Project Financing, Offtake Agreement and any applicable Construction Contract(s) have been successfully completed (and any required acknowledgement from any Governmental Authority has been obtained);
(b)all work under the Construction Contract(s) covering the full scope of the Project has been completed; provided that completion of any punch list or similar items that do not affect operations but are required to achieve final completion of the Project shall not be required for purposes of this clause (b);
(c)the commercial operation date or similar requirement under any Project Financing and/or Offtake Agreement has occurred; and
(d) any required certifications or similar acknowledgements to the effect of the events under clauses (a) through (c) have been provided by any independent engineer acting on behalf of the parties to the Project Financing in respect of such Project.

“Conditions Precedent” means the following conditions:

(a)the Offtake Condition;
(b)the Project Company having received a written report approving such Project’s design by the Independent Engineer as being feasible based on the assumptions under the Final Qualified Project Model and based on technology that is proven and as to which such Project Company will have the necessary rights to use such technology for the projected useful life of such Project;
(c)the Project Company having obtained possessory real property interests to use and possess (including by way of ownership or ground lease, or as to pipelines and similar facilities,

rights of way, as the case may be) all real property sufficient to construct and operate such Project for the term of the applicable Offtake Agreement(s) and the projected useful life of such Project, as to which title to such real property in the Project Company which lies under any material component of such Project can be insured under title insurance in an amount required to satisfy any related condition under the loan documentation under clause (f) below;
(d)the Project Company having obtained all Material Permits on a final and non-appealable basis for such Project;
(e)the Project Company entering into one or more Construction Contracts pursuant to which one or more qualified and creditworthy Construction Counterparties agree to construct the full scope of the such Project in accordance with the engineering design documents approved by the Independent Engineer under clause (b) above and meeting the applicable specifications set forth in the Acceptance Notice issued with respect to such Project and the applicable Offtake Agreement(s), and subject to completion and performance tests (supported by reasonable liquidated damages) which will objectively measure the performance of such Project and incentivize the Construction Counterparties to timely complete the work; provided that, if such Project does not utilize a traditional “EPC contract” approach to construction with a single, primary Construction Counterparty that is responsible for the overall construction of the Project, any Construction Contracts must be reasonably expected to achieve a similar degree of assurance as to the timely completion and cost controlled structure as a traditional EPC arrangement would provide;
(f)the Project Company having entered into loan documentation on terms acceptable to Evolve, providing for bona fide non-recourse or limited recourse debt financing, provided by a bank or other financial institution, in an amount greater than or equal to [***] of the anticipated procurement, construction, completion and commercialization costs of such Project, and subject only to conditions for funding which would be satisfied by the satisfaction of the other Conditions Precedent or are customary conditions to funding under such loan documentation (such financing with respect to a Project, its “Project Financing”);
(g)HOBO having provided to Evolve the Final Qualified Project Model, which model has been approved by the lenders providing the Project Financing;
(h)with respect to the Initial Project, execution of the Project Documents; and
(i)Evolve’s satisfactory completion of its due diligence and approval, exercised in its sole discretion for any reason, of such Project (“Evolve Approval”).

“Construction Contract” means, with respect to a Project, an agreement between the Project Company and one or more Construction Counterparties pursuant to which such Construction Counterparties agree to provide engineering, procurement and/or construction services with respect to such Project.

“Construction Counterparty” means, with respect to a Construction Contract, any one or more Persons party to such Construction Contract that agree thereunder to provide the engineering, procurement and/or construction services contemplated thereunder. For the avoidance of doubt, the engineering, procurement and/or construction services may be provided by multiple Construction Counterparties, including HOBO.

“Contribution Agreement” has the meaning set forth in Section 2.4(e).

“Development Cost Reimbursement” shall be each of (a) the Initial Development Payment, (b) the Interim Development Payment and (c) the Final Development Payment.

“Dispute” has the meaning set forth in Section 8.1(a).

“Dragged Company” has the meaning in Section 4.5(a).

“Equity Financing” means, with respect to a Project, equity capital contributions in an amount, when taking into account the projected amount of the Project Financing, as are reasonably expected to be sufficient to build, complete and achieve Commercial Operation of such Project.

“Evolve” has the meaning set forth in the first paragraph hereof.

“Evolve Approval” has the meaning set forth in clause (i) of the definition of “Conditions Precedent”.

“Excluded Entities” has the meaning set forth in Section 5.5.

“Final Development Payment” has the meaning in Section 2.6(b).

“Final Qualified Project Model” means the Qualified Project Model mutually agreed between the Parties and prepared at the time of (or shortly before) the satisfaction of the last of the other Conditions Precedent.

“Financial Close” means, with respect to any Project, the day on which the Conditions Precedent have been satisfied or waived by Evolve; provided that, if (a) the Initial Development Payment has been made, (b) Evolve has not conveyed the Project Company to HOBO following HOBO’s exercise of its right to such conveyance pursuant to Section 2.7, (c) an official “notice to proceed” is issued by the Project Company and (d) construction of the Project has commenced, then Financial Close shall be deemed to have been achieved.

“Form LLC Agreement” means the limited liability company agreement to be entered into between the Parties in the form of Exhibit A attached hereto, as provided in Section 2.4(b) and Section 3.1(c)(ii).

“Funding Termination Notice” means a written notice from Evolve delivered to HOBO electing to terminate Evolve’s commitment to reimburse Qualified Development Costs from and after the date of such notice.

“Governmental Authority” means any (a) national, federal, provincial, territorial, state, regional, municipal, local or other government, (b) governmental or public department, court, tribunal, arbitral body, statutory body, commission, board, bureau or agency, (c) self-regulatory organization, regulatory authority, administrative tribunal or authority, (d) subdivision, agent, commission, board or authority of any of the foregoing or (e) quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing.

“HOBO” has the meaning set forth in the recitals hereto.

“Incentive Development Fee” has the meaning set forth in Section 2.8(a).

“Independent Engineer” means an independent engineer mutually acceptable to HOBO and Evolve.

“Initial Development Payment” has the meaning set forth in Section 2.3(b).

“Initial Project” has the meaning set forth in the Recitals.

“Initial Project Contribution Date” has the meaning set forth Section 2.4(c).

“Interim Development Payment” has the meaning set forth in Section 2.5(b).

“Investment Grade” means a credit rating of at least “BBB-” from S&P, and at least “Baa3” from Moody’s.

“Law” means (a) all applicable laws, regulations, statutes, codes, rules, Permits, licenses, certifications, decrees or standards imposed by any Governmental Authority and (b) all applicable Orders, rulings, assessments, awards, subpoenas, verdicts, settlements or findings from any Governmental Authority.

“Material Permits” means, with respect to a Project, all material Permits reasonably required for the initial Commercial Operation of such Project, including those Permits needed to commence and conduct the construction of such Project, excluding those administrative Permits not customarily secured prior to the commencement of construction.

“O&M Agreement” has the meaning set forth in Section 2.6(d).

“Offtake Agreement” means, with respect to a Project, a binding agreement (or several related agreements) pursuant to which one or more Persons agree to purchase the renewable fuels (or the related “conversion services”) produced by such Project from the Project Company in a tolling structure or which otherwise results in a similar outcome as contemplated in the definition of “Offtake Condition”.

“Offtake Condition” means (a) the Project Company having entered into one or more Offtake Agreement(s) for the purchase of goods or services comprising (i) [***] of the Project’s estimated capacity subject to Offtake Agreement(s) with Person(s) with [***] credit rating or supported by comparable credit support and (ii) [***], in the aggregate, of the Project’s estimated capacity, in each case, at prices and for quantities materially consistent with the base case of the Qualified Project Model, and which are not subject to conditions precedent to the counterparties’ obligations thereunder other than conditions that would be satisfied by the satisfaction of the other Conditions Precedent and the achievement of Commercial Operation of the applicable Project, and (b) [***].

“Order” means any writ, judgment, decree, injunction or similar order of any Governmental Authority (in each such case whether preliminary or final).

“Party” has the meaning set forth in the first paragraph hereof.

“Payment Dispute” means a reasonable and good faith dispute by Evolve related to any costs or expenses set forth in an invoice.

“Permits” means all licenses, permits, Orders, consents, approvals, registrations, authorizations, qualifications, plans, and filings required under or issued pursuant to any Law or by any Governmental Authority or non-governmental self-regulatory organizations.

“Person” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, limited liability company, unincorporated organization, Governmental Authority or any other form of entity or status recognized, under Law, as a separate legal person.

“PM Agreement” has the meaning set forth in Section 2.4(f).

“Project” has the meaning set forth in the Recitals.

“Project Company” means a special purpose entity that owns a Project and all associated assets and rights and no unrelated assets, rights or liabilities.

“Project Documents” means the PM Agreement and the O&M Agreement.

“Project Financing” has the meaning set forth in clause (f) of the definition of “Conditions Precedent”.

“Project HoldCo” means a Delaware limited liability company to be formed as contemplated by Section 2.4(a).

“Project Proposal” has the meaning set forth in Section 3.1(a).

“Project Terms” means, with respect to any Project, the financial and operating attributes of such Project, including, with respect to such Project, an estimated timeline for achieving each of the Conditions Precedent for such Project, a detailed monthly budget, including a good faith estimate of the costs and expenses of development, construction, operation and maintenance, th

e contemplated Project Financing, the material financial terms of an investment in a Project, including the cost and rates of return, and such other information as Evolve may reasonably request.

“Qualified Development Cost” means, with respect to a Project, the documented internal and third-party costs and expenses incurred on or prior to Financial Close (or, if applicable, on or prior to delivery of a Funding Termination Notice or termination of this Agreement), which shall, for the avoidance of doubt, include (i) general and administrative expenses of HOBO in an amount equal to $3,000,000 for employee salaries and benefits (including accrued salaries for the founders of HOBO), (ii) any transfer taxes required to be paid by HOBO pursuant to the Contribution Agreement in connection with the contribution of the Initial Project to a Project HoldCo thereunder and (iii) the fees and expenses of counsel incurred in connection with the negotiation and execution of this Agreement and the other transaction documents contemplated hereby, and that are either (a) reasonably incurred by HOBO in the development of the Project, (b) described in the financial models previously shared by HOBO with Evolve or (c) approved in writing by Evolve prior to their incurrence.

“Qualified Project Model” means a financial model in Excel to be provided to Evolve under Section 2.3(a), Section 3.1(a) and Section 5.3(b), as applicable, prepared by HOBO in good faith and based on reasonable assumptions reflecting all projected costs and revenues of the development (after the first funding of development costs by Evolve), construction and operation of such Project through the term of the executed Offtake Agreements, and reflecting a pre-tax internal rate of return (using the XIRR function in Excel) which is materially consistent in form and content with the model provided by HOBO to Evolve prior to the date hereof.

“Stonepeak” means Stonepeak Partners LP, a Delaware limited partnership, or an Affiliate thereof.

“Subsequent Project” has the meaning set forth in Section 3.1(b).

“Target Company” has the meaning in Section 4.5(a).

“Term” means the period from the date hereof to and including the date on which this Agreement is terminated in accordance with Section 7.1(a).

“Third Party” means any Person other than Evolve, HOBO and their respective Affiliates.

“Transfer” has the meaning set forth in the Form LLC Agreement.

“Unit” has the meaning set forth in the Form LLC Agreement.

Section 1.2.Construction.
(a)Whenever the context requires, the gender of all words used in this Agreement includes the masculine, feminine and neuter. If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). If a term is not defined herein but is an accounting term, it shall have the meaning accorded it in accordance with U.S. generally accepted accounting principles.
(b)References herein to: (i) any Law shall be deemed to also refer to all rules and regulations promulgated thereunder unless the context requires otherwise and (ii) any agreement, instrument or Law means such agreement, instrument or Law as from time to time amended, modified or supplemented, including, in the case of agreements or instruments, by waiver or consent and, in the case of Law, by succession of comparable successor Law.
(c)Unless otherwise expressly specified: (i) all accounting determinations will be made in accordance with U.S. generally accepted accounting principles in effect from time to time, (ii) the words “includes” or “including” shall mean “including without limitation”, (iii) all references to Articles and Sections refer to articles and sections of this Agreement and (iv) all references to Exhibits and Schedules are to exhibits and schedules attached hereto, each of which is made a part hereof for all purposes.
(d)Each Party acknowledges that it and its attorneys and advisers have been given an equal opportunity to negotiate the terms of this Agreement and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party or any similar rule operating against the drafter of an agreement shall not be applicable to the construction or interpretation of this Agreement.
Section 1.3.Payments. To the extent any Party is required to make a payment hereunder or any payment is otherwise contemplated hereunder, such payment shall be made in United States Dollars in immediately available funds.
Article II
INITIAL PROJECT

Unless otherwise expressly specified in this Agreement, the provisions of this Article II shall apply only to the Initial Project.

Section 2.1.Development of Initial Project; Conditions Precedent. HOBO shall use commercially reasonable efforts to develop the Initial Project as a reasonably prudent developer to expeditiously achieve the Financial Close in accordance with the timeline contemplated in the Offtake Agreements and the schedule reported to Evolve in the monthly reporting; provided that from and after contribution of the Initial Project to Project HoldCo, HOBO’s obligations and authority as to the development of the Initial Project will be governed by and be subject to the terms of such Project HoldCo’s limited liability company agreement, the form of which is attached hereto as Exhibit A, and the PM Agreement. Notwithstanding anything contained herein to the contrary, in the event that HOBO fails to satisfy its obligations under this Section 2.1, Evolve’s sole remedy with respect thereto shall be limited to the termination of this Agreement and Evolve shall have no right to any damages or claims with respect thereto.

Section 2.2.Project Structure. HOBO shall ensure that all assets and rights relating to the Initial Project shall be held by a Project Company, which shall, unless approved by Evolve, be a Delaware limited liability company, and which entity shall have no business activities and shall incur no obligations or liabilities, other than related to the development of the Initial Project, and shall have no employees or individuals hired on a contract basis in lieu thereof.
Section 2.3.Initial Development Payment
(a)Unless a Funding Termination Notice has been delivered and Stonepeak has not assumed Evolve’s obligations pursuant to Section 2.7(b), upon satisfaction of the Offtake Condition, HOBO shall provide Evolve prompt written notice thereof, which notice shall also include (i) a certification of HOBO that it reasonably believes that the Initial Project can achieve Commercial Operation within the requirements of the Offtake Condition, (ii) a detailed listing of the Qualified Development Costs incurred to-date, (iii) a Qualified Project Model related to the Initial Project and (iv) sufficient details and supporting materials for Evolve to analyze and review all of the foregoing.
(b)If Evolve is reasonably satisfied with such review, then it shall pay to HOBO within 30 days after receipt of the above-referenced notice, the lesser of (i) 50% of such Qualified Development Costs incurred to-date and (ii) $3,000,000 (such payment, the “Initial Development Payment”).
Section 2.4.Initial Project Contribution. Upon payment of the Initial Development Payment in accordance with Section 2.3(b):
(a)Evolve shall form Project HoldCo;
(b)HOBO and Evolve shall execute the Form LLC Agreement for Project HoldCo, with both Evolve and HOBO being issued the Class A Units and HOBO being issued the Class B Units;
(c)HOBO shall execute and deliver a certificate signed by a duly authorized officer of HOBO confirming that each of the HOBO’s representations and warranties set forth in Article VI (as applicable) remain true and correct in all material respects as of the date of the contribution of the membership interests in the Project Company that owns the Initial Project (the “Initial Project Contribution Date”).
(d)Evolve shall execute and deliver a certificate signed by a duly authorized officer of Evolve confirming that each of the Evolve’s representations and warranties set forth in Article VI (as applicable) remain true and correct in all material respects as of the Initial Project Contribution Date.
(e)HOBO and Project HoldCo shall execute a contribution agreement in the form of Exhibit B pursuant to which HOBO will contribute the membership interests in the applicable Project Company to Project HoldCo (the “Contribution Agreement”); and
(f)HOBO or one of its Affiliates and the Project Company shall execute a project management agreement incorporating the terms set forth in Exhibit C and with such other terms as are mutually satisfactory to both parties, acting reasonably (the “PM Agreement”).

Section 2.5.Interim Development Payment.
(a)Unless a Funding Termination Notice has been delivered and Stonepeak has not assumed Evolve’s obligations pursuant to Section 2.7(b), upon (i) receipt of all Material Permits for the Initial Project and (ii) conclusion of the FEL2 Level Pre-Feasibility Study Report verifying that the Initial Project can be completed in accordance with the Qualified Project Model provided at the time of the Initial Development Payment (as may reasonably modified by mutual agreement of the Parties; provided that any modifications to the Qualified Project Model proposed by HOBO shall be deemed to be mutually accepted if Evolve does not deliver a Funding Termination Notice within 30 days after receipt of written notice of such modifications), HOBO shall provide Evolve prompt written notice thereof, which notice shall also include (A) a certification of HOBO that it has received all Material Permits for the Initial Project, (B) a detailed listing of the Qualified Development Costs incurred to-date and (C) sufficient details and supporting materials for Evolve to analyze and review all of the foregoing.
(b)If Evolve is reasonably satisfied with such review, it shall pay to HOBO within 30 days after receipt of the above-referenced notice, an amount (the “Interim Development Payment”) equal to the following: (i) the lesser of (A) 50% of the aggregate Qualified Development Costs incurred to-date and (B) $7,500,000 minus (ii) the amount of any Qualified Development Costs previously paid pursuant to Section 2.3(b) or otherwise.
Section 2.6.Financial Close.
(a)As long as a Funding Termination Notice has not previously been delivered and Stonepeak has not assumed Evolve’s obligations pursuant to Section 2.7(b), upon achievement of all Conditions Precedent for the Initial Project (other than Evolve Approval), HOBO will deliver a written notice to Evolve which shall (i) certify as to the same, (ii) include a schedule setting forth the anticipated equity capital contributions to build, complete and achieve Commercial Operation of the Initial Project, including amounts and timing of such capital contributions, (iii) include a detailed listing of the Qualified Development Costs incurred to-date and (iv) be accompanied with sufficient supporting details and materials for Evolve to analyze and review all of the foregoing.
(b)If Evolve is reasonably satisfied with such review, then, subject to the closing and initial funding of the Project Financing, Evolve shall pay to HOBO within 30 days after receipt of the above-referenced notice, an amount (the “Final Development Payment”) equal to the following: (i) the lesser of (A) $15,000,000 and (B) aggregate Qualified Development Costs for the Initial Project, minus (ii) the sum of the Initial Development Payment and the Interim Development Payment previously paid pursuant to Section 2.3(b) and Section 2.5(b) and any amount of any other Qualified Development Costs previously paid pursuant to any other provision of this Agreement.
(c)If the aggregate Qualified Development Costs for the Initial Project are greater than $15,000,000, then any such excess will be deemed a contribution to the Project Company and Evolve shall cause Project HoldCo to issue Class A Units to HOBO in respect of such amount in accordance with the Form LLC Agreement at the price based on the Units issued and the cash contributions to-date.
(d)Upon Financial Close of the Initial Project, HOBO or one of its Affiliates and the applicable Project Company will execute an operations and maintenance/asset management agreement incorporating the terms set forth in Exhibit D and such other terms as are mutually satisfactory to both parties, acting reasonably (the “O&M Agreement”) pursuant to which HOBO will provide operation and maintenance services to the Initial Project after Commercial Operation.

(e)On or prior to Financial Close, HOBO shall have the right to commit to purchase up to 10% of the total expected Class A Units in the Initial Project (based on the total amount of the anticipated Equity Financing for the Initial Project). HOBO may use all or part of the cash portion of its Incentive Development Fee to purchase such Class A Units in accordance with the following sentences. If Financial Close of the Initial Project is achieved, then Evolve will be obligated to fund, in accordance with the Project Financing documentation, (i) the remaining portion of the Equity Financing and (ii) HOBO’s portion of the Equity Financing to the extent HOBO has elected to purchase Class A Units in the Initial Project using all or a portion of the Incentive Development Fee. If Commercial Operation is not ultimately achieved, then HOBO will reconvey any Class A Units that were purchased by Evolve on behalf of HOBO using the second half of the Incentive Development Fee that HOBO excepted to receive at Commercial Operation and retain the remaining Class A Units.
(f)As part of the development efforts, HOBO may request that Evolve fund certain long lead-time equipment orders; provided that Evolve shall have no obligation to fund such orders. If Evolve elects to fund such amounts, Evolve shall contribute the amount required to fund such equipment order to the Project HoldCo and be awarded Class A Units for such contributions, and such amounts shall not be Qualified Development Costs.
Section 2.7.Funding Termination.
(a)At any time prior to Financial Close of the Initial Project, if the Offtake Condition has been achieved and Evolve determines that (i) Evolve Approval or (ii) despite Evolve’s good faith efforts, Equity Financing will not be satisfied, then, in either case, Evolve can deliver a Funding Termination Notice for the Initial Project, in which case, so long as Stonepeak does not exercise its right to assume under Section 2.7(b), (A) no additional notices shall be required to be delivered by HOBO with respect to the Initial Project and (B) the sole and exclusive remedy of HOBO in such event shall be: (1) the termination of exclusivity under Section 4.2, (2) the right to the conveyance of the membership interests of the Project Company that owns the Initial Project for $0 cash, with any such conveyance to be based on a contribution agreement in the form of Exhibit B, and an obligation to pay amounts in Section 2.7(c) if the applicable conditions are satisfied, and (3) the enforcement of Evolve’s obligation to pay amounts pursuant to Section 2.7(b) if the applicable conditions are satisfied. If HOBO wishes to make such election for the conveyance of the membership interests of the Project Company pursuant to this Section 2.7, it shall deliver a written notice to Evolve to that effect within 180 days of receipt of the Funding Termination Notice.
(b)If Evolve determines that clause (i) or clause (ii) of Section 2.7(a) applies and it desires to deliver a Funding Termination Notice, then it shall so inform Stonepeak by written notice, and Stonepeak shall have the right to elect, by delivering written notice to HOBO within 30 days of receipt of such notice, to assume Evolve’s rights, interests and obligations under this Agreement, in which case the Equity Financing and Evolve Approval shall be deemed satisfied and, once Stonepeak affirmatively assumes such obligations in a written agreement delivered to HOBO, Evolve shall be released of its obligations hereunder. From and after the date that Stonepeak has affirmatively assumed the rights, interests and obligations of Evolve hereunder in a written agreement, each reference to Evolve hereunder shall be deemed to be a reference to Stonepeak.  If Stonepeak does not so assume Evolve’s rights, interests and obligations hereunder within the timeframe set forth above, then, so long as there are no issues or conditions that could reasonably be expected to make satisfaction of the Conditions Precedent (other than Evolve Approval) on a timely basis (or achievement of an internal rate of return no less than the lesser of (i) [***] or (ii) the internal rate of return set forth in the most recent version of the Qualified Project Model delivered to Evolve at least 30 days prior to the delivery of the Funding Termination Notice) unlikely, Evolve shall reimburse HOBO for the aggregate Qualified Development Costs actually incurred by HOBO, but not yet reimbursed, prior to delivery of such Funding Termination Notice, which reimbursement shall be made by Evolve no later than 30 days after Stonepeak declines to assume, or fails to elect to assume, Evolve’s rights, interests and obligations hereunder; provided further that, notwithstanding anything to the contrary in this Agreement, Evolve’s reimbursement obligations pursuant to this Section 2.7 shall not exceed the amount set forth in Section 2.5(b).
(c)If a Funding Termination Notice has been delivered, Stonepeak does not assume Evolve’s obligations pursuant to Section 2.7(b), and HOBO exercises its right to have the Project Company conveyed to HOBO in accordance with Section 2.7(a), and HOBO (or any of its Affiliates) thereafter obtains direct or indirect debt or equity financing from a Third Party for the Initial Project, then HOBO shall reimburse Evolve for all prior cash payments made pursuant to Article II and other out-of-pocket amounts actually spent, loaned or contributed by Evolve for the development of the Initial Project (excluding any allocation of overhead or other charges payable to Evolve or its Affiliates) plus interest on such amounts, accruing in each case at a per annum rate equal to eight percent (compounding quarterly) since the date paid, which reimbursement shall be made by HOBO no later than 30 days after the first funding provided by a Third Party. If the Project Company is conveyed to HOBO pursuant to this Section 2.7, then HOBO shall pledge and grant to Evolve a continuing lien and first priority security interest in all of the membership interests in the Project Company that owns the Initial Project held by HOBO (or at the election of Evolve, in the assets of the Project) to secure the payment of the principal of, and interest on, any necessary reimbursement obligations pursuant to this Section 2.7(c) in accordance with the provisions hereof, and for such purpose this Agreement shall constitute a security agreement. HOBO shall promptly execute, acknowledge and deliver such pledges, financing statements, continuation statements or other documents and take such other actions as Evolve shall reasonably request in order to more effectively grant, perfect or continue the perfection of such security interest in HOBO’s membership interests of the Project Company that owns the Initial Project and the Initial Project.
(d)Upon delivery of a Funding Termination Notice, if Stonepeak does not assume Evolve’s obligations pursuant to Section 2.7(b) and HOBO exercises its right to have the Project Company conveyed to HOBO in accordance with Section 2.7(a), then Evolve shall cause Project HoldCo to Transfer to HOBO, as promptly as practicable, the membership interests of the Project Company that owns the Initial Project subject to the Parties executing the necessary documentation to grant Evolve a security interest in HOBO’s membership interests of the Project Company that owns the Initial Project (or the assets of the Project) in accordance with Section 2.7(c).
(e)If a Funding Termination Notice has been delivered and Evolve has conveyed the Project Company to HOBO in accordance with  Section 2.7(d), then HOBO shall promptly notify Evolve upon execution of any documents relating to the financing of the Project and shall keep Evolve reasonably apprised of the anticipated timing for the closing of any such financing.
Section 2.8.Incentive Development Fee.
(a)For the Initial Project, subject to the cap in Section 2.8(b), Evolve shall pay to HOBO an amount equal to 5% of the aggregate capital expenditures in the final capital expenditure budget that is included in the Final Qualified Project Model (the “Incentive Development Fee”). The Incentive Development Fee shall be paid half in cash and half in the form of Class A Units or, subject to (i) applicable equity holder approvals, as may be required by the rules of the exchange on which the common units representing limited partner interests in Evolve may then be listed and (ii) HOBO then being an accredited investor, as such term is defined in Rule 501(a) of Regulation D of the Securities Act of 1933, as amended, at HOBO’s election, in the form of common units representing limited partner interests in Evolve; provided, however, that if HOBO elects to receive common units representing limited partner interests in Evolve, then Evolve may nevertheless instead issue a different class of Evolve equity participating in only the Initial Project cash flows; provided further that HOBO may elect to reduce some or all of the portion of the Incentive Development Fee paid in cash and instead to increase the portion paid by issuance of equity. Half of the Incentive Development Fee (whether paid in cash or by issuance of equity) shall be due at Financial Close and half shall be due upon achieving Commercial Operation.
(b)The Incentive Development Fee will not serve as a Project budget contingency and will be not at risk to cost overruns incurred through Commercial Operation; provided, however, that HOBO’s Class A Units will be diluted to the extent that there are cost overruns unless HOBO elects to fund the cost overruns on a pro rata basis. For the Initial Project, the Incentive Development Fee shall be capped at $22,700,000 unless there is a material increase in capacity or some other bolt-on project added to the Initial Project upon mutual agreement of Evolve and HOBO such as solar, RNG, carbon sequestration, or product expansion/diversification requiring incremental capex (a “Bolt-On”).
Article III
SUBSEQUENT PROJECTS
Section 3.1.Origination and Approval of Subsequent Projects.
(a)During the Term, HOBO shall use commercially reasonable efforts to identify and originate additional Projects to develop which it reasonably believes can satisfy the Conditions Precedent and achieve an internal rate of return consistent with the Initial Project or otherwise acceptable to Evolve. Once HOBO has identified such a Project, it shall deliver a written notice (such notice, a “Project Proposal”) to Evolve setting forth the Project Terms and including a Qualified Project Model related to such Project.
(b)Evolve may, within 30 days of its receipt of such Project Proposal, elect to participate in such Project by delivering to HOBO a written notice (the “Acceptance Notice”) stating that it elects to fund the equity capital reasonably anticipated to be required for such Project to achieve Commercial Operation, subject to Project Financing. If Evolve so elects, then such Project shall be deemed a “Subsequent Project”. If Evolve declines to so timely elect, such Project shall not be deemed a Subsequent Project and, notwithstanding anything to the contrary contained herein, HOBO shall be free to develop, own, operate, manage, finance and fund such Project, as HOBO determines is appropriate, in its sole discretion, without any further obligation to Evolve.
(c)Upon HOBO’s receipt of an Acceptance Notice:
(i)Evolve shall form a new Project HoldCo and a new Project Company;
(ii)HOBO and Evolve shall execute the Form LLC Agreement for such new Project HoldCo, which will own all of the membership interests of such new Project Company initially with Evolve being issued the Class A Units and HOBO or its designee being issued the Class B Units; and
(iii)HOBO or an Affiliate of HOBO and the applicable Project Company shall execute a PM Agreement with respect to such Project and, upon Commercial Operation, an O&M Agreement (provided that the Project Company shall have no obligation to enter into an O&M Agreement with HOBO in the event any Affiliate of such Project Company has terminated an O&M Agreement with HOBO or an Affiliate of HOBO due to a material and uncured breach thereunder by HOBO or an Affiliate of HOBO).
(d)From and after its receipt of an Acceptance Notice, HOBO’s obligations and authority as to the development of such Subsequent Project will be governed by and be subject to the terms of such Project HoldCo’s limited liability company agreement, the form of which is attached hereto as Exhibit A, and the PM Agreement.

(e)For each Subsequent Project, Evolve shall pay to HOBO an Incentive Development Fee in accordance with the provisions set forth in Section 2.8, except that the amount of such Incentive Development Fee shall be equal to the product of (i) the proposed nameplate capacity of such Project (in barrels), as agreed between the Parties, and (ii) $2,500, except for any Subsequent Projects with a Bolt-On, in which case the Incentive Development Fee shall be subject to an equitable increase to be agreed upon by the Parties in good faith.
(f)On or prior to Financial Close of each Subsequent Project, HOBO shall have the right to commit to purchase up to 10% of the total expected Class A Units in such Subsequent Project (based on the total amount of the anticipated Equity Financing). As long as a Funding Termination Notice has not been delivered, Evolve will be obligated to fund, in accordance with the Project Financing documentation (as applicable), (i) the remaining portion of the Equity Financing and (ii) and HOBO’s portion of the Equity Financing to the extent HOBO elected to purchase Class A Units in such Subsequent Project using all or a portion of the Incentive Development Fee. If Commercial Operation is not ultimately achieved, then HOBO will reconvey any Class A Units that were purchased by Evolve on behalf of HOBO using the second half of the Incentive Development Fee that HOBO excepted to receive at Commercial Operation and retain the remaining Class A Units.
(g)Notwithstanding anything contained herein to the contrary, in the event that HOBO fails to satisfy its obligations under this Section 3.1 to originate and identify new Projects or to develop any such Project in accordance with a timeline, Evolve’s sole remedy with respect thereto shall be limited to the termination of this Agreement and Evolve shall have no right to any damages or claims with respect to such breach.
(h)Section 2.7 shall apply mutatis mutandis with respect to any Subsequent Projects other than the provisions of Section 2.7 requiring Evolve to reimburse HOBO for Qualified Development Costs.
Article IV
EXCLUSIVITY
Section 4.1.Exclusivity. Subject to Section 4.2 and Section 4.3, beginning on the date hereof and for two years following Financial Close of the Initial Project, HOBO will not, and will cause its Affiliates not to (a) solicit or entertain proposals or enter into any arrangement involving direct or indirect debt or equity with, or grant any consent or approval rights to, any Third Party regarding a Project or (b) provide development, construction or operation services or support to any Project, other than the Initial Project (in accordance with this Agreement) or a Project as to which a Project Proposal was made to Evolve (and Evolve failed to timely deliver an Acceptance Notice) under this Agreement.
Section 4.2.Termination of Exclusivity. Notwithstanding anything to the contrary in this Article IV, if (a) a Funding Termination Notice is delivered with respect to any Project and Stonepeak has not assumed Evolve’s obligations pursuant to Section 2.7(b), (b) Evolve fails to issue an Acceptance Notice for a Project proposed by HOBO under Section 3.1 that is reasonably expected to satisfy the Conditions Precedent (other than Evolve Approval) and achieve an internal rate of return of no less than [***], (c) Evolve fails to pay any of the Development Cost Reimbursements when due (other than due to a bona fide dispute) or (d) a Project achieves all Conditions Precedent except for Evolve Approval, Evolve fails or is unwilling to issue the Evolve Approval and Stonepeak does not assume Evolve’s commitment in accordance with Section 2.7(b), then, in each case, HOBO will no longer be obligated to comply with Section 4.1 and this Agreement shall terminate in accordance with Section 7.1(a)(iv). For purposes of this Section 4.2, if Project Financing consistent with clause (f) of the definition of “Conditions Precedent” is secured, all of the Conditions Precedent except for Evolve Approval shall be deemed achieved.

Section 4.3.Project-Specific Termination of Exclusivity. With respect to the Initial Project or any Subsequent Project, if (a) Evolve declines to fund the necessary equity capital required for a Project to achieve Commercial Operation (subject to Project Financing), (b) the applicable Project HoldCo fails to continue to prosecute the development of a Project in a commercially reasonable manner (it being understood and agreed that any delays or other failures to prosecute arising from or relating to (x) a delay or failure on the part of HOBO under the PM Agreement or otherwise or (y) any third-party actions (including that of a Governmental Authority) which justifies any slowdown or delay shall not give rise to a “failure to prosecute”), (c) Evolve takes an affirmative action to permanently cease the development of a Project or (d) it is determined that any of the Conditions Precedent for a Project (other than Evolve Approval) are unable to be satisfied despite HOBO’s commercially reasonably efforts and Evolve declines to waive any such Conditions Precedent, then (i) HOBO shall not be subject to the restrictions of Section 4.1 with respect to such Project only, (ii) HOBO will be permitted to solicit, negotiate and enter into definitive transaction documentation with respect to such Project with a Third Party (including Stonepeak), (iii) HOBO shall have a right to the conveyance of the membership interests of the Project Company that owns such Project for $0 cash, with any such conveyance to be based on a contribution agreement in the form of Exhibit B and (iv) HOBO’s sole remedy shall be limited to the termination of this Agreement and HOBO shall have no right to any damages or claims except as expressly set forth above relating to the payment of amounts under Section 2.3(b), Section 2.5(b) and Section 2.6(b). If HOBO wishes to make such election for the conveyance of the membership interests of a Project Company pursuant to clause (iii) of this Section 4.3, it shall deliver a written notice to Evolve to that effect within 180 days of the occurrence of a triggering event satisfying clause (a), (b), (c) or (d) of this Section 4.3.
Section 4.4.Reimbursement of Development Payments. If HOBO’s obligations to comply with Section 4.1 are terminated pursuant to Section 4.3 and HOBO exercises its right to have the applicable Project Company conveyed to HOBO pursuant to Section 4.3(iii), then either Section 2.7 or Section 3.1(h), as applicable, shall apply mutatis mutandis with respect to such Project Company.
Section 4.5.Drag-Along Rights.
(a)Drag-Along Sale. If (i) Evolve wishes to effect the Transfer of all of the Units of a Project HoldCo (the “Target Company”), (ii) such Transfer is reasonably expected to result in net proceeds that would fully satisfy “Return Threshold 1”, as set forth in such Project HoldCo’s limited liability company agreement and (iii) Evolve and HOBO (or their respective Affiliates) are members in one or more other Project HoldCos (each a “Dragged Company”), the fair market value of which Evolve reasonably believes is not equal to or greater than an amount as would result, in a sale to a Third Party, in net proceeds that would fully satisfy “Return Threshold 1” as set forth in such Dragged Company’s limited liability company agreement, then Evolve shall have the option to include such Dragged Companies in the Transfer of the Target Company. If Evolve wishes to exercise this option, then it shall deliver written notice thereof no later than 10 Business Days prior to the date on which such Transfers would be consummated to all members of the Target Company and all members of any Dragged Companies, and HOBO agrees (and agrees to cause its Affiliates) to participate in such Transfers in accordance with the provisions of the constitutional documents of Project HoldCo.
(b)Allocation of Consideration. If Evolve exercises the foregoing option, then the aggregate consideration received in connection with the Transfer of the Units of the Target Company and any Dragged Companies shall be allocated as follows:
(i)First, to each Class A Member in each affected Project HoldCo in an amount equal to the amount which such Class A Member would be entitled pursuant to Section 5.1 of the limited liability company agreement of the Target Company if the consideration for the Transfer of all such

Project HoldCos were distributed solely pursuant to such limited liability company agreement, subject to Section 4.5(b)(iii).
(ii)Second, to each Class B Member in an amount equal to the amount which such Class B Member would be entitled pursuant to Section 5.1 of the limited liability company agreement of the Target Company if the consideration for the Transfer of all such Project HoldCos were distributed solely pursuant to such limited liability company agreement, subject to Section 4.5(b)(iv).
(iii)Notwithstanding the foregoing, if there are any Class A Members (other than HOBO or Evolve and their respective Affiliates) in the Target Company or any Dragged Company, then each such other Class A Member shall receive a distribution equal to the amount to which such Class A Member is entitled pursuant to Section 5.1 of each applicable Project HoldCo’s limited liability company agreement, using the valuation offered by the transferee for each such Project HoldCo, and to the extent such distribution would result in a reduction in the distribution that would otherwise go to Evolve or its Affiliates pursuant to Section 4.5(b)(i), the amount of such reduction shall reduce solely the distributions that would otherwise go to HOBO and its Affiliates and shall instead be distributed to Evolve or its Affiliates, to remedy any such reduction.
(iv)Notwithstanding the foregoing, if there are any Class B Members (other than HOBO or its Affiliates) of the Target Company or any Dragged Company, then each such other Class B Member shall receive a distribution equal to the amount to which such Class B Member is entitled pursuant to Section 5.1 of each applicable Project HoldCo’s limited liability company agreement, using the valuation offered by the transferee for each such Project HoldCo, and to the extent such distribution results in a reduction in the distribution that would otherwise go to HOBO or its Affiliates pursuant to Section 4.5(b)(ii), the amount of such reduction shall reduce solely such distributions that would otherwise go to HOBO and its Affiliates.
(v)In order to effect the foregoing, such calculations shall be made on an aggregate basis where “Capital Contributions”, “Total Distributions” and “Class Sharing Percentage” (and any other applicable terms) shall be calculated on an aggregate (and not individual) basis for the Target Company and the applicable Dragged Companies. For the avoidance of doubt, the foregoing aggregate calculations shall be in lieu of application of the distribution provisions in each of the affected Project HoldCos’ limited liability company agreements and shall satisfy the respective members’ rights pursuant to the affected Project HoldCo’s limited liability company agreements.
Section 4.6.Company Sale. If HOBO elects to proceed with a Company Sale (as defined in, and pursuant to, Article IV of a Project HoldCo’s limited liability company agreement), then HOBO must elect to proceed with a Company Sale under each other existing Project HoldCo’s limited liability company agreement that Evolve reasonably believes does not have a fair market value equal to or greater than an amount as would result, in a sale to a Third Party, in net proceeds that would fully satisfy “Return Threshold 1” as set forth in such Project HoldCo’s limited liability company agreement; provided that Evolve shall provide written notice of such determination to HOBO within 30 days of receiving a notice of a Company Sale. If HOBO elects to proceed with a Company Sale for all Project HoldCos required by this Section 4.6, then the aggregate consideration received in connection with the Transfer of the Units of all of such Project HoldCos shall be allocated as set forth in Section 4.5(b).
Article V
OTHER AGREEMENTS
Section 5.1.Credit Support. To the extent requested by a Construction Counterparty or project financing institution in connection with a Construction Contract or project financing arrangement for the

Initial Project, Evolve shall deliver to the applicable Project Company or Project HoldCo a commercially reasonable equity commitment letter, in customary form for a private equity contribution commitment, pursuant to which Evolve will commit to contribute equity capital to such Project Company in accordance with and subject to the achievement of the Conditions Precedent and other applicable provisions of this Agreement.

Section 5.2.Affiliate Matters. To the extent that HOBO enters into any contract with the applicable Project Company with respect to a Project to provide engineering services, equipment or project management services, or any other services or equipment, such contract shall contain a “most-favored nations” provision for the benefit of the Project Company.
Section 5.3.HOBO Information Reporting. During the Term, HOBO shall deliver the following information to Evolve with respect to Projects covered by Article IV and for which no PM Agreement has been executed at the times specified below:
(a)monthly reports regarding the development and condition of HOBO’s pipeline of Projects;
(b) as to the Initial Project, a monthly report setting forth (i) a general status report on the progress of development, including all activities and events since the last monthly report (including progress toward the achievement of Conditions Precedent for such Project), and the schedule of material events for the coming month (including planned meetings with Governmental Authorities, contract counterparties, and the public), (ii) the development costs incurred to date and since the last report, (iii) any material contractual or permitting agreements or commitments entered into since the last report, or that are projected to be made in the following month, along with the future dates on which material payments are to be made (and as to such commitments, the significant future key decision dates as to such commitment and any termination rights and payments as to such commitment), (iv) the most recent Project development and construction budget and schedule and the most recent Qualified Project Model, updated for material events and information since the prior monthly report, and (v) such other information as Evolve shall reasonably request; and
(c)unaudited financial statements for the Project Company for the Initial Project prior to its contribution prepared on a calendar quarter and annual basis and delivered within 30 days after the end of the applicable quarter and year.
Section 5.4.Inspection Rights. At all reasonable times and on reasonable notice, Evolve may (to the extent relevant to any Project HoldCo, any Project Company or the services provided pursuant to the PM Agreement, in each case, subject to Evolve continuing to have a direct or indirect interest in the applicable Project) inspect, audit and make copies of the books and records of HOBO kept pursuant to this Agreement (if related to services performed prior to execution of the PM Agreement) and the PM Agreement. Upon reasonable notice to HOBO, HOBO will, and will cause any subcontractors to, allow Evolve reasonable access to HOBO’s and its subcontractors’ facilities where the services are being performed.
Section 5.5.Confidentiality. Each Party agrees to keep this transaction and any and all information provided to the other Party regarding this transaction confidential in accordance therewith until the second anniversary of the end of the Term; provided, however, that Evolve may disclose such information to Stonepeak and its and their respective potential and actual investors and funding sources’ and their respective employees, agents and representatives. The obligations of the Parties hereunder will not apply to the extent that the disclosure of information otherwise determined to be confidential is required by Law; provided that prior to disclosing such confidential information, to the extent practicable a Party must notify the other Party thereof, which notice will include the basis upon which such Party believes the information is required to be disclosed. Furthermore, the Parties acknowledge that Evolve’s, Stonepeak’s and their respective Affiliates’ employees, directors, officers and principals serve, or may in the future serve, as directors of direct or indirect portfolio companies (which will be deemed to include entities in which Evolve, Stonepeak or their respective Affiliates own equity interests) of investment funds advised or managed by Evolve, Stonepeak or any of their respective Affiliates or any of their respective direct or indirect investors (collectively, the “Excluded Entities”), and that such employees, directors, officers, principals and Excluded Entities will not be deemed to have used confidential information solely due to the dual roles of any such employee, director, officer or principal or the use by such employee, director, officer or principal of general industry information that is confidential information.

Article VI
REPRESENTATIONS AND WARRANTIES

Each Party hereby represents and warrants to such other Party, as of the date hereof, as follows:

Section 6.1.Existence and Power. Such Party is duly formed, validly existing, and in good standing under the Laws of the jurisdiction of its formation. Such Party has all necessary power and authority required to execute and deliver this Agreement and to perform its obligations hereunder.
Section 6.2.Authorization; Enforceability. The execution and delivery by such Party of this Agreement and the performance by it of its obligations hereunder have been duly authorized by all necessary action. No other action or proceeding on the part of such Party is necessary to approve and adopt this Agreement or to approve the performance of its obligations hereunder. This Agreement is duly executed and delivered by such Party, and such Party’s obligations hereunder are the legal, valid and binding obligations of such Party, enforceable against it in accordance with its terms, except as such enforceability may be limited by (a) general principles of equity (whether considered in a proceeding at law or in equity), and (b) bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally.
Section 6.3.No Contravention. The execution, delivery and performance of this Agreement by such Party will not (with or without notice or lapse of time or both) do any of the following to any material extent:
(a)conflict with or result in a violation or breach of any of the terms, conditions or provisions of the certificate of formation or operating agreement (or analogous applicable organizational documents) of such Party;
(b)subject to obtaining the consents, approvals and actions, making the filings and giving the notices disclosed in Schedule I, conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to such Party; or
(c)subject to obtaining the consents, approvals and actions, making the filings and giving the notices disclosed in Schedule I, result in any breach of, or constitute any default under, any contractual obligation of such Party.
Section 6.4.Consents. Except as set forth on Schedule I, the execution, delivery and performance by such Party of this Agreement does not require such Party to obtain any consent, approval, Permit or action of or give any notice to any Governmental Authority or any other Person as a result or under any terms, conditions or provisions of any Law, contract or Permit. Such Party and its officers, directors, employees (a) are not bound by any restrictive covenants, covenants not to compete, non-solicitation agreements, confidentiality agreements or other agreements or obligations that would prevent such Party from performing its obligations hereunder or that would otherwise conflict with this Agreement and (b) have not disclosed to the other Party or such other Party’s Affiliates any confidential information of others (including any previous employer), regardless of whether such Party or such individual is prohibited from doing so by any other agreement with any Third Party.

Section 6.5.Legal Proceedings. Such Party has not received any written notice with respect to, or has any knowledge of, any litigation, claim, action, suit, proceeding or governmental investigation pending and there is no pending or threatened litigation, claim, action, suit, proceeding or governmental investigation against such Party or its Affiliates, in each case that seeks the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement.
Section 6.6.Brokers. Such Party and its respective Affiliates have not incurred, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement for which the other Party or such other Party’s Affiliates would be liable or obliged.
Article VII
TERM; LIMITATION OF LIABILITY
Section 7.1.Term.
(a)This Agreement shall continue in full force and effect until the occurrence of any of the following events:
(i)Evolve has notified HOBO that it has invested equity capital greater than or equal to $600,000,000 in Projects;
(ii)following the formation of the Project Company for the Initial Project, if Evolve Transfers 50% or more of its membership interests in such Project Company other than to an Affiliate of Evolve or Stonepeak;
(iii)if Financial Close of the Initial Project is not achieved within 24 months after the date hereof;
(iv)upon the termination of exclusivity under Section 4.2;
(v)if HOBO has not delivered a Project Proposal to Evolve within 18 months after the date hereof, Evolve may provide 30 days’ written notice to HOBO terminating this Agreement;
(vi)upon delivery of a Funding Termination Notice, if Stonepeak fails to assume Evolve’s obligations pursuant to Section 2.7(b), then either Party may provide 30 days’ written notice to the other Party terminating this Agreement;
(vii)the Parties mutually agree in writing to terminate this Agreement;
(viii)a Party delivers a written notice to the other Party electing to terminate this Agreement because such other Party has breached this Agreement and either (A) has failed to cure such breach within 30 days after receipt of written notice of such breach or (B) cure of such breach is not reasonably possible; or

(ix)any Party delivers written notice to the other Party electing to terminate this Agreement because an Order or Law becomes effective restraining, enjoining or otherwise prohibiting or making illegal the consummation of all or substantially all of the Parties’ obligations under this Agreement.
(b)Upon the occurrence of any of the events specified in Section 7.1(a), this Agreement will forthwith become null and void, and no Party will have any liability or obligation hereunder, except as otherwise provided in this Section 7.1(b) and except that the provisions of Section 4.5 (Drag-Along Rights), Section 4.6 (Company Sale), Article I (Definitions and Usage), Article VII (Term; Limitation of Liability), Article VIII (Dispute Resolution) and Article IX (Miscellaneous) will continue to apply following any such termination. Additionally, following (i) delivery of a Funding Termination Notice and Stonepeak’s failure to assume Evolve’s obligations pursuant to Section 2.7(b) or (ii) a termination of this Agreement pursuant to Section 7.1(a) (other than termination pursuant to Section 7.1(a)(viii) where HOBO is the breaching party), (A) if the conditions with respect to any payments due pursuant to Section 2.3(b), Section 2.5(b) or Section 2.6(b) are otherwise satisfied by or on behalf of Evolve within 48 months following delivery of such Funding Termination Notice and Stonepeak’s failure to assume Evolve’s obligations pursuant to Section 2.7(b) or termination of this Agreement pursuant to Section 7.1(a), then HOBO shall be entitled to receive such payments, and (B) unless the applicable Project Company with respect to a Project has been conveyed to HOBO, the Incentive Development Fees for the Initial Project and any Subsequent Projects shall be paid to HOBO in accordance with Section 2.8 or Section 3.1(e), as applicable. Notwithstanding any other provision in this Agreement to the contrary, upon termination of this Agreement pursuant to Section 7.1(a)(viii), to the extent any Party has committed any breach of this Agreement existing at the time of such termination, the breaching Party will remain liable to the other Party for such breach, and such other Party may seek any remedies against the breaching Party with respect to such breach that are provided in this Agreement or otherwise available at law or in equity.
Section 7.2.Limitation of Liability. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, NO PARTY SHALL BE LIABLE OR HAVE ANY RESPONSIBILITY TO ANY OTHER PARTY UNDER THIS AGREEMENT FOR ANY SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES, OR ANY CONSEQUENTIAL DAMAGES, INCLUDING LOST REVENUES OR PROFITS OR DIMINUTION OF VALUE. THE LIMITATIONS ON LIABILITY CONTAINED IN THIS Section 7.2 SHALL APPLY TO ANY CLAIM OR ACTION, WHETHER IT IS BASED IN WHOLE OR IN PART ON CONTRACT, NEGLIGENCE, STRICT LIABILITY, TORT, STATUTE OR ANY OTHER THEORY OF LIABILITY. NOTWITHSTANDING THE FOREGOING, THIS Section 7.2 SHALL NOT APPLY TO ANY LOSSES OR DAMAGES SUFFERED BY A PARTY AS A RESULT OF ANY OTHER PARTY’S FRAUD, INTENTIONAL MISREPRESENTATION OR WILLFUL MISCONDUCT.
Article VIII
DISPUTE RESOLUTION
Section 8.1.Dispute Resolution.
(a)Except as provided in Section 8.2 and Section 8.3, any dispute, controversy or claim, of any and every kind or type, whether based on contract, tort, statute, regulations, or otherwise, between the Parties hereunder, arising out of, connected with, or relating in any way to this Agreement or the obligations of the Parties, including any dispute as to the existence, validity, construction, interpretation, negotiation, performance, non-performance, breach, termination or enforceability of this Agreement (in each case, a “Dispute”), shall be resolved solely and exclusively in accordance with the confidential individual procedures specified in this Section 8.1. The parties to any Dispute (the “Arbitration Parties”) shall attempt in good faith to resolve such Dispute by mutual discussions within 30 days after the date that one Arbitration

Party gives notice of such a Dispute to the other Party at its address designated pursuant to Section 9.2 and to the other Arbitration Parties. If the Dispute is not resolved within such 30-day period, any Arbitration Party may cause the Dispute to be finally settled by confidential individual arbitration (which may be initiated by either Party following expiration of the immediately foregoing time period) administered by the American Arbitration Association (“AAA”) under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The arbitration shall be held in New York, New York, and presided over by three arbitrators, appointed pursuant to the process set forth below. For the avoidance of doubt, the Parties agree that no claims on a class, collective or representative basis shall be brought in the arbitration process contemplated hereunder, and the arbitrators shall have no power to hear any such claims. IN ADDITION, THE PARTIES HEREBY WAIVE ANY RIGHT TO BRING OR PARTICIPATE IN A CLASS ACTION, COLLECTIVE ACTION, OR REPRESENTATIVE ACTION AGAINST EACH OTHER OR THE COMPANY IN CONNECTION WITH ANY DISPUTE ARISING OUT OF, CONNECTED WITH, OR RELATING IN ANY WAY TO THE COMPANY’S BUSINESS OR AFFAIRS OR TO THIS AGREEMENT. The Arbitration Party who initiates the arbitration with the AAA shall at the time of such initiation provide notice to the AAA and the other Arbitration Parties of the name of such Arbitration Party’s selected arbitrator. The Arbitration Party who does not initiate the arbitration shall file its answering statement with the AAA within 45 days of their receipt of the notice of filing from the AAA, which statement shall include such Arbitration Party’s selected arbitrator. The two arbitrators appointed by Arbitration Parties shall select a third arbitrator, who shall serve as the chairperson of the arbitration. If an Arbitration Party fails to select an arbitrator or the selected arbitrators fail to select the third arbitrator, then such arbitrator shall be appointed pursuant to the AAA Commercial Arbitration Rules. The arbitration award shall identify whether there is a prevailing party in the arbitration and include an award in favor of such prevailing party and against each losing party, jointly and severally, for costs and expenses, including reasonable litigation or arbitration fees and costs (including attorney fees) the prevailing party incurred, excluding any contingent or deferred fees and costs.
(b)To the extent that any Party (including assignees of any Party’s rights or obligations under this Agreement) may be entitled, in any jurisdiction, to claim for itself or its revenues, assets or properties, immunity from service of process, from suit, from the jurisdiction of any court, from an interlocutory Order or injunction or the enforcement of the same against its property in such court, from attachment prior to judgment, from attachment in aid of execution of an arbitral award or judgment (interlocutory or final), or from any other legal process, and to the extent that, in any such jurisdiction there may be attributed such immunity (whether claimed or not), each Party hereby irrevocably agrees not to claim, and hereby irrevocably waives, such immunity.
(c)This agreement to arbitrate shall be binding upon the successors, assignees, representatives, spouses and any trustee or receiver of any Party.
(d)This Section 8.1 shall survive the expiration or termination of this Agreement and shall not be modified if any other provision or term of this Agreement is found to be illegal, invalid, void or unenforceable by any court of competent jurisdiction.
Section 8.2.Payment Disputes.
(a)If Evolve objects to any Qualified Development Costs submitted by HOBO, then Evolve may initiate a Payment Dispute by sending a notice of such dispute to HOBO. Any amounts otherwise due and owing (including any issuance of equity) that are subject to a Payment Dispute shall be withheld until resolution thereof pursuant to this Section 8.2 and withhold such disputed amounts.
(b)The Parties shall negotiate in good faith to attempt to resolve such Payment Dispute for 60 days following delivery of the aforementioned notice. If the Parties are unable to reach an agreement on the disputed amounts within such timeframe, then either Party may refer such Payment Dispute to a nationally recognized firm of independent public accountants, mutually agreed by the Parties (as applicable, the “Accounting Expert”).
(c)The Accounting Expert shall make a final and binding determination as to all matters submitted to it as a part of such Payment Dispute (and only such matters) on a timely basis (and in any event within 30 days following receipt of a notice with respect to such Payment Dispute) and as promptly as reasonably practicable shall notify the Parties in writing of its resolution; provided that the Accounting Expert may not assign a value to any particular item greater than the greatest value for such item claimed by either Party or less than the lowest value claimed by either Party. The Accounting Expert shall not have the power to modify or amend any term or provision of this Agreement or any Project Document. All fees and expenses charged by the Accounting Expert pursuant to this Section 8.2 will be allocated 50% to HOBO and 50% to Evolve.
Section 8.3.Consent to Jurisdiction; Waiver of Jury Trial.
(a)THE PARTIES VOLUNTARILY AND IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF TEXAS AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA IN THE SOUTHERN DISTRICT OF TEXAS, OVER (I) ANY CLAIM FOR EQUITABLE RELIEF CONTEMPLATED BY Section 9.14, (II) ANY CLAIM FOR ENFORCEMENT OF AN ARBITRAL AWARD GRANTED UNDER Section 8.1(a) OR (IIi) ANY CLAIM THAT IS NON-ARBITRABLE PURSUANT TO LAW, AND EACH PARTY IRREVOCABLY AGREES THAT ALL SUCH CLAIMS SHALL BE HEARD AND DETERMINED IN SUCH COURTS. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH CLAIM BROUGHT IN SUCH COURT OR ANY DEFENSE OF INCONVENIENT FORUM FOR THE MAINTENANCE OF SUCH CLAIM. EACH PARTY AGREES THAT A JUDGMENT IN ANY SUCH CLAIM MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.
(b)EACH PARTY HEREBY VOLUNTARILY AND IRREVOCABLY WAIVES TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF, CONNECTED WITH OR RELATING IN ANY WAY TO THIS AGREEMENT OR TO THE OBLIGATIONS OF THE PARTIES HEREUNDER
Article IX
MISCELLANEOUS
Section 9.1.Nature of Relationship.
(a)The Parties acknowledge and agree that they are and will throughout the duration of the Term be contracting as independent contractors and are not employees or agents of each other. Except with respect to the services provided by HOBO pursuant to the Project Documents, none of the Parties shall have any right or authority to, nor will any Party hold itself out as having any right or authority to, nor will it assume or create, in writing or otherwise, any obligation of any kind, express or implied, in the name of or on behalf of any other Party or its respective Affiliates without the express prior written consent of the Party or Affiliate incurring such obligation or liability.
(b)Nothing herein shall be construed to authorize or permit commingling of funds, debts, assets and liabilities of HOBO, Evolve and their respective Affiliates, and all funds, debts, assets and liabilities of any of them shall be kept separate and segregated consistent with the legal independence and separateness of each of HOBO, Evolve and their respective Affiliates. In no event shall any Party be permitted to commingle any property such that the corporate independence of any of HOBO, Evolve or Evolve is or is potentially disregarded or pierced.
(c)Notwithstanding anything to the contrary in this Agreement, but subject to Section 5.5, Evolve, Stonepeak and their respective Affiliates may engage or invest in, and devote its and their time to, any other business venture or activity of any nature and description, whether or not such activities are considered competitive with Evolve and Evolve’s subsidiaries and their respective businesses, and no Project HoldCo or HOBO will have any right, by virtue of this Agreement or the relationship created hereby, in or to such other venture or activity (or to the income or proceeds derived therefrom), and the pursuit of such other venture or activity will not be deemed wrongful or improper. Such right of Evolve, Stonepeak and their respective Affiliates does not require notice to, approval from, or other sharing with, a Project HoldCo or HOBO. The legal doctrines of “corporate opportunity,” “business opportunity” and similar doctrines will not be applied to any such competitive venture or activity of Evolve, Stonepeak or their respective Affiliates. None of Evolve, Stonepeak or their respective Affiliates will have any obligation to any Project HoldCo or HOBO with respect to any opportunity to expand any Project HoldCo’s business or affairs, whether geographically, or otherwise.
(d)Nothing herein shall restrict or limit Evolve’s or Stonepeak’s or any of their respective Affiliate’s ability to invest in other renewable fuel facilities developed by Persons other than HOBO.
(e)HOBO will cause each of its Affiliates that originates, develops or provides services to any Project to comply with the terms and conditions of this Agreement as if such controlled Affiliate was a party hereto.
Section 9.2.Notices. All notices, requests or consents provided for or permitted to be given under this Agreement will be in writing and will be given (a) by depositing such writing in the United States mail, addressed to the recipient, postage paid and certified with return receipt requested, (b) by depositing such writing with a reputable overnight courier for next day delivery or (c) by delivering such writing to the recipient in person, by courier or by email transmission. A notice, request or consent given under this Agreement will be effective on receipt by the Person to receive it except that a notice, request or consent given by email transmission will be effective when sent. All notices, requests and consents to be sent to the Parties will be sent to or made at the addresses given for that Party as follows:

If to HOBO, to:

HOBO Renewable Diesel LLC

1300 Post Oak Blvd., Suite 1350

Houston, Texas 77056

Attention: Mike Keuss

Title: President

Email: mkeuss@hobord.com

with a copy to (which shall not constitute notice):

King & Spalding LLP

1100 Louisiana Street, Suite 4100

Houston, Texas 77002

Attention: Stuart R. Zisman

Email: szisman@kslaw.com

If to Evolve, to:

Evolve Transition Infrastructure LP
c/o Stonepeak Infrastructure Partners
600 Travis Street, Suite 6290
Houston, Texas 77002
Attn: Jack Howell
Email: Howell@stonepeakpartners.com

with a copy to:

Stonepeak Partners LP
55 Hudson Yards
550 W. 34th Street, 48th Floor
New York, New York 10001
Attention: Michael Bricker and Adrienne Saunders
Email: bricker@stonepeakpartners.com; legalandcompliance@stonepeakpartners.com with a copy to (which shall not constitute notice):

Sidley Austin LLP

1000 Louisiana St., Suite 5900

Houston, Texas 77002

Attention: Cliff W. Vrielink

Email: cvrielink@sidley.com

Any Party from time to time may change its address or other information for the purpose of notices to that Party by giving notice specifying such change to the other Party.

Section 9.3.Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated hereby are consummated, each Party will pay its own costs and expenses.
Section 9.4.Assignment; Successors. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any Party without the prior written consent of the other Party and any attempt to do so will be void. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns; provided, however, that Evolve may assign any or all of its rights under this Agreement to Stonepeak or its Affiliates and, to the extent it does so, applicable references herein shall be deemed modified as appropriate.
Section 9.5.Entire Agreement; Supersedure. This Agreement, together with the agreements entered into in connection herewith, constitutes the entire agreement of the Parties relating to the subject matter hereof and supersedes all prior contracts or agreements with respect to the subject matter hereof, whether oral or written.
Section 9.6.Third-Party Beneficiaries. Except as provided in Section 2.7(b) and Section 9.4, nothing in this Agreement, express or implied, is intended to confer upon any Person other than the Parties and their respective successors, personal representatives and permitted assigns, any rights, remedies or benefits under or by reason of this Agreement.
Section 9.7.Amendments; Waiver.
(a)Except as otherwise set forth in this Agreement, this Agreement may be amended or modified from time to time only by a written instrument duly executed by or on behalf of each Party. For the avoidance of doubt, the foregoing restrictions shall apply to any other action of the Parties that is not formally in the form of an amendment but has the same effect as an amendment.
(b)A waiver or consent, express or implied, to or of any breach or default by any Person in the performance by such Person of its obligations hereunder will not constitute a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person. Failure on the part of a Person to complain of any act of any Person or to determine any Person to be in default, irrespective of how long such failure continues, will not constitute a waiver by that Person of its rights with respect to that default until the applicable limitations period has expired.
Section 9.8.Governing Law; Severability. This Agreement is governed by and will be construed in accordance with the Laws of the State of Delaware, excluding any conflict-of-laws rule or principle (whether under the Laws of State of Delaware or any other jurisdiction) that might refer the governance or the construction of this Agreement to the Law of another jurisdiction. If any term of this Agreement or its application to any Person or circumstance is held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such term to other Persons or circumstances will not be affected thereby, and such term will be enforced to the extent permitted by law.
Section 9.9.No Strict Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by all Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.
Section 9.10.Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.
Section 9.11.Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signatories had signed the same document. All counterparts will be construed together and constitute the same instrument.
Section 9.12.Electronic Transmissions. Each of the Parties agrees that (a) any signed document transmitted by electronic transmission shall be treated in all manner and respects as an original written document, (b) any such document shall be considered to have the same binding and legal effect as an original document and (c) at the request of any Party, any such document shall be re-delivered or re-executed, as appropriate, by the relevant Party or Parties in its original form. Each of the Parties further agrees that they will not raise the transmission of a document by electronic transmission as a defense in any proceeding or action in which the validity of such consent or document is at issue and hereby forever waives such defense. For purposes of this Agreement, the term “electronic transmission” means any form of communication not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process. The use of an electronic signature to conduct a transaction, indicate the execution of an agreement or provide notice or other form of communication is expressly authorized.
Section 9.13.No Recourse Against Nonparty Affiliates. This Agreement may only be enforced against, and any claim based upon, arising out of, or related to this Agreement or the negotiation, execution or performance of this Agreement may only be brought against, the Parties, and then only with respect to the specific obligations set forth herein or therein with respect to such Persons. For further clarity, no past, present or future director, officer, employee, incorporator, manager, member, partner, equity holder, Affiliate, agent, attorney or other representative (in each case, in their capacities as such) of any Party or of any Affiliate of any Party, or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of any Party under this Agreement or for any claim based on, in respect of or by reason of the transactions contemplated hereby or thereby. Without limiting the foregoing, to the extent permitted by Law, (a) each Party hereby waives and releases all rights, claims, demands, or causes of action that may otherwise be available at law or in equity, or granted by statute, to avoid or disregard the entity form of any Party or otherwise impose liability of any Party on any other Person, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise and (b) each Party disclaims any reliance upon any other Person not party hereto with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement.

Section 9.14.Specific Performance.
(a)The Parties agree that if Section 4.1 or Section 5.5 were not performed in accordance with their specific terms on a timely basis or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist (even if damages would be available) and damages would be difficult to determine, and that, unless this Agreement has been terminated in accordance with its terms, the Parties shall be entitled to seek an injunction or injunctions to prevent breaches or threatened breaches of this Agreement, to enforce specifically the terms and provisions of this Agreement and to compel performance by the Parties of their respective obligations set forth in this Agreement, without the necessity of proving the inadequacy of money damages as a remedy, in addition to any other remedy at law.
(b)Each of the Parties agrees that it will not oppose the granting of an injunction or specific performance when expressly available pursuant to the terms of this Agreement on the basis that (i) there is an adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason in equity or at law, other than on the basis that such remedy is not expressly available pursuant to the terms of this Agreement. Any Party seeking an injunction or injunctions to prevent breaches or threatened breaches of this Agreement when expressly available pursuant to the terms of this Agreement and to enforce specifically the terms and provisions of this Agreement when expressly available pursuant to the terms of this Agreement shall not be required to provide any bond or other security in connection with any such Order. Without limiting the generality of the foregoing, the Parties hereby irrevocably waive any right of rescission they may otherwise have or to which they may become entitled.

[Signatures appear on the following pages.]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each Party as of the date first above written.

HOBO:

HOBO RENEWABLE DIESEL LLC

By:/s/ Randall Gibbs
Name:Randall Gibbs
Title:Chief Executive Officer

EVOLVE:

EVOLVE TRANSITION INFRASTRUCTURE LP

By:/s/ Charles Ward
Name:Charles Ward
Title:Chief Financial Officer

Signature Page to Framework Agreement

Exhibit A

Form of Limited Liability Company Agreement

See attached.

Exhibit A-1

LIMITED LIABILITY COMPANY AGREEMENT

OF

[●]

a Delaware limited liability company

Dated as of [●]

(Continued)

Page

Page

Article I DEFINITIONS6

Section 1.1.Definitions6

Section 1.2.Construction17

Section 1.3.Payments18

Article II ORGANIZATION18

Section 2.1.Formation18

Section 2.2.Name18

Section 2.3.Registered Office; Registered Agent18

Section 2.4.Principal Office18

Section 2.5.Purpose; Powers18

Section 2.6.Fiscal Year18

Section 2.7.Filing of Certificates18

Section 2.8.Term19

Article III MEMBERS; UNITS; CAPITAL CONTRIBUTIONS19

Section 3.1.Members19

Section 3.2.Units19

Section 3.3.Capital Contributions; Preemptive Rights21

Section 3.4.Restricted Members24

Section 3.5.Predecessor and Successor Members24

Section 3.6.Withdrawal or Return of Capital24

Section 3.7.Other Matters25

Section 3.8.Title to Company Property25

Section 3.9.Liability to Third Parties25

Article IV DISPOSITIONS OF INTERESTS25

Section 4.1.Transfers of Units25

Section 4.2.Drag-Along Rights26

Section 4.3.Tag-Along Rights.27

Section 4.4.Company Sale27

Section 4.5.Drag / Tag / Company Sale Terms28

Section 4.6.Internal Restructure29

Section 4.7.Non-Accredited Investors29

Section 4.8.Company Purchase Mechanics.30

Section 4.9.Power of Attorney30

Section 4.10.Representations and Warranties31

Article V DISTRIBUTIONS AND ALLOCATIONS31

Section 5.1.Distributions31

(Continued)

Page

Section 5.2.Tax Distributions33

Section 5.3.Allocations33

Section 5.4.Taxes Paid on Behalf of a Member37

Article VI MANAGEMENT37

Section 6.1.Management37

Section 6.2.Board37

Section 6.3.Affiliate Transactions40

Section 6.4.Discretion40

Section 6.5.Officers40

Section 6.6.Waiver of Fiduciary Duties; Indemnification41

Section 6.7.Company as Indemnitor of First Resort42

Section 6.8.D&O Insurance43

Section 6.9.Other Activities43

Section 6.10.VCOC and Investment Company Management Rights44

Article VII RIGHTS OF MEMBERS; CONFIDENTIALITY; BOOKS AND RECORDS44

Section 7.1.Access to Information44

Section 7.2.Financial Reports; Other Information44

Section 7.3.Confidentiality44

Section 7.4.Non-Disparagement45

Section 7.5.Press Releases45

Section 7.6.Maintenance of Books and Records46

Section 7.7.Bank Accounts46

Article VIII TAXES	46

Section 8.1.Tax Returns46

Section 8.2.Tax Elections46

Section 8.3.Tax Representative47

Article IX DISSOLUTION, LIQUIDATION AND TERMINATION48

Section 9.1.Dissolution48

Section 9.2.Liquidation and Termination49

Section 9.3.Cancellation of Filing49

Section 9.4.Assignment of Covenants49

Article X GENERAL TERMS50

Section 10.1.Company Obligations50

Section 10.2.Notices50

Section 10.3.Expenses51

Section 10.4.Assignment; Successors51

Section 10.5.Entire Agreement; Supersedure51

Section 10.6.Third-Party Beneficiaries51

Section 10.7.Amendments; Waiver51

(Continued)

Page

Section 10.8.Governing Law; Severability52

Section 10.9.Dispute Resolution52

Section 10.10.Consent to Jurisdiction; Waiver of Jury Trial53

Section 10.11.Further Assurances54

Section 10.12.Waiver of Certain Rights54

Section 10.13.No Strict Construction54

Section 10.14.Headings54

Section 10.15.Counterparts54

Section 10.16.Electronic Transmissions54

Section 10.17.No Recourse Against Nonparty Affiliates54

Section 10.18.Specific Performance55

Section 10.19.Survivability of Terms55

Section 10.20.Binding Effect55

Schedule 1 Members, Classes, Capital Contributions and Units
Schedule 2 Initial Managers

Schedule 3 Officers

Exhibit AForm of Adoption Agreement

Exhibit B Form of Release

LIMITED LIABILITY COMPANY AGREEMENT
OF
[●]

This Limited Liability Company Agreement (this “Agreement”) of [●], a Delaware limited liability company (the “Company”), is made and entered into as of [●] (the “Effective Date”) by and among HOBO Renewable Diesel, LLC, a Delaware limited liability company (“HOBO”), and Evolve Transition Infrastructure LP, a Delaware limited partnership (“Evolve”).

RECITALS

WHEREAS, Evolve and HOBO have entered into that certain Framework Agreement, dated as of November 3, 2021 (as amended, modified or supplemented from time to time, the “Framework Agreement”);

WHEREAS, pursuant to the Framework Agreement, [upon payment of the Initial Development Payment (as defined in the Framework Agreement) and]1 in connection with entering into this Agreement, Evolve and HOBO made or shall be deemed to have made Capital Contributions to the Company on or before the Effective Date in the amounts described in this Agreement in exchange for certain Class A Units;

WHEREAS, after giving effect to the foregoing, as of the Effective Date, Evolve and HOBO own the number of Units set forth opposite their names on Schedule 1; and

WHEREAS, as of the Effective Date, Evolve and HOBO desire to set forth the agreement of the Members with respect to the governance of the Company and the other matters set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Article X
DEFINITIONS
Section 10.1.Definitions. As used in this Agreement, the following terms have the following meanings:

“AAA” has the meaning set forth in Section 10.9(a).

“Accredited Investor” has the meaning set forth in Regulation D promulgated under the Securities Act.

“Adjusted Capital Account” means, with respect to any Member, the balance, if any, in such Member’s Capital Account as of the end of the relevant Tax Year or other period, after giving effect to the following adjustments:

(a)add to such Capital Account any amounts which such Member is obligated to restore pursuant to this Agreement or is deemed to be obligated to restore to the Company pursuant to

1 To be deleted in respect of any Subsequent Project.

Treasury Regulations Section 1.704-1(b)(2)(ii)(c) or the penultimate sentence of each of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and
(b)subtract from such Capital Account such Member’s share of the items described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

This definition is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and will be interpreted consistently therewith.

“Adoption Agreement” means an Adoption Agreement substantially in the form of Exhibit A.

“Affiliate” means, with respect to a Person, any other Person Controlling, Controlled by or under common Control with the first Person. As used in this definition, the term “Control,” “Controlling” or “Controlled by” shall mean the possession, directly or indirectly, of the power either to (a) vote more than 50% or more of the securities or interests having ordinary voting power for the election of directors (or other comparable controlling body) of such Person or (b) direct or cause the direction of the actions, management or policies of such Person, in each case, whether through the ownership of voting securities or interests, by contract or otherwise. For purposes of this Agreement, (i) the Members and their respective Affiliates (other than the Company Group) shall be deemed not to be Affiliates of the Company Group, (ii) each Company Group member shall be deemed not to be an Affiliate of any Member or its Affiliates (other than the Company Group); provided that, for purposes of Section 6.3, Evolve and its Affiliates shall be deemed to be Affiliates of the Company Group, and (iii) no Class B Member shall be considered an Affiliate of Evolve or Stonepeak or any of their respective Affiliates.

“Affiliate Contract” has the meaning set forth in Section 6.3.

“Affiliate Transaction” has the meaning set forth in Section 6.3.

“Agreement” has the meaning set forth in the introductory paragraph hereof.

“Arbitration Parties” has the meaning set forth in Section 10.9(a).

“Assumed Tax Liability” means an amount, as determined in good faith by the Board, for each Member that is equal to the excess, if any, of (a) the cumulative amounts of U.S. federal, state and local tax due from such Member with respect to such Member’s allocable share of Company items of income, gain, loss deduction and credit (including remedial items under Treasury Regulations Section 1.704-3(d)) pursuant to Section 5.3(c) as determined for the most recently completed Quarterly Estimated Tax Period of the current Tax Year and all prior Quarterly Estimated Tax Periods of such Tax Year and all prior Tax Years, assuming that the applicable tax rate is the highest combined marginal income tax rate (taking into account losses from prior periods that may be utilized to offset income and items, if any, determined at the owner-level with respect to properties owned by the Company) that the Board estimates in good faith would be applicable to an individual resident in New York, New York or a U.S. corporation doing business in New York, New York, whichever is greater, over (b) the cumulative actual cash distributions made to such Member pursuant to Section 5.1 during the most recently completed Quarterly Estimated Tax Period, all prior Quarterly Estimated Tax Periods of the current Tax Year and all prior Tax Years plus the cumulative actual cash distributions made to such Member pursuant to Section 5.2 with respect to all prior periods (without duplication).

“Available Cash” means, at any time, cash and cash equivalents of the Company Group on hand at such time after provision for reserves for payment of costs and expenses, including capital costs and expenses, operating costs and expenses, administrative costs and expenses, Taxes, future acquisitions, debt service and contingencies, as determined by the Board in good faith.

“Board” has the meaning set forth in Section 6.1.

“Breaching Member” has the meaning set forth in Section 3.3(c)(i).

“Business” means the development, construction, ownership and operation of the Project, including any related assets or developments.

“Business Day” means any day other than a Saturday, Sunday or legal holiday on which banks in New York City, New York or Houston, Texas are authorized or obligated by Law to close.

“Cancellation Event” means, with respect to any Member, any of the following, as applicable:

(a)such Member (i) is adjudicated as bankrupt or insolvent, (ii) consents to or does not contest the appointment of a receiver or trustee for such Member or for all or any part of such Member’s property, (iii) files a petition seeking relief under the bankruptcy, rearrangement, reorganization or other debtor relief Law of the United States or any State or other competent jurisdiction, (iv) makes a general assignment for the benefit of such Member’s creditors or (v) becomes insolvent; provided that, in each case, the Board determines in good faith that such circumstance has in fact occurred;
(b)(i) (A) a petition is filed against such Member seeking relief under the bankruptcy, rearrangement, reorganization or other debtor relief Law of the United States or any state or other competent jurisdiction, or (B) a court of competent jurisdiction enters an order, judgment or decree appointing a receiver or trustee for such Member or for any part of such Member’s property and (ii) such petition, order, judgment or decree is not discharged or stayed within a period of 60 days after its entry; provided that, in each case, the Board determines in good faith that such circumstance has in fact occurred; or
(c)Such Member Transfers or attempts to Transfer Units, in either case, in violation of this Agreement and fails to remedy such violation within 10 days of learning of such violation.

“Capital Account” means an account maintained for each Member on the Company’s books and records in accordance with the following terms:

(d)To each Member’s Capital Account there will be added (i) the amount of cash and the Gross Asset Value of any other asset contributed or deemed contributed by such Member to the Company pursuant to this Agreement, (ii) such Member’s allocable share of Profits and any items in the nature of income or gain that are specially allocated to such Member pursuant to Section 5.3(a) and Section 5.3(b) or other terms of this Agreement and (iii) the amount of any Company liabilities assumed by such Member or which are secured by any property distributed to such Member.
(e)From each Member’s Capital Account there will be subtracted (i) the amount of cash and the Gross Asset Value of any other Company assets distributed to such Member pursuant to this Agreement, (ii) such Member’s allocable share of Losses and any other items in the nature of expenses or losses that are specially allocated to such Member pursuant to Section 5.3(a) and Section 5.3(b) or other terms of this Agreement and (iii) liabilities of such Member assumed by the Company or which are secured by any property contributed by such Member to the Company.
(f)If any Units are Transferred (other than by pledge of, or grant of a security interest in, such Units) in accordance with this Agreement, then the Transferee will succeed to the Capital Account of the Transferring Member to the extent it relates to the Units that are Transferred.

(g)Determination of the amount of any liability for purposes of clauses (a) and (b) above will take into account Code Section 752(c) and any other applicable provisions of the Code and Treasury Regulations.

The foregoing terms and the other terms of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Sections 1.704-1(b) and 1.704-2 (including with respect to the issuance of any Class A Units to a Member who exercises its right to make additional Capital Contributions in exchange for additional Class A Units pursuant to Section 3.3(b), pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(s)) and will be interpreted and applied consistently therewith. If the Board determines that it is prudent to modify the manner in which the Capital Accounts, or any additions or subtractions thereto, are computed to comply with such Treasury Regulations, then the Board may make such modification so long as it is not likely to have a material effect on the amounts distributable to any Member pursuant to Article IX upon the Company’s dissolution.

“Capital Contribution” means any amount of cash and property (based on the Fair Market Value thereof, net of any liabilities assumed or taken subject to by the Company) contributed or deemed contributed to the Company by a Member pursuant to this Agreement; provided that indemnity payments by a Member to the Company pursuant to Section 8.3(c), whether or not treated as a Capital Contribution for federal income tax purposes, shall not be treated as a Capital Contribution for purposes of calculating Return Threshold 1.

“Cause Event” means a Project Document is terminated by Evolve (a) due to the actual fraud, willful misconduct or acts of dishonesty by HOBO or its Affiliates after giving effect to any notice and cure provisions therein or (b) in the event any two of Randall Gibbs, Jonathan Hartigan or Mike Keuss cease to provide services to HOBO in support of HOBO’s obligations under the Project Documents other than due to the death or disability of such Person.

“Certificate” has the meaning set forth in Section 2.1.

“Class A Member” means any Member owning Class A Units, in such capacity.

“Class A Units” means Class A Units issued to those Persons listed as Class A Members on Schedule 1 as of the Effective Date and any other Units issued after the Effective Date and designated by the Board as Class A Units.

“Class B Member” means any Member holding Class B Units, in such capacity.

“Class B Units” means the Class B Units issued to HOBO as of the Effective Date as set forth on Schedule 1 and any other Units issued after the Effective Date and designated by the Board as Class B Units.

“Class Sharing Percentage” means, at any time, (a) with respect to a particular class (or subdivided class) of Units (other than Class B Units), a fraction (expressed as a percentage), the numerator of which is the total number of Units of such class held by the applicable Member at such time and the denominator of which is the total number of Units of such class (or subdivided class) held by all Members at such time, and (b) with respect to any Class B Units, a fraction (expressed as a percentage), the numerator of which is the total number of Class B Units held by the applicable Class B Member at such time and the denominator of which is the total number of Class B Units held by all Class B Members at such time.

“Code” means the Internal Revenue Code of 1986.

“Company” has the meaning set forth in the introductory paragraph hereof.

“Company Group” means the Company and any Entity which is Controlled by the Company in accordance with clause (a) of the definition of Control.

“Company Minimum Gain” has the meaning set forth in Treasury Regulations Sections 1.704-2(b)(2) and 1.704-2(d)(1) for the phrase “partnership minimum gain.”

“Company Related Party” means any member of the Company Group or any of their respective Affiliates, former or current members, agents, employees, managers, officers, directors or representatives.

“Company Sale” has the meaning set forth in Section 4.4(a).

[“Contribution Agreement” means that certain Contribution Agreement, dated as of the date hereof, by and between HOBO and the Company.]2

“Control” as to any Entity means (a) the possession, directly or indirectly, of the right to more than 50% of the distributions therefrom (including liquidating distributions) or (b) the power or authority, directly or indirectly, through ownership of voting securities, by contract or otherwise, to direct the management, activities or policies of such Entity.

“Default Contribution Amount” has the meaning set forth in Section 3.3(c)(ii).

“Delaware LLC Act” means the Delaware Limited Liability Company Act.

“Depreciation” means, for each Tax Year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable for federal income tax purposes with respect to an asset for such Tax Year or other period, except that (a) with respect to any property the Gross Asset Value of which differs from its adjusted tax basis for federal income tax purposes and which difference is being eliminated by use of the “remedial method” pursuant to Treasury Regulations Section 1.704-3(d), Depreciation for such Tax Year or other period will be the amount of book basis recovered for such Tax Year or other period under the rules prescribed by Treasury Regulations Section 1.704-3(d)(2) and (b) with respect to any other property the Gross Asset Value of which differs from its adjusted basis for federal income tax purposes at the beginning of such Tax Year or other period, Depreciation for such Tax Year or other period will be an amount that bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such Tax Year or other period bears to such beginning adjusted tax basis. Notwithstanding the foregoing, if the federal income tax depreciation, amortization or other cost recovery deduction for such Tax Year or other period is zero, then, for the purposes of clause (b) above, Depreciation will be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Board.

“Designated Evolve Manager” has the meaning set forth in Section 6.2(a).

“Designated Individual” means any individual meeting the requirements of Treasury Regulation Section 301.6223-1(b)(2) that is appointed as the sole individual through whom the Tax Representative will act for purposes of subchapter C of chapter 63 of the Code, as provided in proposed Treasury Regulation Section 301.6223-1(b)(3).

2 To be deleted in respect of any Subsequent Project.

“Discretionary Capital Contributions” has the meaning set forth in Section 3.3(b)(ii).

“Dispute” has the meaning set forth in Section 10.9(a).

“Drag Sale” has the meaning set forth in Section 4.2(a).

“Effective Date” has the meaning set forth in the introductory paragraph hereof.

“Entity” means any corporation, limited liability company, general partnership, limited partnership, venture, trust, business trust, plan, unincorporated association, estate or other entity.

“Equity Financing” has the meaning set forth in the Framework Agreement.

“Evolve” has the meaning set forth in the introductory paragraph hereof.

“Evolve Credit Agreement” means that Third Amended and Restated Credit Agreement, dated as of March 31, 2015, by and among Evolve, Royal Bank of Canada, RBC Capital Markets and the lenders party thereto, as amended, modified or supplemented from time to time.

“Evolve Managers” has the meaning set forth in Section 6.2(a).

“Excluded Entities” has the meaning set forth in Section 7.3.

“Fair Market Value” means the value of any specified interest or property, which shall not in any event be less than zero, that would be obtained in an arm’s length transaction for cash between an informed and willing buyer and an informed and willing seller, neither of whom is under any compulsion to purchase or sell, respectively, and without regard to the particular circumstances of the buyer or seller, and determined without giving effect to any discount for minority interest, any lack of liquidity or any special governance rights, as reasonably determined in good faith by the Board.

“Financial Close” has the meaning set forth in the Framework Agreement.

“Framework Agreement” has the meaning set forth in the Recitals.

“Governmental Authority” means any (a) national, federal, provincial, territorial, state, regional, municipal, local or other government, (b) governmental or public department, court, tribunal, arbitral body, statutory body, commission, board, bureau or agency, (c) self-regulatory organization, regulatory authority, administrative tribunal or authority, (d) subdivision, agent, commission, board or authority of any of the foregoing or (e) quasi-governmental or private body exercising any regulatory, expropriation or Taxing authority under or for the account of any of the foregoing.

“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(h)The initial Gross Asset Value of any asset contributed by a Member to the Company is the gross Fair Market Value of such asset;
(i)The Gross Asset Value of all Company assets may be adjusted to equal their respective gross fair market values, as determined by the Board using such reasonable method of valuation as it may adopt, as of immediately prior to (or immediately after, in the case of the exercise of a non-compensatory option described below) the occurrence of any event described in clauses (i) through (iv) below (and at such other times as the Board may determine to be necessary or advisable to comply with Treasury Regulations

Sections 1.704-1(b) and 1.704-2) and taking into account the provisions of Treasury Regulations Section 1.704-1(b)(2)(iv)(f) (treating the right of certain Members to make additional Capital Contributions in exchange for additional Class A Units pursuant to Section 3.3(b) as a non-compensatory option and the actual issuance of any Class A Units to a Member who exercises its right to make additional Capital Contributions in exchange for additional Class A Units pursuant to Section 3.3(b) as an exercise of a non-compensatory option to which Treasury Regulations Section 1.704-1(b)(2)(iv)(s) applies):
(i)the acquisition of additional Units in the Company by a new or existing Member in exchange for more than a de minimis Capital Contribution, if the Board determines that such adjustment is necessary or appropriate to reflect the relative interests of the Members in the Company;
(ii)the distribution by the Company to a Member of more than a de minimis amount of Company assets as consideration for Units in the Company, if the Board determines that such adjustment is necessary or appropriate to reflect the relative interests of the Members in the Company;
(iii)the Company’s liquidation or dissolution within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g); and
(iv)the grant of an interest in the Company (other than a de minimis interest) as consideration for the provision of services to or for the Company’s benefit by an existing Member acting in his capacity as a Member, or by a new Member acting in his capacity as a Member or in anticipation of becoming a Member, if the Board determines that such adjustment is necessary or appropriate to reflect the relative interests of the Members in the Company;
(j)The Gross Asset Value of any Company asset distributed to a Member shall be adjusted to equal the gross Fair Market Value of such asset (taking Code Section 7701(g) into account) on the date of distribution;
(k)The Gross Asset Values of Company assets will be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m), except that Gross Asset Values will not be adjusted pursuant to this clause (d) to the extent that an adjustment pursuant to clause (b) above is made in connection with a transaction that would otherwise result in an adjustment pursuant to this clause (d); and
(l)If the Gross Asset Value of a Company asset has been determined or adjusted pursuant to clause (a), (b) or (d) above, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect such asset for purposes of computing Capital Account balances.

“Gross Liability Value” means, with respect to any Company liability described in Treasury Regulations Section 1.752-7(b)(3)(i), and subject to the provisions of Treasury Regulations Section 1.752-7(c), the amount of cash that a willing assignor would pay to a willing assignee to assume such liability in an arms’-length transaction, as determined by the Board. The Gross Liability Value of each such Company liability described in Treasury Regulations Section 1.752-7(b)(3)(i) shall be adjusted at such times as provided in this Agreement for an adjustment to Gross Asset Values.

“HOBO” has the meaning set forth in the introductory paragraph hereof.

“HOBO Managers” has the meaning set forth in Section 6.2(a).

“Imputed Underpayment” has the meaning set forth in Section 8.3(d).

“Indemnified Losses” has the meaning set forth in Section 6.6(c).

“Indemnitee” has the meaning set forth in Section 6.6(c).

“Internal Restructure” means, with respect to the Company Group, any re-formation, conversion, transfer of assets, Transfer by Members of their Units, merger, incorporation, liquidation, recapitalization, reorganization, contribution and exchange of Units into other equity interests or other transaction in connection with tax, the Investment Company Act of 1940 or other regulatory or other reasons, in each case undertaken (a) in connection with a Public Offering in accordance with this Agreement or (b) as Evolve reasonably determines appropriate to comply with changes in Law, in each case, in a manner that does not materially and disproportionately adversely affect any Member or class of Units as compared to the effect on any other Member or class of Units.

“Law” means (a) all applicable laws, regulations, statutes, codes, rules, permits, licenses, certifications, decrees or standards imposed by any Governmental Authority and (b) all applicable orders, injunctions, judgments, decrees, rulings, writs, assessments, awards, subpoenas, verdicts, settlements or findings from any Governmental Authority.

“Managers” has the meaning set forth in Section 6.2(a).

“Mandatory Capital Contributions” means, collectively, the Capital Contributions described in Section 3.3(b)(i) and those Discretionary Capital Contributions that, pursuant to Section 3.3(b)(v), are deemed Mandatory Capital Contributions.

“Member” means any Person owning Units as permitted under this Agreement.

“Member in Default” has the meaning set forth in Section 3.3(c)(i).

“Member Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Treasury Regulations Section 1.704-2(i) with respect to “partner minimum gain.”

“Member Nonrecourse Debt” has the meaning set forth in Treasury Regulations Section 1.704-2(b)(4) for the phrase “partner nonrecourse debt.”

“Member Nonrecourse Deductions” has the meaning set forth in Treasury Regulations Section 1.704-2(i) for the phrase “partner nonrecourse deductions.”

“Membership Interest” means with respect to any Member at any time, the entire equity interest (or “limited liability company interest” as that term is used in the Delaware LLC Act) of such Member in the Company and all rights and liabilities associated therewith, including the Member’s Units.

“Monetary Default” has the meaning set forth in Section 3.3(c)(i).

“Non-Contributing Member” has the meaning set forth in Section 3.3(c)(ii).

“Non-Default Members” has the meaning set forth in Section 3.3(c)(ii).

“Nonrecourse Deductions” has the meaning set forth in Treasury Regulations Sections 1.704-2(b)(1) and 1.704-2(c).

“Nonrecourse Liability” has the meaning set forth in Treasury Regulations Sections 1.704-2(b)(3) and 1.752-1(a)(2).

“Other Indemnitor” has the meaning set forth in Section 6.7(a).

“Partially Adjusted Capital Account” means, with respect to each Tax Year or other period and with respect to each Person who was a Member during such Tax Year or other period, the Capital Account balance of such Person at the beginning of such Tax Year or other period, adjusted as set forth in the definition of Capital Account for all contributions and distributions during such Tax Year or other period, all special allocations pursuant to Section 5.3(b) made to such Person for such Tax Year or other period, but before giving effect to any allocations of Profits or Losses (or items thereof).

“Person” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, limited liability company, unincorporated organization, Governmental Authority or any other form of Entity or status recognized, under Law, as a separate legal person.

“Profits” and “Losses” means, for each Tax Year or other period, an amount equal to the Company’s Taxable income or loss for such year or period determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, deduction or credit required to be stated separately pursuant to Code Section 703(a)(1) will be included in Taxable income or loss), with the following adjustments:

(m)any Company income that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition will increase the amount of such income or decrease the amount of such loss;
(n)any Company expenditure described in Code Section 705(a)(2)(B) or treated as a Code Section 705(a)(2)(B) expenditure pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this definition, will decrease the amount of such income or increase the amount of such loss;
(o)gain or loss resulting from any disposition of Company assets where such gain or loss is recognized for federal income tax purposes will be computed by reference to the Gross Asset Value of the Company assets disposed of, notwithstanding that the adjusted tax basis of such Company assets differs from its Gross Asset Value;
(p)in lieu of the Depreciation taken into account in computing such income or loss, Depreciation will be taken into account for such Tax Year or other period;
(q)to the extent an adjustment to the adjusted tax basis of any asset included in Company assets pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s Units, the amount of such adjustment will be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and will be taken into account for the purposes of computing Profits and Losses;
(r)if the Gross Asset Value of any Company asset is adjusted in accordance with clause (b) or (c) of the definition of Gross Asset Value, the amount of such adjustment will be taken into account in the Tax Year of such adjustment as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;
(s)if the Gross Liability Value of any Company asset described in Treasury Regulations Section 1.752-7(b)(3)(i) is adjusted as required by this Agreement, the amount of such adjustment will be treated as an item of loss (if the adjustment increases the Gross Liability Value of such Company liability) or an item of gain (if the adjustment decreases the Gross Liability Value of such Company liability) and will be taken into account for purposes of computing Profits or Losses; and
(t)notwithstanding any other term of this definition, any items that are specially allocated pursuant to Section 5.3(b) will not be taken into account in computing Profits or Losses. The amounts of the items of Company income, gain, loss or deduction available to be specially allocated pursuant to Section 5.3(b) will be determined by applying rules analogous to those set forth in this definition.

“Project” means [insert description of specific renewable fuels facility].

“Project Document” has the meaning set forth in the Framework Agreement.

“Public Offering” means any sale in a (a) firm underwritten public offering registered under the Securities Act of any class of equity securities of the Company (or any successor thereto), or (b) a two-step transaction in which any class of equity securities of the Company (or any successor thereto) is issued in a private placement effected pursuant to an exemption from the registration requirements of the Securities Act coupled with a subsequent public offering registered under the Securities Act of any class of equity securities of the Company (or any successor thereto).

“Quarterly Estimated Tax Period” means the four payment periods designated by the Internal Revenue Service for calculating estimated tax payments for individual taxpayers, currently consisting under current Law of the three-month period January 1 through March 31, the two-month period April 1 through May 31, the three-month period June 1 through August 31, and the four-month period September 1 through December 31.

“Restricted Member” has the meaning set forth in Section 3.4.

“Return Threshold 1” means, as of the date of determination, Total Distributions pursuant to Section 5.1 (including pursuant to Section 9.2) that have been distributed to all holders of Class A Units are such as result in an internal rate of return of 8% on the aggregate Capital Contributions associated with such Class A Units, with such internal rate of return being the actual annual pre-tax rate of return (specified as a percentage) calculated using the “XIRR” function of Microsoft Excel® or, if Microsoft Excel® is no longer supported by Microsoft Corporation, by a similar function to which the Members reasonably agree.

“Return Threshold 2” means, as of the date of determination, Total Distributions pursuant to Section 5.1 (including pursuant to Section 9.2) that have been distributed to all holders of Class A Units (a) are such as result in an internal rate of return of 8% on the aggregate Capital Contributions associated with such Class A Units, with such internal rate of return being the actual annual pre-tax rate of return (specified as a percentage) calculated using the “XIRR” function of Microsoft Excel® or, if Microsoft Excel® is no longer supported by Microsoft Corporation, by a similar function to which the Members reasonably agree, and (b) equal 2.0 times the aggregate Capital Contributions associated with such Class A Units.

“Return Threshold 3” means, as of the date of determination, Total Distributions pursuant to Section 5.1 (including pursuant to Section 9.2) that have been distributed to all holders of Class A Units (a) are such as result in an internal rate of return of 8% on the aggregate Capital Contributions associated with such Class A Units, with such internal rate of return being the actual annual pre-tax rate of return (specified as a percentage) calculated using the “XIRR” function of Microsoft Excel® or, if Microsoft Excel® is no longer supported by Microsoft Corporation, by a similar function to which the Members reasonably agree, and (b) equal 3.0 times the aggregate Capital Contributions associated with such Class A Units.

“Securities Act” means the Securities Act of 1933.

“Stonepeak” means Stonepeak Partners LP, a Delaware limited partnership, and its Affiliates.

“Tag Sale” has the meaning set forth in Section 4.3(a).

“Tag Sale Notice” has the meaning set forth in Section 4.3(a).

“Target Capital Account” means, with respect to each Tax Year or other period and with respect to each Person who was a Member during such Tax Year or other period, the amount (which may be either a positive or a deficit balance) equal to the difference between (a) the amount of the hypothetical distribution (if any) that such Person would receive if, on the last day of such Tax Year or other period, (i) all Company assets, including cash, were sold for cash equal to their Gross Asset Values, taking into account any adjustments thereto for such Tax Year or other period, (ii) all Company liabilities were satisfied in cash according to their terms (limited, with respect to each Nonrecourse Liability or Member Nonrecourse Debt, to the Gross Asset Values of the assets securing such liability) and (iii) the net proceeds thereof (after satisfaction of such liabilities) were distributed in full pursuant to Section 9.2(c)(iii) treating any unvested Units as fully vested and (b) the sum of (i) the amount, if any, without duplication, that such Person would be obligated to contribute to the Company’s capital pursuant to this Agreement, if applicable, computed immediately after the hypothetical sale described in clause (a) above, (ii) such Person’s share of Company Minimum Gain determined pursuant to Treasury Regulations Section 1.704-2(g) and (iii) such Person’s share of Member Minimum Gain determined pursuant to Treasury Regulations Section 1.704-2(i)(5), clauses (ii) and (iii) to be computed immediately prior to the hypothetical sale described in clause (a) above.

“Tax” means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing.

“Tax Distribution Date” means (a) with respect to a Quarterly Estimated Tax Period ending on March 31, April 15, (b) with respect to a Quarterly Estimated Tax Period ending on May 31, June 15, (c) with respect to a Quarterly Estimated Tax Period ending on August 31, September 15, and (d) with respect to a Quarterly Estimated Tax Period ending on December 31, January 15.

“Tax Distributions” has the meaning set forth in Section 5.2.

“Tax Representative” has the meaning set forth in Section 8.3(a).

“Tax Year” has the meaning set forth in Section 2.6.

“Total Distributions” means, with respect to any Member at any time, the sum of the total amount of cash and the Fair Market Value (as of the date of actual distribution) of all property distributed by the Company as of such date to such Member pursuant to Section 5.1 (including pursuant to Section 9.2). Notwithstanding any provision to the contrary in this Agreement, for purposes of determining a Member’s

Total Distributions, (a) any amounts withheld or paid pursuant to Section 5.4 will be treated as having been distributed to such Member pursuant to Section 5.1, (b) solely for the purposes of calculating Return Threshold 1, Tax Distributions will not be treated as having been distributed to such Member pursuant to Section 5.1, and (c) any amounts paid to Evolve pursuant to Section 8.2(e) will not be treated as a distribution to Evolve pursuant to Section 5.1.

“Transfer” means, with respect to a Person, a direct or indirect disposition, sale, assignment, transfer, gift, surrender for cancellation, exchange, pledge or grant of a security interest, in each case whether voluntary or involuntary, including the issuance of equity interests in any such Person that is an Entity or by way of a merger or consolidation or division; provided, however, that (a) (i) changes in the direct or indirect ownership of Evolve will not be deemed to be a Transfer unless the value of the Company comprises more than 50% of Evolve’s total value and (ii) pledges or grants of a security interest in the Units held by Evolve will not be deemed a Transfer to the extent such pledges or grants are required by any secured debt financing of Evolve, including the Evolve Credit Agreement, to secure the obligations of Evolve thereunder and (b) changes in the direct or indirect ownership of HOBO will not be deemed to be a Transfer so long as (i) HOBO remains under the Control of some combination of Randall Gibbs, Jonathan Hartigan or Mike Keuss and (ii)(A) in respect of any transfers in the equity interests in HOBO, such transfers are only to (1) employees of (or service providers to) HOBO or its Affiliates or (2) the family members of or trusts established by such employees for estate or other similar planning purposes, (B) in respect of any pledge or grant of a security interest in such equity interests, such pledge or grant of a security interest secures loans obtained by individual members of HOBO (subject to the condition that such pledge or grant of a security interest is limited to the economic interests in HOBO in the event of any foreclosure), or (C) in respect of any issuance of new shares in HOBO, any proceeds of such issuance are used by HOBO for business purposes and are not used to facilitate a distribution to any direct or indirect equity holders (provided, however, that no changes in the direct or indirect ownership in HOBO will be considered a Transfer for purposes of this Agreement following the third anniversary of Financial Close of the Project).

“Treasury Regulations” means temporary and final Treasury Regulations promulgated under the Code.

“Units” means units representing the Membership Interests in the Company, including the Class A Units, the Class B Units and any other class or series of units or other equity securities of the Company issued after the Effective Date.

Section 10.2.Construction.
(a)Whenever the context requires, the gender of all words used in this Agreement includes the masculine, feminine and neuter. If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). If a term is not defined herein but is an accounting term, it shall have the meaning accorded it in accordance with U.S. generally accepted accounting principles.
(b)References herein to: (i) any Law shall be deemed to also refer to all rules and regulations promulgated thereunder unless the context requires otherwise or (ii) any agreement, instrument or Law means such agreement, instrument or Law as from time to time amended, modified or supplemented, including, in the case of agreements or instruments, by waiver or consent and, in the case of Law, by succession of comparable successor Law.
(c)Unless otherwise expressly specified: (i) all accounting determinations will be made in accordance with U.S. generally accepted accounting principles in effect from time to time, (ii) the words “includes” or “including” shall mean “including without limitation”, (iii) all references to Articles and

Sections refer to articles and sections of this Agreement and (iv) all references to Exhibits and Schedules are to exhibits and schedules attached hereto, each of which is made a part hereof for all purposes.
(d)Each Member acknowledges that it and its attorneys and advisers have been given an equal opportunity to negotiate the terms of this Agreement and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party or any similar rule operating against the drafter of an agreement shall not be applicable to the construction or interpretation of this Agreement.
Section 10.3.Payments. To the extent any Member is required to make a payment hereunder or any payment is otherwise contemplated hereunder, such payment shall be made in United States Dollars in immediately available funds.
Article XI
ORGANIZATION
Section 11.1.Formation. The Company was organized as a Delaware limited liability company by the filing of the Company’s Certificate of Formation (the “Certificate”) in the office of the Secretary of State of the State of Delaware pursuant to the Delaware LLC Act on [●]. The rights, powers, duties, obligations and liabilities of the Members shall be determined pursuant to the Delaware LLC Act and this Agreement. To the extent that the rights, powers, duties, obligations and liabilities of any Member are different by reason of any provision of this Agreement than they would be under the Delaware LLC Act in the absence of such provision, this Agreement shall, to the extent permitted by the Delaware LLC Act, control.
Section 11.2.Name. The Company’s name is [●]. Company business will be conducted in such name or such other names that comply with Law and as the Board may select from time to time.
Section 11.3.Registered Office; Registered Agent. The Company’s registered office in the State of Delaware will be the initial registered office designated in the Certificate or such other office (which need not be a place of business of the Company) as the Board may designate from time to time in the manner provided by Law. The Company’s registered agent in the State of Delaware will be the initial registered agent designated in the Certificate or such other Person or Persons as the Board may designate from time to time in the manner provided by Law.
Section 11.4.Principal Office. The Company’s principal office will be at 1360 Post Oak Blvd, Suite 2400, Houston, TX 77056 or such other location (which need not be in the State of Delaware) as the Board may designate from time to time. The Company may have such other offices as the Board may determine appropriate.
Section 11.5.Purpose; Powers. The Company is organized for the purposes of engaging directly, or through other members of the Company Group, in the Business and any other activity that now or hereafter may be necessary, incidental, proper, advisable or convenient in connection with the Business. The Company will have all powers permitted to be exercised by a limited liability company organized in the State of Delaware.
Section 11.6.Fiscal Year. The Company’s fiscal year for financial statement purposes will end on December 31 except as otherwise determined by the Board. The Company’s tax year (the “Tax Year”) for income tax purposes will end on December 31 except as otherwise determined by the Board or required under the Code.
Section 11.7.Filing of Certificates. Evolve is hereby designated as an “authorized person” within the meaning of the Delaware LLC Act to have the authority to execute, deliver and file, or to cause the execution, delivery and filing of, any amendments or restatements of the Certificate and any other certificates, notices, statements or other instruments (and any amendments or restatements thereof) necessary or advisable for the Company’s formation or operation in all jurisdictions where the Company may elect to do business.

Section 11.8.Term. The Company will continue in existence until terminated pursuant to this Agreement or the Delaware LLC Act.
Article XII
MEMBERS; UNITS; CAPITAL CONTRIBUTIONS
Section 12.1.Members. The names, addresses, Capital Contributions and number and class of Units of the Members as of the Effective Date are set forth on Schedule 1. Additional Persons may be admitted as Members (a) upon a Transfer of Units pursuant to Article IV or (b) upon issuance of Units in accordance with this Agreement to such Persons on such terms as determined by the Board (subject to Section 3.2) so long as the applicable Person has agreed to be bound by this Agreement by executing and delivering a counterpart signature page to this Agreement or an Adoption Agreement, as applicable. The Board is hereby authorized to amend Schedule 1 to reflect any changes to information called for by Schedule 1; provided that the failure by the Board to timely amend Schedule 1 shall have no effect on the validity of any event necessitating such amendment. Unless admitted to the Company as a Member as provided in this Agreement, no Person (including an assignee of rights with respect to Units or a Transferee of Units, whether voluntary, by operation of Law or otherwise) will be, or will be considered, a Member. The Company may elect to deal only with Persons admitted as Members as provided in this Agreement (including their duly authorized representatives). Any distribution made by the Company to a Person shown on the Company’s records as a Member or to its legal representatives, will relieve the Company of all liability to any other Person who may have an interest in such distribution by reason of any Transfer by the Member or for any other reason.
Section 12.2.Units.
(a)General. Each Member’s Membership Interest in the Company will initially be represented by its Units and its Capital Account. The two initial classes of Units are Class A Units and Class B Units. Subject to Section 10.7 and Section 6.2, the Board may create additional classes or series of Units having such rights, powers and duties as determined by the Board, including through subdivision or by authorization of Units of such class or series, and, subject to Section 10.7 and Section 6.2, the Board may amend this Agreement and take all actions it deems necessary or advisable in connection therewith. No Units shall be certificated except as otherwise determined by the Board.
(b)Class A Units.
(i)The Company is hereby authorized to issue an unlimited number of Class A Units for $1,000 per Class A Unit. Except as otherwise required by Law or set forth in this Agreement, Class A Units have no voting rights and do not confer the right to vote on matters related to the Company or otherwise.
(ii)The Company has issued to the Persons designated on Schedule 1 as Class A Members on the Effective Date, the Class A Units set forth opposite such Class A Member’s respective names on Schedule 1 on the Effective Date. Subject to Section 3.3(b), the Board may issue Class A Units at such times and to such Persons as it may determine.
(iii)Except as otherwise determined by the Board, upon the occurrence of a Cancellation Event with respect to a Class A Member, the Board, by notice to such Class A

Member, may, within 180 days after obtaining knowledge of such Cancellation Event, cause the Company (or its designee) to purchase all or any portion of such Class A Member’s Class A Units in accordance with Section 4.8 for a purchase price equal to the lesser of the aggregate amount of Capital Contributions made or deemed made in respect of such Class A Units and the Fair Market Value thereof.
(iv)[Any issuance pursuant to (A) Section 2.6(c) of the Framework Agreement, or (B) the Contribution Agreement will be of a number of Class A Units equal to (1) the amount owed per such agreement divided by (2) the Fair Market Value of a Class A Unit at such point in time.]3
(c)Class B Units.
(i)The Company is hereby authorized to issue 1,000 Class B Units. Except as otherwise required by Law or set forth in this Agreement, Class B Units have no voting rights and do not confer the right to vote on matters related to the Company or otherwise.
(ii)Subject to Section 6.2(g), the Board may issue additional Class B Units at such times and to such Persons as it may determine.
(iii)The Company has issued to HOBO the Class B Units. Except as otherwise determined by the Board at the time of issuance thereof or following the occurrence of a Cause Event, each Class B Member’s Class B Units are subject to vesting as follows:
(A)Upon issuance thereof, one-third (1/3) of such Class B Member’s Class B Units shall be deemed vested and two-thirds (2/3) unvested.
(B)Upon Commercial Operation (as defined in the Framework Agreement) of the Project, an additional one-third (1/3) of such Class B Member’s Class B Units shall be deemed vested and the remaining one-third (1/3) shall remain unvested.
(C)Upon the first anniversary of the date of Commercial Operation of the Project, the remaining one-third (1/3) of such Class B Member’s Class B Units shall be deemed vested.

Upon the occurrence of a Cause Event, any Class B Units that are then unvested shall be forfeited by the Class B Members to the Company and, for the avoidance of doubt, may be reallocated by the Company to any Person other than Evolve, Stonepeak or any of their respective Affiliates. Notwithstanding the foregoing, upon a sale of (1) all of the Units or (2) all of the equity interests of Evolve, in either case, to a third party, all previously unvested Class B Units of such Class B Member shall be deemed irrevocably vested. The Board shall have the right to accelerate the date that any Class B Unit becomes vested or to waive any vesting requirements in respect of any Class B Unit, in whole or in part, for any reason or no reason.

(iv)The Class B Units held by HOBO are considered to be issued in consideration of services rendered and to be rendered by the holders to or for the benefit of the Company and its subsidiaries. The Class B Units are intended to constitute “profits interests” as that term is used in Revenue Procedures 93-27 and 2001-43, and applicable regulations.
(v)Following the promulgation, if any, of final regulations and associated guidance by the Treasury Department and IRS regarding the tax consequences associated with the issuance

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or transfer of partnership interests in exchange for the performance of services, the Members agree that the Company is authorized and directed to amend this Agreement, if necessary and/or elect (on behalf of the Company and each of its Members) to have the liquidation value safe harbor contemplated by proposed Section 1.83-3(l) of the Treasury Regulations and by the revenue procedure contemplated by IRS Notice 2005-43 (or the corresponding provisions of any such final Treasury Regulations or associated guidance) apply irrevocably with respect to the Class B Units transferred in connection with the performance of services. The Company and each Member (including any Member obtaining a Membership Interest in exchange for the performance of services and any person to whom a Membership Interest in the Company is transferred) shall comply with all requirements associated with any such changes to this Agreement or such election, including forfeiture allocations if the interest for which an election under Section 83(b) of the Internal Revenue Code is made is later forfeited, while the election remains effective.
(vi)Notwithstanding the foregoing, nothing in this Agreement shall prohibit a holder of Class B Units from filing an election under Section 83(b) of the Internal Revenue Code with respect to such Class B Units, and the Company agrees not to take any actions that are inconsistent with any such election. Each holder of Class B Units acknowledges and agrees that such holder should consult with such holder’s tax advisor to determine the tax consequences of filing or not filing an election under Section 83(b) of the Internal Revenue Code. Each such holder acknowledges that it is the sole responsibility of such holder, and not the Company, to file a timely election under Section 83(b) of the Internal Revenue Code even if such holder requests the Company or its representatives to make such filing on behalf of such holder. Any Member that owns Class B Units and does not make an election under Section 83(b) of the Internal Revenue Code with respect to such Class B Units shall be treated by the Members and the Company as an owner of such Class B Units for U.S. federal income tax purposes in accordance with Revenue Procedure 2001-43 or any pertinent successor Revenue Procedure (if then in effect). For the avoidance of doubt, this Agreement and the operating agreement of HOBO shall be modified or amended as necessary to ensure that all Class B Units qualify as profits interests for U.S. federal income tax purposes, including, as applicable, establishing a “participation threshold” with respect to such equity interest, representing the underlying value above which such equity shall have a right to participate in the economic upside of the Company.
Section 12.3.Capital Contributions; Preemptive Rights.
(a)Initial Capital Contributions. As of the Effective Date, each Class A Member shall be deemed to have made aggregate Capital Contributions equal to the amount set forth opposite such Class A Member’s name on Schedule 1 on the Effective Date.
(b)Additional Capital Contributions for Class A Units.
(i)Each Member shall be obligated to make additional Capital Contributions for its portion of the Equity Financing of the Project as determined pursuant to the Framework Agreement, and each such Member shall receive Class A Units at a value of $1,000 per Class A Unit in exchange for such Capital Contributions.
(ii)The Board may call for additional Capital Contributions that result in the issuance of Class A Units but are not Mandatory Capital Contributions (the “Discretionary Capital Contributions”), and each Class A Member shall have the right, but not the obligation, to make any Discretionary Capital Contribution, on a pro rata basis in accordance with their respective Class Sharing Percentage, in an amount equal to all or any portion of its full pro rata portion of such Discretionary Capital Contribution; provided that, notwithstanding HOBO’s Class Sharing Percentage, for so long as HOBO is not a Breaching Member or otherwise in default under this

Agreement, HOBO shall have the right to purchase up to 10% of the total expected Class A Units in the Project (based on the total amount of the anticipated Equity Financing).
(iii)If any Class A Member declines to make its full pro rata portion of a Discretionary Capital Contribution (an “Unfunded Discretionary Capital Contribution”), each of the other Class A Members may, but is not required to, elect to make a Capital Contribution in an amount equal to all or any portion of the Unfunded Discretionary Capital Contribution. If more than one of such other Class A Members elects to make any such Capital Contribution, then such other Class A Members shall have the right to make such Capital Contribution in proportion to their respective Class Sharing Percentage (or as such other Class A Members otherwise agree), until, if one or more of such other Class A Members so elect, such Capital Contributions in the amount of the full Unfunded Discretionary Capital Contribution are made.
(iv)The Company will issue Class A Units to the Members in exchange for making Discretionary Capital Contributions at $1,000 per Class A Unit. If Discretionary Capital Contributions are made on any basis other than on a pro rata basis in accordance with the Class Sharing Percentages, the Class Sharing Percentages of the Class A Members will be adjusted to take into account the Class A Units issued to the Class A Member or Members that made the Discretionary Capital Contributions (but, for clarity, without any other penalty to any Class A Member that declined to make its full pro rata portion of any Discretionary Capital Contribution).
(v)The failure of a Class A Member to agree to make its full pro rata portion of a Discretionary Capital Contribution shall not constitute a Monetary Default for purposes of this Agreement; provided, however, that if any Class A Member agrees in writing to make a Discretionary Capital Contribution, such Discretionary Capital Contribution shall become a Mandatory Capital Contribution for purposes of this Agreement, including for purposes of a Monetary Default. No Class A Member shall be required to make any Capital Contribution other than Mandatory Capital Contributions.
(vi)When making a request for any cash Capital Contributions, the Board shall deliver notice thereof to each Class A Member. Such notice shall set forth: (A) the proposed amount of such Capital Contributions, (B) whether such Capital Contribution is a Mandatory Capital Contribution or a Discretionary Capital Contribution, and (C) the date by which such Capital Contributions must be made, which shall be no earlier than 10 Business Days after the date of such notice.
(vii)Upon receipt of any such Capital Contribution from a Class A Member or other Person pursuant to this Section 3.3(b), the Company shall issue a number of Class A Units to such Class A Member or other Person as calculated in accordance with Section 3.2(b)(i).
(viii)The Board may impose such other reasonable and customary terms and procedures in connection with any request for Capital Contributions in exchange for Class A Units and the associated issuance of such Class A Units; provided that such procedures do not conflict with this Agreement.
(c)Failure to Make a Mandatory Contribution.
(i)If a Class A Member fails to make a Mandatory Capital Contribution (each, a “Monetary Default” and each such Member, a “Breaching Member”), it shall have the right to cure its Monetary Default within 15 days after receiving notice that such Class A Member has committed a failure or breach that constitutes a Monetary Default from any other Class A Member. A Class A Member that has failed to so cure such Monetary Default within such 15-day period shall be deemed a “Member in Default” for purposes of this Agreement; provided that if Class Sharing Percentages are reallocated pursuant to Section 3.3(c)(iii), then with respect to the Monetary Default giving rise to the reallocation, a Member in Default shall cease to be a Member in Default for all purposes hereunder (other than for purposes of distributions under Article V).
(ii)If a Class A Member becomes a Member in Default due to the failure of such Class A Member to timely cure a Monetary Default (such Member, the “Non-Contributing Member”), each of the other Class A Members who are not Members in Default (the “Non-Default Members”) may, but shall not be required to, elect to make a Capital Contribution in any amount up to the amount of the Mandatory Capital Contribution not made by the Non-Contributing Member (the “Default Contribution Amount”). If more than one Non-Default Member elects to make any such Capital Contribution, then such Non-Default Members shall have the right to make such Capital Contribution in proportion to their respective Class Sharing Percentages (or as such Non-Default Members otherwise agree), until, if one or more of such Non-Default Members so elect, such Capital Contributions in the amount of the full Default Contribution Amount are made.
(iii)If a Class A Member becomes a Member in Default due to the failure of such Member to timely cure a Monetary Default and the Non-Default Members make Capital Contributions in respect of the Default Contribution Amount, then the respective Class Sharing Percentages of the Members will be automatically adjusted thereafter to reflect the relative Capital Contributions of the Members after giving effect to such Capital Contributions (with Class A Units being allocated at $1,000 per Class A Unit). Upon the adjustment of the Class Sharing Percentages in accordance with the previous sentence, (x) the number of Class A Units held by each Class A Member shall be adjusted to correspond to the adjusted Class Sharing Percentages of the Class A Members and (y) subject to Section 3.3(c)(iv), the applicable Monetary Default shall be deemed cured to the extent of such Capital Contributions for which the adjustment was made.
(iv)For so long as a Member is a Member in Default, the rights of such Member to receive distributions from the Company shall be suspended.
(v)The rights of the Non-Default Members set forth in this Section 3.3(c) shall be in addition to such other rights and remedies that may exist at law, in equity or under contract on account of such Monetary Default. Except as expressly provided herein, the rights, obligations and remedies created by this Agreement are cumulative and in addition to any other rights, obligations or remedies otherwise available at law or in equity. A Transfer of Units by a Breaching Member or a Member in Default shall not relieve such Breaching Member or Member in Default of any liability for a Monetary Default arising prior to the date of Transfer by such Breaching Member or Member in Default.
(d)Preemptive Rights for Other Units.
(i)If the Board at any time decides to issue Units (other than (w) Class A Units issued in accordance with Section 3.2(b), (x) as consideration in an acquisition or other strategic transaction with the approval of the Board, (y) Units offered to employees with the approval of the Board or (z) to any Person that is not a Member or an Affiliate thereof for nominal or no consideration as an incentive to a creditor of the Company or any subsidiary in connection with the incurrence of indebtedness and that do not represent a significant portion of the value of the associated transaction) to Evolve, Stonepeak or any third party, the Board shall provide notice thereof to each Class A Member other than Evolve, which notice shall set forth: (A) a description of the material terms applicable to the issuance of such Units, (B) the proposed amount of Capital Contributions required to acquire such Units, (C) such Class A Member’s optional share of such Capital Contributions as set forth in Section 3.3(d)(ii) and (D) the date by which such Capital

Contributions must be made, which shall be no earlier than 10 Business Days after the date of such notice.
(ii)In connection with each issuance of Units to Evolve, Stonepeak or a third party in accordance with Section 3.3(d)(i), each Class A Member other than Evolve shall have the option to acquire by making payment therefor by the date set forth in the applicable Unit issuance notice a number of Units equal to the product of (A) the number of Units to be issued to Evolve, Stonepeak or such third party, as applicable, and (B) such Class A Member’s Class Sharing Percentage with respect to such Class A Member’s Class A Units. To exercise this option, such Class A Member shall provide notice to the Company within five Business Days following receipt of the notice described in Section 3.3(d)(i) indicating its election to purchase all or any portion of its share of such Units. To the extent that any such Class A Member acquires any such Units, the number of Units of such issuance being issued to Evolve, Stonepeak or such third party, shall be reduced by the number of such Units so acquired on a pro rata basis based on the number of Units to be issued to Evolve, Stonepeak or such third party, as applicable.
(iii)Upon receipt of any such Capital Contribution from a Person pursuant to this Section 3.3(d), the Company shall issue a number of Units to such Person as calculated in accordance with Section 3.3(d)(i) and Section 3.3(d)(ii).
(iv)The Board may impose such other reasonable and customary terms and procedures in connection with any request for Capital Contributions and the associated issuance of Units; provided that such procedures do not conflict with this Agreement.
Section 12.4.Restricted Members. Notwithstanding anything to the contrary in this Agreement, any Member that is deemed or determined to have been Transferred Units in violation of this Agreement (a “Restricted Member”): (a) shall not have any rights of a Member other than the right to Transfer Units in accordance with (and subject to) Article IV and the right to receive distributions and allocations in accordance with Article V and Article IX, (b) shall remain subject to the obligations and restrictions of a Member set forth in this Agreement and (c) shall be ineligible to serve as a HOBO Manager.
Section 12.5.Predecessor and Successor Members. For purposes of this Agreement: (a) the Capital Contributions of and distributions to a Member in respect of specified Units shall include the Capital Contributions of and distributions to a predecessor holder of such Units (which shall continue to be deemed made or distributed at the time made or distributed), and the Capital Contributions of and distributions to such predecessor Member shall not include such Capital Contributions and distributions, and (b) except as otherwise set forth in this Agreement, any Person admitted to the Company as a Member following a Transfer of Units shall succeed to all rights, duties and obligations of such Transferring Member with respect to such Units under this Agreement. Except as otherwise set forth in this Agreement, any subsequent Member receiving the Units of a Restricted Member shall also be a Restricted Member with respect to such Units.
Section 12.6.Withdrawal or Return of Capital. Except as otherwise set forth in this Agreement: (a) no Member is entitled to the return of or has the right to withdraw any part of its Capital Contribution from the Company prior to the Company’s liquidation and dissolution pursuant to Article IX, (b) no Member is entitled to be paid interest in respect of either its Capital Account or its Capital Contributions, (c) any unreturned Capital Contribution is not a liability of the Company or of the other Members, (d) no Member is required to contribute or to lend any cash or property to the Company to enable the Company to return any other Member’s Capital Contributions and (e) no Member is required to restore any deficit balance in such Member’s Capital Account.

Section 12.7.Other Matters.
(a)Except as otherwise set forth in this Article III, no Member will be permitted to make Capital Contributions to the Company and no Member will be required to make Capital Contributions to the Company without the consent of such Member.
(b)[If at any time any Class A Member (or its predecessor holder) owes any amount to the Company that (i) is recoverable from such Class A Member pursuant to the Contribution Agreement, (ii) remains unpaid for 90 days following written notice thereof to such Class A Member, and (iii) no party thereto has initiated legal proceedings in respect of any dispute regarding such amount as of such time, then the Company shall be entitled to cause the cancellation, without consideration, of Class A Units held by such Class A Member in an amount equal to (A) the Contributor Payment Obligation (as defined in the Contribution Agreement) divided by (B) the Fair Market Value of a Class A Unit, in satisfaction of the portion of any such amount owed to the Company. Any such Class A Units shall be deemed automatically cancelled without further action by the Company, such Class A Member or any other Person. To the extent that any such Class A Units are certificated, the cancellation of such Class A Units shall be effective regardless of the failure by the Class A Member holding such Class A Units to tender such Class A Units for cancellation.]4
Section 12.8.Title to Company Property. All assets shall be deemed to be owned by the Company as an Entity, and no Member, individually, shall have any ownership of such property.
Section 12.9.Liability to Third Parties. To the maximum extent permitted by Law, no Member will have any personal liability for any of the Company’s obligations or liabilities by virtue of being a Member or acting in accordance with this Agreement, whether such liabilities arise in contract, tort or otherwise, except to the extent that any such liabilities or obligations are expressly assumed in writing by such Member.
Article XIII
DISPOSITIONS OF INTERESTS
Section 13.1.Transfers of Units.
(a)General. No Member may Transfer any Units unless such Transfer complies with the following (or, except with respect to clauses (ii) or (iii) of this Section 4.1(a), the Board waives compliance therewith):
(i)the Board has provided prior consent to such Transfer, except that no consent shall be required in the case of (A) any Transfer by Evolve, including to its Affiliates or Stonepeak (provided that, to the extent the Company or any of its subsidiaries has a Project that is still in development or construction, if Evolve transfers its Units to a Transferee that is not its Affiliate or Stonepeak that has a credit profile similar to or better than Evolve’s, Evolve must reasonably demonstrate that the Transferee has sufficient financial strength to fund the capital needed to complete such Projects), or (B) any Transfer in connection with a transaction described in Section 4.2 or Section 4.3;
(ii)such Transfer is in compliance with the Securities Act and all state securities Law and, if requested by the Board, such Transferring Member has delivered to the Company an opinion of counsel, in form and substance reasonably satisfactory to the Company, to the effect that such

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Transfer is either exempt from the requirements of the Securities Act and the securities Law of any state or that such registration requirements have been complied with;
(iii)such Transfer would not cause the Company to be treated as an association or “publicly traded partnership” treated as a corporation for U.S. federal income tax purposes and would not make the Company ineligible for “safe harbor” treatment under Code Section 7704 and the Treasury Regulations promulgated thereunder (excluding any Transfer in connection with a transaction described in Section 4.2 or Section 4.3); and
(iv)the Transferee thereof executes and delivers (together with such Person’s spouse, if applicable) an Adoption Agreement and such other documents as the Board may reasonably request; provided that notwithstanding any failure by such Person to execute an Adoption Agreement (whether such Transfer resulted by operation of law or otherwise), such Transferee and such Units shall be subject to this Agreement in the same manner as when held by the Transferring Member.
(b)Changes in Beneficial Interests in Units. Each Member (other than Evolve) hereby agrees to notify the Company and Evolve promptly after obtaining knowledge of any change or purported change in any beneficial interest (whether direct or indirect) in the Units held by such Member. Each of the Company and Evolve shall have the right at any time to request from any Member a certificate confirming the direct and indirect beneficial ownership and interest in the Units held by such Member and that no violation of this Section 4.1 has occurred, and, upon receipt of such request, such Member shall promptly provide to the Company and Evolve such certificate and any documentation or other information reasonably requested to support such certificate.
(c)Invalidity of a Transfer. Any attempted Transfer of any Units by a Member other than in accordance with this Article IV is void, will not be recognized by the Company and is subject to the consequences set forth in this Agreement with respect to Cancellation Events. In addition, in connection therewith, the Member attempting such Transfer shall be liable to, and shall indemnify, the Company and the other Members for all costs, expenses, damages and other liabilities resulting therefrom.
Section 13.2.Drag-Along Rights.
(a)Drag Sale. If at any time Evolve elects to Transfer to any Person that is not an Affiliate of Evolve greater than 50% of the Class A Units held by Evolve on the date thereof in a transaction or series of related transactions (a “Drag Sale”) and the anticipated consideration for such Drag Sale is cash, publicly-traded securities or some combination thereof, then Evolve may, by notice given to the other Members at least 10 Business Days prior to the date on which Evolve expects to consummate a Drag Sale, require (i) all Class A Members to Transfer a percentage of their Class A Units equal to the percentage of Evolve’s Class A Units that are being Transferred pursuant to such Drag Sale or (ii) (A) all Class A Members to Transfer Class A Units as described in clause (i) and (B) all Class B Members to Transfer a percentage of their Class B Units equal to the percentage of the Class A Units that Evolve is Transferring pursuant to such Drag Sale.
(b)Contents of Notices. Each notice of a Drag Sale shall set forth: (i) the name and address of the proposed Transferee, (ii) the proposed amount and form of consideration offered by the proposed Transferee, (iii) the number and class of Units to be Transferred by Evolve, (iv) whether Evolve is exercising its rights pursuant to clause (i) or clause (ii) of Section 4.2(a), and (v) the expected closing date of the transaction. If the terms set forth in a notice of a Drag Sale are thereafter amended in any material respect, Evolve shall promptly give notice of the amended terms to each Member Transferring Units in such Drag Sale.

Section 13.3.Tag-Along Rights.
(a)Tag Sale. If at any time Evolve elects to Transfer to any Person (other than an Affiliate of Evolve) greater than 50% of the Class A Units held by Evolve on the date thereof in a transaction or series of related transactions and Evolve does not exercise its rights under Section 4.2 or only exercises its rights with respect to the Class A Units under clause (A) of Section 4.2(a)(ii) (a “Tag Sale”), then Evolve shall provide notice thereof (a “Tag Sale Notice”) to the other Class A Members (if Evolve has not exercised its rights with respect thereto pursuant to Section 4.2) and to the Class B Members at least 10 Business Days prior to the date on which Evolve expects to consummate a Tag Sale and each Member shall be entitled to exercise the following rights by providing notice of the number of Units with respect to which it wishes to exercise such rights within 10 Business Days following its receipt of a Tag Sale Notice: (i) each Class A Member shall be entitled to Transfer as part of such Tag Sale a percentage of its Class A Units equal to the percentage of Evolve’s Class A Units that are being Transferred pursuant to such Tag Sale (if Evolve has not exercised its rights with respect thereto pursuant to Section 4.2) and (ii) each Class B Member shall be entitled to Transfer as part of such Tag Sale a percentage of its Class B Units equal to the percentage of Evolve’s Class A Units that are being Transferred pursuant to such Tag Sale, in each case, for the aggregate consideration to be paid in such Tag Sale and on the terms set forth in Section 4.5.
(b)Proportionate Reduction. Notwithstanding the foregoing, if the number of Units required to be Transferred or sold pursuant to this Section 4.3 exceeds the number of Units that the proposed Transferee is willing to purchase pursuant to the applicable Tag Sale, then the number of Units each Member is permitted to Transfer pursuant to this Section 4.3 shall be reduced proportionately until the aggregate number of Units required to be sold does not exceed the number of Units such proposed Transferee is willing to purchase pursuant to such Tag Sale.
(c)Contents of Notices. Each Tag Sale Notice and amended Tag Sale Notice shall set forth: (i) the name and address of the proposed Transferee, (ii) the proposed amount and form of consideration offered by the proposed Transferee, (iii) the number and class of Units to be Transferred by Evolve, (iv) the expected closing date of the transaction and (v) in the case of the initial Tag Sale Notice, an offer to the Class A Members and Class B Members to participate in such Tag Sale in accordance with this Section 4.3. If the terms set forth in a Tag Sale Notice are thereafter amended in any material respect, then prior to consummating a Tag Sale on such terms, Evolve shall give notice of the amended terms of such Tag Sale to each Member Transferring Units in such Tag Sale and each such Member shall have 10 Business Days following receipt of such notice to notify Evolve of its election to (x) continue to participate in such Tag Sale on such amended terms or (y) not participate in such Tag Sale. If any applicable Member fails to elect to participate in any Tag Sale following receipt of a Tag Sale Notice or an amended Tag Sale Notice within the applicable time periods specified in this Section 4.3, then such Member shall be deemed to have elected not to participate in such Tag Sale.
Section 13.4.Company Sale.
(a)Sale. Following the third anniversary of Financial Close of the Project, if Evolve or Stonepeak or any of their Affiliates are a Member of the Company, the Class B Members holding a majority of the issued and outstanding Class B Units may Transfer 100% of the Units on an arm’s length basis to a Person that is not an Affiliate of any Class B Member pursuant to this Section 4.4 (a “Company Sale”).
(b)Notice. If the Class B Members elect to proceed with a Company Sale, they will deliver written notice of such election to the Board and other Members, such notice to include the identification of one Class B Member to serve as representative for all Class B Members regarding communications and decisions with respect to such Company Sale. If the Class B Members elect to proceed with a Company Sale, all Class B Members and Class A Members shall participate in the Company Sale and sell all of such Member’s Units, at the best offered value (consisting solely of cash and/or marketable securities paid in full upon the closing of the transaction) taking into consideration each potential purchaser’s financial ability to pay the purchase price and perform its other obligations under the purchase agreement, unless the Class B Members agree otherwise by unanimous consent, pursuant to the terms and conditions of such Company Sale, subject to Section 4.4(c).
(c)Process. The Board will engage a recognized investment bank experienced in marketing assets similar to the Projects in connection with any Company Sale and will provide regular updates and other reasonably requested information to the Members regarding such Company Sale including the agreed terms; provided that no such Company Sale may be effected without consent of the Class B Members. If the Board fails to so engage a bank within 60 days after its receipt of the Class B Members’ notice or otherwise fails to execute a transaction within 180 days after such engagement, the Class B Members shall have the right to assume responsibility of the Company Sale process by majority vote of the Class B Members.
(d)Specific Performance; Indemnity. The Class A Members agree that irreparable damage would occur in the event that any of the provisions of this Section 4.4 are not performed by any Class A Member in accordance with their specific terms or are otherwise breached by such Class A Member. The Class A Members accordingly agree that, in addition to any other remedy to which the Class B Members are entitled at law or in equity, each Class B Member is entitled to injunctive relief to prevent breaches of this Section 4.4 by the Class A Members and otherwise to enforce specifically the provisions of this Section 4.4 against the Class A Members. Each Class A Member expressly waives any requirement that any Class B Member obtain any bond in connection with any action seeking injunctive relief or specific enforcement of the provisions of this Agreement. In addition, in connection with any enforcement of the rights of the Class B Members under this Section 4.4, the Class A Members shall be liable to, and shall indemnify, the Class B Members from and against any and all costs, expenses, damages and other liabilities arising from or in connection therewith.
Section 13.5.Drag / Tag / Company Sale Terms.
(a)Allocation of Consideration. With respect to any Drag Sale or Tag Sale, the Board shall allocate the aggregate consideration payable in connection therewith among the Members as follows:
(i)in the case of any Drag Sale or Tag Sale involving only Class A Units, such aggregate consideration shall be allocated among the Class A Members pro rata in proportion to their respective percentage of the Class A Units being Transferred (with any adjustments thereto as may be necessary to account for any prior, non-pro rata distributions made to the Class A Members pursuant to Section 5.2);
(ii)in the case of any Drag Sale, Tag Sale or Company Sale involving Class B Units, such aggregate consideration shall be allocated among the Members as follows: (A) the Board shall act in good faith to calculate an implied total equity value for the Company based on the aggregate amount of consideration to be paid by the proposed Transferee and the Units proposed to be Transferred to such Transferee and (B) each Member Transferring Units shall receive a percentage of such aggregate consideration equal to the percentage of such implied equity value that such Member would have received in respect of its Units being Transferred if an amount of cash equal to such implied equity value were distributed pursuant to Section 5.1; and
(iii)in all cases, if such aggregate consideration consists of more than one form of consideration (such as cash and securities), such forms of consideration shall be allocated among the Members participating in such transaction pro rata.

(b)Terms of Sale. In connection with any Drag Sale, Tag Sale or Company Sale, each Member receiving consideration or Transferring Units shall execute such documents and make such representations, warranties, covenants and indemnities as are executed and made by Evolve in connection therewith; provided, however, that (i) any indemnification or other similar obligation assumed in connection with such transaction shall be several and not joint and shall be allocated among the Members receiving consideration or Transferring Units in the same proportion as the aggregate consideration payable in such transaction is allocated pursuant to Section 4.5(a), other than with respect to representations made individually by each Member receiving consideration or Transferring Units (e.g., representations as to title or authority or representations qualified by the individual knowledge of such Member making the representation), for which such Member shall be solely liable, (ii) no Member shall be liable for the breach of any covenant by the Company or such other Members, as applicable, (iii) in no event shall a Member be required to make representations or warranties or provide other indemnities as to any other Member, and (iv) in no event shall a Member be responsible for any liabilities or indemnities in excess of the proceeds actually received by such Member in such transaction. To the extent that any Member receives equity interests in another Person as consideration in any Drag Sale, Tag Sale or Company Sale, each Member recognizes and agrees that the rights and obligations of such Member as an equity holder in such other Person will be passive and accordingly are likely to differ materially from those under this Agreement. Notwithstanding anything to the contrary in Section 10.7, the entry into a limited liability company agreement, shareholders’ agreement, partnership agreement or other similar organizational document by a Member receiving equity in another Person pursuant to a Drag Sale, Tag Sale or Company Sale shall not constitute an amendment of the terms of this Agreement and, for the avoidance of doubt, shall not be subject to the terms of Section 10.7.
(c)Costs. With respect to any Drag Sale, Tag Sale or Company Sale, to the extent that the costs of such transaction are not borne by the Company Group (out of the Company Group’s assets) or the Transferee but are incurred for the benefit of all Members receiving consideration or Transferring Units, each Member receiving consideration in such transaction shall bear its pro rata share (based on the amount of consideration received in such transaction) of the costs of such transaction.
(d)Release. As a condition to the receipt of consideration from any Drag Sale, Tag Sale or Company Sale, each Member shall provide the Company Group with, and shall receive from the Company Group, a release of claims substantially in the form of Exhibit B.
(e)Assignment of Covenants. In connection with a Drag Sale, Tag Sale or Company Sale, the Company shall have the right to assign the benefit of Section 7.3, Section 7.4 and Article VIII to the counterparty thereto.
Section 13.6.Internal Restructure. The Board may cause the Company to effect an Internal Restructure on such terms as the Board reasonably deems advisable, subject to the terms hereof. In connection with any such Internal Restructure, each Member agrees that it will, and will cause its Affiliates to, and the Company shall, do all things reasonably requested by the Board in connection therewith. In connection with any such Internal Restructure, (i) the organizational documents of the reorganized Entity shall provide that the rights and obligations of the Members hereunder shall continue to apply substantially in accordance with the terms hereof, except to the extent the Members otherwise agree in writing, and (ii) each Membership Interest shall (effective upon and subject to the consummation of such reorganization) convert into equity securities of the reorganized Entity and shall be allocated among the Members, such that each Member shall receive equity securities in the reorganized Entity with substantially similar economic rights as such Member’s former Membership Interests.
Section 13.7.Non-Accredited Investors. Notwithstanding anything herein to the contrary, in connection with any Tag Sale, Drag Sale or Internal Restructure, if any Class B Member is not then an Accredited Investor and (a) the consideration with respect to such transaction includes equity securities that are not issued with respect to a Public Offering pursuant to an effective registration statement under the Securities Act or (b) such transaction would otherwise require under securities Law the registration of the offer and sale of any equity securities, then such Class B Member shall not have a right to participate in such transaction. In such case, if the acquirer or surviving Entity in such transaction, as applicable, desires to pay cash equal to the Fair Market Value of such Member’s Units, then such Member shall accept the cash payment in exchange for his Units.

Section 13.8.Company Purchase Mechanics.
(a)If the Company (or its designee) exercises its option to purchase Units from a Member pursuant to Section 3.2(b)(iii), the Company (or its designee) shall pay for such Units (at the option of the Board) by a wire transfer of immediately available funds to such Member or by issuing a promissory note to such Member with an initial principal amount equal to the purchase price determined in accordance with Section 3.2(b)(iii) accruing interest at a per annum rate equal to 2% (compounding quarterly) and a maturity date of no more than three years from the date of issuance; provided, however, that if the Company (or its designee) exercises its option to purchase Class A Units from a Member pursuant to Section 4.8(b), the Company (or its designee) shall pay for any such repurchased Class A Units by a wire transfer of immediately available funds. Any such Member shall (i) if such Units represent all of such Member’s Units, sign and deliver a release substantially in the form of Exhibit B, provided, however, that with respect to the Company’s exercise of its option pursuant to Section 3.2(b)(iii), such release shall not cover any claims the releasing Member may have with respect to the facts or circumstances surrounding the applicable Cancellation Event, and (ii) make customary representations and warranties (including with respect to qualifications) to the Company (or its designee) concerning: (A) such Member’s valid title to and ownership of such Units, free and clear of all liens, claims and encumbrances (excluding those arising under securities Law and this Agreement), (B) such Member’s authority, power and right to sell such Units, and (C) the absence of any violation, default or acceleration of any agreement to which such Member is subject or by which its assets are bound as a result of the sale of such Units. If such Units are purchased by a designee of the Company, then such designee shall not be a Restricted Member with respect to such Units.
(b)If the Company (or its designee) (i) consummates the purchase of a Member’s Units in accordance with Section 4.8(a) or (ii) makes available the consideration for the purchase of applicable Units in accordance with Section 4.8(a) and the applicable Member does not execute the documents necessary to consummate the purchase, then from and after such time such Member shall no longer have any rights as a holder of such Units (other than, solely with respect to clause (ii) above, the right to receive payment of such consideration in accordance with this Agreement), and such Units shall be deemed purchased in accordance with the applicable terms hereof and the Company (or its designee) shall be deemed the owner and holder of such Units, in each case free and clear of any liens, encumbrances or other adverse claims created by, through or under the transferring Member (excluding those arising under securities Law and this Agreement), and the Company shall be entitled to all rights thereof (including any distributions in respect of such Units in accordance with this Agreement).
Section 13.9.Power of Attorney. Each Member (other than Evolve) hereby makes, constitutes and appoints Evolve as its true and lawful attorney-in-fact for it and in its name, place, and stead and for its use and benefit, to sign, execute, certify, acknowledge, swear to, file and record any instrument that is now or may hereafter be deemed necessary by the Board to carry out fully the terms and the agreements, obligations and covenants of such Member in Section 4.2, Section 4.3 and Section 4.6. Each such Member hereby gives such attorney-in-fact full power and authority to do and perform each and every act or thing whatsoever required to be done by such Member in connection with the obligations and agreements of such Member pursuant to this Article IV as fully as such Member might or could do personally, and hereby ratifies and confirms all that any such attorney-in-fact shall lawfully do or cause to be done by virtue of the power of attorney granted hereby. The power of attorney granted pursuant to this

Section 4.9 is a special power of attorney, is coupled with an interest, is irrevocable and shall survive the bankruptcy, insolvency, dissolution or cessation of existence of the applicable Member.

Section 13.10.Representations and Warranties. Each Member hereby represents and warrants to the Company and each other Member as of the Effective Date that:
(a)(i) to the extent such Member is an individual, such Member has the capacity to enter into this Agreement and to perform such Member’s obligations hereunder or (ii) to the extent such Member is an Entity, such Member has full power and authority to enter into this Agreement and to perform its obligations hereunder;
(b)the execution, delivery and performance of this Agreement do not conflict with any other agreement or arrangement to which such Member is a party or by which it is or its assets are bound;
(c)such Member is and will be acquiring its Units in the Company for investment purposes only for such Member’s own account and not with a view to the distribution, reoffer, resale or other disposition not in compliance with the Securities Act and state securities Law;
(d)such Member alone or together with such Member’s representatives, possesses such expertise, knowledge, and sophistication in financial and business matters generally, and in the type of transactions in which the Company proposes to engage in particular, that such Member is capable of evaluating the merits and economic risks of acquiring and holding Units, and that such Member is able to bear all such economic risks now and in the future and such Member has had access to all information with respect to his interests in the Company that such Member deems necessary to make a complete evaluation thereof;
(e)such Member is aware that such Member must bear the economic risk of such Member’s investment in the Company for an indefinite period of time because the Units have not been registered under the Securities Act or under the securities Law of any state, and, therefore, the Units cannot be sold unless they are subsequently registered under the Securities Act and any state securities Law or an exemption from registration is available;
(f)such Member is an Accredited Investor; provided that the representation and warranty in this sentence will be deemed not to have been made by any Class B Member who only holds Class B Units granted for no monetary consideration or in an issuance confirmed in writing by the Company to be made pursuant to Rule 701 under the Securities Act; and
(g)neither such Member nor any of its Affiliates has employed or retained any broker, agent or finder in connection with (or paid or agreed to pay any brokerage fee, finder’s fee, success fee, commission or similar payment to any Person on account of) this Agreement or the transactions contemplated herein that will or could constitute an obligation payable by any Member of the Company Group or Evolve.
Article XIV
DISTRIBUTIONS AND ALLOCATIONS
Section 14.1.Distributions.
(a)Distributions. Subject to Section 5.2, the Board will cause the Company to make quarterly distributions to the Members in an amount equal to all Available Cash, if any, as reasonably determined by the Board at such time. Subject to Section 5.1(b), Section 5.1(c) and Section 5.2, all distributions shall be distributed among the Members in the following order and amount, in each case with respect to each member of the Company Group:
(i)First, 100% to the Class A Members in accordance with their respective Class Sharing Percentages of Class A Units until Return Threshold 1 has been met;
(ii)Second, (A) 85% to the Class A Members in proportion to their respective Class Sharing Percentages of Class A Units and (B) 15% to the Class B Members in accordance with their respective Class Sharing Percentages of Class B Units, until Return Threshold 2 has been met;
(iii)Third, (A) 75% to the Class A Members in proportion to their respective Class Sharing Percentages of Class A Units and (B) 25% to the Class B Members in accordance with their respective Class Sharing Percentages of Class B Units, until Return Threshold 3 has been met; and
(iv)Then, (A) 65% to the Class A Members in accordance with their respective Class Sharing Percentages of Class A Units and (B) 35% to the Class B Members in accordance with their respective Class Sharing Percentages of Class B Units;

provided, however, that notwithstanding the foregoing, distributions pursuant to this Agreement shall be modified in accordance with the provisions of Sections 4.5 and 4.6 of the Framework Agreement (or in the case of any future amendment of the Framework Agreement by the parties thereto, the appropriate successor provision), to the extent applicable.

(b)Catch-Up Distributions. The Members acknowledge that, because of the timing of distributions and Capital Contributions, Return Threshold 1, Return Threshold 2 or Return Threshold 3 could have been satisfied as of a particular date but such threshold may no longer be satisfied as of a subsequent date. As such, if (i) immediately before any new distribution is made pursuant to Section 5.1(a) or (ii) immediately before the final distribution is made pursuant to Section 9.2(c)(iii), the amounts previously distributed to the holders of Class A Units in respect of the associated Class A Units are insufficient to meet (x) Return Threshold 1, if distributions have previously been made to Class B Members pursuant to Section 5.1(a)(ii), (y) Return Threshold 2, if distributions have previously been made to Class B Members pursuant to Section 5.1(a)(iii) or (z) Return Threshold 3, if distributions have previously been made to Class B Members pursuant to Section 5.1(a)(iv), then the Company shall distribute to the Class A Members (in proportion to their Class Sharing Percentage of Class A Units), the amount of distributions that would otherwise be payable to the Class B Members with respect to their Class B Units pursuant to Section 5.1(a) to the extent necessary (and only to the extent necessary) to cause such Return Threshold 1, Return Threshold 2 or Return Threshold 3, as applicable, to be met; provided, however, that the aggregate amount of distributions that are reallocated to the Class A Members pursuant to clause (i) above shall be limited to the amount of such new distribution that would otherwise be distributed to the Class B Members with respect to their Class B Units pursuant to Section 5.1(a).
(c)Distributions in Error. Any distributions pursuant to this Section 5.1 made in error or in violation of the Delaware LLC Act will, upon demand by the Board, be returned to the Company.
(d)Distributions In Kind. The Board may permit the Company to make distributions in kind of non-cash assets (or a combination of cash and non-cash assets) in undivided shares in such non-cash assets or in divided shares, so long as such distributions comply with this Section 5.1. Each non-cash asset distributed in kind will be valued at its Fair Market Value as of the time of such distribution. Except as otherwise set forth in this Agreement, no Member or other Person with an interest in the Company has the right to require the Company to make a distribution in kind.

Section 14.2.Tax Distributions. To the extent the Board determines that the Company has Available Cash and is not prohibited by any credit or financing agreements, the Board shall cause the Company to make distributions to each Member on or before each Tax Distribution Date equal to the amount of such Member’s Assumed Tax Liability, but reduced as required by the next sentence (“Tax Distributions”). All distributions to a Member shall be treated as an advance of, and shall offset, the next Tax Distribution payable to the Member pursuant to this Section 5.2 on the next Tax Distribution Date. Further, all Tax Distributions to a Member pursuant to this Section 5.2 will be treated as advances of and will be credited against and will reduce the amount that such Member is otherwise entitled to receive under Section 5.1(a)(ii), Section 5.1(a)(iii) and Section 5.1(a)(iv) (including pursuant to Section 9.2), as applicable, and will be counted as having been made for purposes of Section 5.1 at the time actually used to reduce distributions thereunder. The Company shall use commercially reasonable efforts to negotiate a carveout to any negative covenants or other similar terms in any credit or financing agreement that may otherwise limit, prohibit or delay the Company’s timely payment of Tax Distributions in accordance with this Section 5.2.
Section 14.3.Allocations.
(a)Profits and Losses.
(i)General Application. For each Tax Year or other period, after giving effect to Section 5.3(b), the rules set forth below in this Section 5.3(a) shall apply for the purpose of determining each Member’s allocable share of the items of income, gain, loss and expense of the Company comprising Profits or Losses of the Company for such Tax Year or other period.
(ii)Hypothetical Liquidation. After giving effect to Section 5.3(a)(iii), Profits or Losses for a Tax Year or other period shall be allocated among the Persons who were Members during such Tax Year or other period in a manner that will reduce, proportionately, the differences between their respective Partially Adjusted Capital Accounts and Target Capital Accounts for such Tax Year or other period.
(iii)Determination of Items Comprising Allocations.
(A)If the Company has Profits for a Tax Year or other period, then, (1) for any Member whose Partially Adjusted Capital Account balance for such Tax Year or other period exceeds such Member’s Target Capital Account balance for such Tax Year or other period, the Member shall be allocated expense and loss comprised of a proportionate share of each of the Company’s items of expense or loss entering into the computation of Profits for such Tax Year or other period to the extent necessary to eliminate, to the maximum extent possible, the differential between such Member’s Partially Adjusted Capital Account and Target Capital Account, and (2) the allocations made pursuant to Section 5.3(a)(ii) in respect of each other Member not described in clause (1) above shall be comprised of Profits for such Tax Year or other period (as determined by eliminating the portion of each Company item of expense and loss, if any, that is allocated pursuant to clause (1) above); provided that, if, for such Tax Year or other period, the items of expense or loss of the Company are less than the aggregate differences between the Partially Adjusted Capital Account balances of the Members described in clause (1) above for such Tax Year or other period and the Target Capital Account balances of such Members for such Tax Year or other period, then the available items of expense and loss of the Company for such Tax Year or other period shall be allocated among such Members in proportion to the differences in the balances of such Members’ respective Partially Adjusted Capital Accounts and Target Capital Accounts for such Tax Year or other period.

(B)If the Company has Losses for a Tax Year or other period, then, (1) for any Member whose Target Capital Account balance for such Tax Year or other period exceeds such Member’s Partially Adjusted Capital Account balance for such Tax Year or other period, the Member shall be allocated income and gain comprised of a proportionate share of each of the Company items of income or gain entering into the computation of Losses for such Tax Year or other period to the extent necessary to eliminate, to the maximum extent possible, the difference between such Member’s Partially Adjusted Capital Account and Target Capital Account, and (2) the allocations made pursuant to Section 5.3(a)(ii) in respect of each other Member not described in clause (1) above shall be comprised of Losses for such Tax Year or other period (as determined by eliminating the portion of each Company item of income and gain, if any, that is allocated pursuant to clause (1) above); provided that, if, for such Tax Year or other period, the items of income or gain of the Company less than the aggregate differences between the Target Capital Account balances of the Members described in clause (1) above for such Tax Year or other period and the Partially Adjusted Capital Account balances of such Members for such Tax Year or other period, then the available items of income and gain of the Company for such Tax Year or other period shall be allocated among such Members in proportion to the differences in the balances of such Members’ respective Target Capital Accounts and Partially Adjusted Capital Accounts for such Tax Year or other period.
(b)Regulatory Allocations. Notwithstanding Section 5.3(a), the following special allocations will be made in the following order of priority:
(i)Minimum Gain Chargeback. If there is a net decrease in Company Minimum Gain during a Tax Year or other period, then each Member will be allocated items of Company income and gain for such a Tax Year or other period (and, if necessary, for subsequent years or periods) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Treasury Regulations Section 1.704-2(g)(2). This Section 5.3(b)(i) is intended to comply with the minimum gain chargeback requirement of Treasury Regulations Section 1.704-2(f) and will be interpreted consistently therewith.
(ii)Member Minimum Gain Chargeback. If there is a net decrease in Member Minimum Gain attributable to a Member Nonrecourse Debt during any Tax Year or other period, each Member who has a share of the Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(5), will be specially allocated items of Company income and gain for such Tax Year or other period (and, if necessary, subsequent years or periods) in an amount equal to such Member’s share of the net decrease in Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in a manner consistent with the provisions of Treasury Regulations Sections 1.704-2(g)(2) and (j)(2)(ii). This Section 5.3(b)(ii) is intended to comply with the partner nonrecourse debt minimum gain chargeback requirement of Treasury Regulations Section 1.704-2(i)(4) and will be interpreted consistently therewith.
(iii)Qualified Income Offset. If any Member unexpectedly receives an adjustment, allocation, or distribution of the type contemplated by Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of income and gain will be allocated to all such Members (in proportion to the amounts of their respective deficit Adjusted Capital Accounts) in an amount and manner sufficient to eliminate the deficit balance in the Adjusted Capital Account of such Member as quickly as possible; provided that an allocation pursuant to this Section 5.3(b)(iii) shall be made if and only to the extent that such Member would have an Adjusted Capital Account deficit after all other allocations provided for in this Article V have been tentatively made as if this

Section 5.3(b)(iii) were not in this Agreement. It is intended that this Section 5.3(b)(iii) qualify and be construed as a “qualified income offset” within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(d).
(iv)Gross Income Allocation. In the event that a Member has a Capital Account deficit at the end of any Tax Year or other period, such Member shall be specially allocated items of Company gross income and gain in an amount of such deficit as quickly as possible; provided that any allocation under this Section 5.3(b)(iv) shall be made only if and to the extent that a Member would have a Capital Account deficit after all allocations provided for in this Section 5.3 have been tentatively made as if Section 5.3(b)(iii) and this Section 5.3(b)(iv) were not in this Agreement.
(v)Limitation on Allocation of Net Loss. If the allocation of Losses to a Member as provided in Section 5.3(a) would create or increase an Adjusted Capital Account deficit, there will be allocated to such Member only that amount of Losses as will not create or increase an Adjusted Capital Account deficit. The Losses that would, absent the application of the preceding sentence, otherwise be allocated to such Member will be allocated to the other Members in accordance with their relative proportion of Units, subject to the limitations of this Section 5.3(b)(v).
(vi)Certain Additional Adjustments. To the extent that an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of its Units, the amount of such adjustment to the Capital Accounts will be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss will be specially allocated to the Members in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(m).
(vii)Nonrecourse Deductions. The Nonrecourse Deductions for each Tax Year or other period of the Company will be allocated to the Class A Members in proportion to their Class Sharing Percentages in respect of their Class A Units.
(viii)Member Nonrecourse Deductions. The Member Nonrecourse Deductions will be allocated each year to the Member that bears the economic risk of loss (within the meaning of Treasury Regulations Section 1.752-2) for the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable.
(ix)Issuance of Certain Additional Class A Units. The Company shall (i) treat the right of certain Members to make additional Capital Contributions in exchange for additional Class A Units pursuant to Section 3.3(a) as a non-compensatory option and (ii) treat the actual issuance of any Class A Units to a Member who exercised its right to make additional Capital Contributions in exchange for additional Class A Units pursuant to Section 3.3(a) as an exercise of a non-compensatory option to which the rules of Treasury Regulations Section 1.704-1(b)(2)(iv)(s) apply and shall comply with the rules of Treasury Regulations Section 1.704-1(b)(2)(iv)(s) with respect to any such issuance.
(x)Forfeiture Allocations. If any Member forfeits (or has repurchased at less than Fair Market Value) all or a portion of such Member’s Units, the Company shall make forfeiture allocations to such holder in the manner and to the extent required by Proposed Treasury Regulation Section 1.704-1(b)(4)(xii)(c) (as such Proposed Treasury Regulation may be amended or modified, including upon the issuance of temporary or final Treasury Regulations).

(c)Tax Allocations.
(i)Except as provided in Section 5.3(c)(ii) or Section 5.3(c)(iii), for income tax purposes under the Code and the Treasury Regulations, each Company item of income, gain, loss, deduction and credit will be allocated between the Members in the same manner as the correlative item of “book” income, gain, loss, deduction or credit is allocated pursuant to this Article V.
(ii)Tax items with respect to Company assets that are contributed to the Company with a Gross Asset Value that varies from its basis in the hands of the contributing Member immediately preceding the date of contribution will be allocated between the Members for federal income tax purposes pursuant to Treasury Regulations promulgated under Code Section 704(c) so as to take into account such variation. The Company will account for such variation under any method approved under Code Section 704(c) and the applicable Treasury Regulations as chosen by the Board; provided, however, that the “remedial method” as defined by Treasury Regulations Section 1.704-3(d) will be used with respect to any assets contributed to the Company as of the Effective Date. If the Gross Asset Value of any Company asset is adjusted pursuant to the definition of Gross Asset Value, subsequent allocations of income, gain, loss, deduction and credit with respect to such Company asset will take account of any variation between the adjusted basis of such Company asset for federal income tax purposes and its Gross Asset Value in a manner consistent with Code Section 704(c) and the Treasury Regulations promulgated thereunder under any method approved under Code Section 704(c) and the applicable Treasury Regulations as chosen by the Board.
(iii)Allocations pursuant to this Section 5.3(c) are solely for purposes of Taxes and will not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of net Profits, net Losses and any other items or distributions pursuant to any term of this Agreement.
(d)Other Terms.
(i)For any Tax Year or other period during which any Units are Transferred between the Members or to another Person (other than by pledge of, or grant of a security interest in, such Units), the portion of the Profits, Losses and other items of income, gain, loss, deduction and credit that are allocable with respect to such Units will be apportioned between such Transferring Member and the Transferee under any method allowed pursuant to Code Section 706 and the applicable Treasury Regulations as determined by the Board.
(ii)If the Code or any Treasury Regulations require allocations of items of income, gain, loss, deduction or credit different from those set forth in this Article V, then the Board is hereby authorized to adjust or amend the allocations to the extent necessary to satisfy the Code and such Treasury Regulations, and no such new allocation will give rise to any claim or cause of action by any Member.
(iii)For purposes of determining a Member’s proportional share of the Company’s “excess nonrecourse liabilities” within the meaning of Treasury Regulations Section 1.752-3(a)(3), each Member’s interest in Profits shall be in the same proportion as Nonrecourse Deductions are allocated to such Member, as provided in Section 5.3(b)(vii).
(e)Valuation; Revaluation. Except as otherwise set forth in this Agreement, valuations will be made by the Board or, at the direction of the Board, by independent third parties appointed by the Board and deemed qualified by the Board to render an opinion as to the value of the Company’s assets, using such methods and considering such information relating to the Company’s investments, assets and liabilities as the Board or independent third party, as the case may be, may determine at the option of the Board.
Section 14.4.Taxes Paid on Behalf of a Member. The Company may withhold distributions or portions thereof if it is required to do so under any Law, and each Member hereby authorizes the Company to withhold from or pay on behalf of or with respect to such Member (including, for the avoidance of doubt, after such Member withdraws or otherwise ceases to be a Member) any amount of Taxes that the Board determines that the Company is required to withhold or pay with respect to such Member, including with respect to any amount distributable or allocable to such Member pursuant to this Agreement and including any amounts payable by the Company pursuant to Subchapter C of Chapter 63 of the Code that the Board determines are attributable to such Member. Any amounts withheld or paid pursuant to this Section 5.4 will be treated as having been distributed to such Member and shall be credited against and reduce any amount of distributions to which such Member is then entitled. To the extent that the cumulative amount of such Tax payments or withholding exceeds the distributions to which such Member is entitled, the amount of such excess will be considered a loan from the Company to such Member with interest accruing at 3%. Such loan may, at the option of the Board, be satisfied (a) out of distributions to which such Member would otherwise be subsequently entitled or (b) by the immediate payment in cash to the Company of such excess amount (or any combination of the foregoing). The Board may cause the Company to take any other action it determines to be necessary or appropriate in connection with any obligation or possible obligation to impose withholding pursuant to any Law or to pay any Tax with respect to a Member. Each Member hereby unconditionally and irrevocably grants to the Company a security interest in such Member’s Units to secure such Member’s obligation to pay to the Company any amounts required to be paid pursuant to this Section 5.4. Each Member will take such actions as the Company may request to perfect or enforce the security interest created hereunder.
Article XV
MANAGEMENT
Section 15.1.Management. Except as otherwise required by non-waivable Law or set forth in this Agreement, the power and authority to manage, direct and control each member of the Company Group will be vested in a board (the “Board”), and the Board will have full, complete and exclusive authority to manage, direct and control the Company Group’s business and affairs. Unless as otherwise authorized to do so in this Agreement or by formal action of the Board, no Member may claim or exercise any authority to act, or to enter into any contract or agreement, on behalf of any member of the Company Group.
Section 15.2.Board.
(a)Composition. There will be five initial members of the Board (“Managers”). Managers need not be Members. The initial Managers are set out on Schedule 2, which shall include (i) three selected by Evolve (the “Evolve Managers”), one of whom shall be designated by Evolve as the “Designated Evolve Manager”, and (ii) two selected by the Class B Members (the “HOBO Managers”).
(b)Number of Managers. Subject to Section 6.2(c), the number of Managers may be increased, and the associated rights to designate any such Manager may be reallocated among the Members, by the Board.
(c)Vacancies. Vacancies in the Board occurring for any reason will be filled by the Member(s) that selected the Manager whose death, disability, resignation or removal caused such vacancy; provided that filling any HOBO Manager vacancy shall be subject to the approval of Evolve in the exercise of its reasonable discretion.

(d)Meetings. Regular meetings of the Board may be held at such place or places (which need not be in the State of Delaware) and at such times as may be determined from time to time by the Board. Special meetings of the Board may be called by any Evolve Manager on at least 24 hours’ notice (which notice may be in writing or by any oral or telephonic means which conveys actual notice and specifies the purpose of such meeting) to each other Manager; provided, however, that no prior notice shall be required to call a special meeting in the event of an emergency. At every meeting of the Board, the presence (in person, by telephone or by proxy, which proxy must be revocable at any time) of Managers being entitled to cast the majority vote of the total number of authorized Managers (including the Designated Evolve Manager) will be necessary to constitute a quorum. Meetings may be held in-person, by telephone, or any other means by which the Managers can hear each other. All in-person meetings of the Board shall provide for Managers not physically at such meeting to so participate. Any Manager attending or participating in a meeting of the Board will be deemed to have waived any notice requirement unless his presence at such meeting was for the sole purpose of objecting to the failure of notice. Evolve and HOBO may invite observers to attend meetings of the Board; provided that any such observer shall be deemed to be an advisor of Evolve or HOBO, as applicable, for purposes of Section 7.3.
(e)Written Consent in Lieu of Meeting. Any action permitted or required by Law or this Agreement to be taken at a meeting of the Board may be taken without notice or a meeting if a consent in writing, setting forth the action to be taken, is signed by the Managers having not less than the minimum number of votes of the Managers that would be necessary to authorize or take such action at a meeting at which all Managers entitled to vote thereon were present and voted; provided that the Board shall promptly deliver a copy of any written consent adopted pursuant to this Section 6.2(e) to any Manager who did not execute the same. Such consent will have the same force and effect as an affirmative vote at a duly constituted meeting that is cast by those Managers who have signed the consent, and the execution of such consent will constitute attendance or presence in person at a meeting of the Board.
(f)Decisions Made by Vote.
(i)On each matter properly submitted to the Board for approval, each Manager shall be entitled to exercise one vote; provided that (A) the Designated Evolve Manager will have the vote of (1) each Evolve Manager not present at the applicable meeting or not executing (and not protesting) the applicable written consent and (2) each Evolve Manager vacancy on the Board as of such time, and (B) a HOBO Manager will have the vote of (1) each HOBO Manager not present at the applicable meeting or not executing (and not protesting) the applicable written consent and (2) each HOBO Manager vacancy on the Board as of such time.
(ii)Except as otherwise set forth in this Agreement, the affirmative vote of greater than 50% of the total number of votes entitled to be cast by all Managers on a matter at any meeting at which a quorum is present will be necessary for the adoption of any resolution, the making of any decision, the delegation of any authority or the taking of any action by the Board.
(iii)The Designated Evolve Manager may at any time and for any period of time delegate to any other Evolve Manager the authority to take any action that may be taken by the Designated Evolve Manager. Such delegation shall be in writing and shall specify the period of time during which such delegation shall be effective and whether such delegation is general or limited to a specific matter or matters.
(g)Actions Requiring HOBO Manager Approval. Notwithstanding anything to the contrary in this Agreement, the following actions by any member of the Company Group require the affirmative vote of greater than 50% of the total number of votes entitled to be cast by all Managers including at least one HOBO Manager:

(i)Authorizing, amending, terminating or enforcing (or electing not to enforce) Affiliate Contracts or using any rights thereunder or otherwise granting any consents thereunder, in each case, to the extent required pursuant to Section 6.3;
(ii)increasing the authorized amount of Class B Units other than, upon the occurrence of a Cause Event at any time prior to the first anniversary of the date of Commercial Operation of the Project, an increase of 20% of the previously authorized number of Class B Units;
(iii)making any distributions not in compliance with Section 5.1 or Section 9.2, as applicable;
(iv)(A) the filing of a voluntary petition seeking relief under the bankruptcy, rearrangement, reorganization or other debtor relief Law of the United States or any State or other competent jurisdiction or the failure to contest any such petition filed against the Company or (B) the liquidation, dissolution, recapitalization or reorganization of the Company in any form of transaction; provided that, if Financial Close as to the Project has not occurred within four years of the Effective Date, the consent requirements of Section 6.2(g) shall not apply to this clause (iv);
(v)issuing any equity interest of any member of the Company Group to Evolve, Stonepeak or any of their respective Affiliates, other than Class A Units in accordance with Section 3.3(b);
(vi)the formation of any subsidiary of the Company unless wholly-owned; and
(vii)amending the Company’s purpose.
(h)Company Group Actions. The Company will cause the board of directors (or equivalent) of each member of the Company Group to submit to the Board for approval any action that would require Board approval if the action were taken by the Company rather than such other member of the Company Group.
(i)Removal and Resignation.
(i)Each Manager shall serve in the capacity so appointed until (A) removed in accordance with Section 6.2(i)(ii), (B) such Manager’s successor shall be duly appointed by the Members who have the right to appoint such Manager or (C) such Manager’s death, disability or resignation.
(ii)Evolve shall have the right to remove any Evolve Manager with or without cause. Class B Members that hold at least a majority of the Class B Units shall have the right to remove any HOBO Manager with or without cause, subject to the approval of Evolve in the exercise of its reasonable discretion.
(j)Committees. The Board may appoint a committee or committees for any purpose or purposes to the extent permitted by Law, which committee or committees will have such powers as specified in the resolution of appointment.
(k)Reimbursement and Remuneration. HOBO Managers and Evolve Managers will not be compensated for acting in such capacity, subject to compliance with the Company Group’s expense reimbursement policy, but will be entitled to reimbursement for reasonable travel expenses incurred in connection with attending any meeting of the Board. Distributions received by the Members pursuant to

Article V and Article IX are not, and will not be deemed to be, remuneration within the meaning of this Section 6.2(k).
Section 15.3.Affiliate Transactions. To the extent permitted by Law and approved by the Board, each Member, whether acting for itself or on behalf of the Company Group, is hereby permitted to purchase property from, sell property to, enter into transactions with, loan money to or otherwise deal with the Company Group, directly or indirectly through an Affiliate (each, an “Affiliate Transaction”), so long as such Affiliate Transactions are on terms and conditions that are at Fair Market Value or on arms’ length terms. Notwithstanding the foregoing, all fee-for-services agreements between Evolve or its Affiliate, on the one hand, and any member of the Company Group, on the other hand, and any Affiliate Transactions that are not at Fair Market Value or on arms’ length terms shall also require the approval of the Designated Evolve Manager and at least one HOBO Manager. If Evolve, Stonepeak or their respective Affiliates desire to enter into a definitive agreement relating to an Affiliate Transaction or a fee-for-services agreement with the Company (each, an “Affiliate Contract”), they shall provide a copy of such Affiliate Contract to the HOBO Managers in advance of the signing of such Affiliate Contract by the Company. All decisions relating to the non-enforcement, waiver or termination of any such Affiliate Contract, or any disputes under or relating to such Affiliate Contract, shall be exclusively decided and managed on behalf of the Company by at least one HOBO Manager, acting reasonably and in the best interest of the Company, and any out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred in good faith by HOBO in connection with such actions shall be promptly paid or reimbursed by the Company. For the avoidance of doubt, neither the Company nor any other Member acting through the Company will have any rights in or to any income or profits received by a Member or any of its Affiliates (other than the Company Group) in any transaction permitted under this Section 6.3.
Section 15.4.Discretion. Except as expressly set forth in this Agreement, whenever in this Agreement or any other agreement contemplated hereby the Board or any other Person is permitted or required to consent, take any action or make a decision or determination or the like, the Board or such Person shall (or, as the case may be, shall not) consent, take such action or make such decision or determination or the like, as applicable, in its sole and absolute discretion.
Section 15.5.Officers. The Board shall from time to time designate one or more Persons to be Company officers with such titles as the Board may assign to such Persons. Officers so designated will have such authority and perform such duties as the Board may from time to time delegate to them and, except as otherwise determined by the Board, will have the authority and responsibilities generally held by officers of a Delaware corporation holding the same titles; provided that the Board will adopt a delegation of authority setting forth the authority levels of the Officers as the Board deems appropriate to enable such Officer(s) to conduct the day-to-day operations of the Company. Any number of officer positions may be held by the same Person. Subject to the limitations and indemnities provided in Section 6.6 and the terms of Section 6.9, each officer shall have such fiduciary duties that an officer of a Delaware corporation having a corresponding title would have, and the Company Group members and Evolve will have the same rights and remedies in respect of such duties as if the Company were a corporation organized under the Laws of the State of Delaware and Evolve were a stockholder in the Company. The salaries or other compensation, if any, of the Company’s officers and other agents will be fixed from time to time by the Board. Any officer may resign as such at any time. Such resignation will be made in writing and delivered to the Board and will take effect at the time specified therein or, if no time be specified, at the time of its receipt by the Board. Any officer may be removed as such, either with or without cause, by the Board, without prejudice to any contractual rights of such officer under any agreement with the Company Group. Any vacancy occurring in any Company office may be filled by the Board. The Company’s officers as of the Effective Date are set forth on Schedule 3.

Section 15.6.Waiver of Fiduciary Duties; Indemnification.
(a)Except as otherwise set forth in this Agreement or in any other agreement or required by non-waivable provisions of the Delaware LLC Act, neither a Manager nor a Member shall have any fiduciary or other duty to the Company, any Member, any Manager or (to the extent acting in such capacity) any other Person other than the implied contractual covenant of good faith and fair dealing, and such Manager or Member, as applicable, shall not be liable in damages to the Company, any Member, any Manager or (to the extent acting in such capacity) any other Person by reason of, or arising from or relating to the business and affairs of, or any action taken or failure to act on behalf of, the Company, except to the extent that it is determined by a final, non-appealable order of a court of competent jurisdiction that any of the foregoing was caused by a bad faith violation of the implied contractual covenant of good faith and fair dealing, actual fraud or willful misconduct, or, with respect to any criminal action or proceeding, that such Member had reasonable cause to believe such Manager’s or Member’s conduct, as applicable, was unlawful; provided that the foregoing shall not restrict or override any duties or obligations of any employee or officer of the Company Group set forth in any other agreement.
(b)A Manager, in performing his obligations under this Agreement, shall be entitled to act or omit to act at the direction of the Member(s) who designated such Manager to serve on the Board, considering only such factors, including the separate interests of the designating Member(s) (which interests may differ from, and be given priority over, the interests of the Company or any other Member), as such Manager or the designating Member(s) chooses to consider, and any action of a Manager or failure to act, taken or omitted in good faith reliance on this Section 6.6 shall not constitute a breach of any duty (including any fiduciary duty, all of which are expressly disclaimed) on the part of any such Manager or designating Member(s) to the Company or any other Member or Manager. Furthermore, each Manager shall be an agent of, shall represent, and, to the extent permitted by Law, shall owe duties to, only the Member(s) that designated such Manager (the nature and extent of such duties being an internal affair of such Member(s)).
(c)To the extent permitted by Law but subject to this Section 6.6, each Member (including in its capacity as the Tax Representative or Designated Individual, if applicable), each Manager and each Company Group officer (each an “Indemnitee”) will not be liable for, and will be indemnified and held harmless by the Company against, all claims, actions, demands, losses, damages, liabilities, costs, or expenses, including attorney’s fees, court costs, and costs of investigation, and including expenses incurred in successfully enforcing this right to indemnification, actually and reasonably incurred by any such Indemnitee (collectively, “Indemnified Losses”) arising from any civil, criminal or administrative proceedings in which such Indemnitee may be involved, as a party or otherwise, by reason of its being a Member (including in its capacity as the Tax Representative or Designated Individual, if applicable), Manager or Company Group officer, or by reason of its involvement in the management of the Company’s business and affairs, whether or not it continues to be such at the time any such Indemnified Loss is paid or incurred, except to the extent that any of the foregoing is determined by a final, non-appealable order of a court of competent jurisdiction (i) to have been caused by a willful breach of this Agreement or the actual fraud, gross negligence, willful misconduct or bad faith of such persons or (ii) with respect to criminal matters, that an Indemnitee had reason to believe that his or her conduct was unlawful. IT IS THE EXPRESS INTENT OF THE PARTIES HERETO THAT THE FOREGOING INDEMNITY SHALL BE APPLICABLE TO ANY LOSS THAT HAS RESULTED FROM OR IS ALLEGED TO HAVE RESULTED FROM THE ACTIVE OR PASSIVE OR THE SOLE, JOINT, OR CONCURRENT ORDINARY NEGLIGENCE OF THE INDEMNITEE.
(d)To the extent permitted by Law, expenses incurred by an Indemnitee in defending any proceeding (except a proceeding by or in the right of the Company or brought by any Member against such Indemnitee), will be paid by the Company in advance of the final disposition of the proceeding upon receipt of a written undertaking by or on behalf of such Indemnitee to repay such amount if such Indemnitee is determined pursuant to this Section 6.6 or adjudicated to be ineligible for indemnification, which undertaking will be an unlimited general obligation of the Indemnitee but need not be secured except as otherwise determined by the Board.
(e)The indemnification provided by this Section 6.6 will inure to the benefit of the heirs and personal representatives of each Indemnitee.
(f)Any indemnification pursuant to this Section 6.6 will be made only out of the Company’s assets and will in no event cause any Member to incur any personal liability nor shall it result in any liability of the Members to any third party. The Company shall not be required to make a capital call to fund any indemnification obligation hereunder.
(g)The rights of indemnification provided in this Section 6.6 are in addition to any rights to which an Indemnitee may otherwise be entitled by contract (including advancement of expenses) or as a matter of Law.
(h)Notwithstanding any other term of this Agreement, to the extent that any term of this Agreement purports or is interpreted (i) to have the effect of replacing, restricting or eliminating the duties that might otherwise, as a result of Delaware or other Law, be owed by a Member or Manager to the Company, the Members, the Managers, any other Person who acquires an interest in the Company or any other Person who is bound by this Agreement, or (ii) to constitute a waiver of such duties by the Company, the Members, the Managers, any other Person who acquires an interest in the Company or any other Person who is bound by this Agreement or a consent by any of the foregoing to any such replacement, restriction or elimination, such term shall be deemed to have been approved by the Company, all the Members, the Managers, each other Person who acquires an interest in the Company and each other Person who is bound by or seeks to exercise rights under this Agreement.
(i)NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, TO THE FULLEST EXTENT PERMITTED BY LAW, NO MEMBER (IN HIS, HER OR ITS CAPACITY AS A MEMBER) OR MANAGER (IN HIS OR HER CAPACITY AS A MANAGER) SHALL BE LIABLE TO THE COMPANY, TO ANY MEMBER OR TO ANY OTHER PERSON MAKING CLAIMS ON BEHALF OF THE FOREGOING FOR CONSEQUENTIAL, EXEMPLARY, PUNITIVE, INCIDENTAL, INDIRECT OR SPECIAL DAMAGES, INCLUDING DAMAGES FOR LOSS OF PROFITS, LOSS OF USE OR REVENUE OR LOSSES BY REASON OF COST OF CAPITAL, ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE BUSINESS OF THE COMPANY OR ANY OF ITS CONTROLLED AFFILIATES, REGARDLESS OF WHETHER SUCH CLAIMS ARE BASED ON CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, VIOLATION OF ANY APPLICABLE DECEPTIVE TRADE PRACTICES ACT OR SIMILAR LAW OR ANY OTHER LEGAL OR EQUITABLE DUTY OR PRINCIPLE, AND THE COMPANY AND EACH MEMBER HEREBY RELEASE EACH OTHER MEMBER (IN HIS, HER OR ITS CAPACITY AS A MEMBER) AND MANAGER (IN HIS OR HER CAPACITY AS A MANAGER) FOR ANY SUCH DAMAGES.
Section 15.7.Company as Indemnitor of First Resort. The Company hereby agrees that:
(a)it is the indemnitor of first resort under this Agreement or any other indemnification agreement, arrangement or undertaking with respect to any Indemnitee and, as a result, the Company’s obligations to any such Indemnitee under this Agreement or any other agreement, arrangement or undertaking to provide advancement of expenses and indemnification to such Indemnitee are primary without regard to any rights such Indemnitee may have to seek or obtain indemnification or advancement of expenses from any other Person or any of its Affiliates (“Other Indemnitor”) or from any insurance policy for the benefit of such Indemnitee (other than any directors’ and officers’ insurance policy for the benefit of such Indemnitee maintained or paid for by the Company Group), and any obligation of any Other Indemnitor to provide advancement or indemnification for all or any portion of the same expenses, liabilities, judgments, penalties, fines and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such expenses, liabilities, judgments, penalties, fines and amounts paid in settlement) incurred by such Indemnitee and any rights of recovery of such Indemnitee under any insurance policy for the benefit of such Indemnitee (other than any directors’ and officers’ insurance policy for the benefit of such Indemnitee maintained or paid for by the Company Group) are secondary; and
(b)(i) if any Indemnitee pays or causes to be paid, for any reason, any amounts otherwise payable or indemnifiable under Section 6.6(c), then such Indemnitee shall be indemnified therefor pursuant to Section 6.6(c);
(ii)if any other Person pays or causes to be paid on behalf of an Indemnitee, for any reason, any amounts otherwise payable or indemnifiable hereunder or under any other indemnification agreement, arrangement or undertaking (whether pursuant to contract, organizational document or otherwise) with such Indemnitee, then (A) such Person shall be fully subrogated to all rights of an Indemnitee with respect to such payment and (B) the Company shall fully indemnify, reimburse and hold harmless such Person for all such payments actually made by such Person; and
(iii)if any Indemnitee collects under any insurance policy for the benefit of such Indemnitee (other than any directors’ and officers’ insurance policy for the benefit of such Indemnitee maintained or paid for by the Company Group), any amounts otherwise payable or indemnifiable hereunder or under any other indemnification agreement, arrangement or undertaking (whether pursuant to contract, organizational document or otherwise) with such Indemnitee, then (A) such insurer shall be fully subrogated to all rights of such Indemnitee with respect to such payment and (B) the Company shall fully indemnify, reimburse and hold harmless such insurer for all such payments actually made by such insurer.
Section 15.8.D&O Insurance. If approved by the Board, the Company will purchase and maintain such D&O insurance as approved by the Board, if any, on behalf of any Person who is or was a Manager, Member or Company Group officer against any liability asserted against him or incurred by him in any capacity identified in Section 6.6 or arising out of his status as an Indemnitee, whether or not the Company would have the power to indemnify him against that liability under Section 6.6.
Section 15.9.Other Activities. Notwithstanding anything to the contrary in this Agreement, but subject to Section 7.3, Evolve, Stonepeak, HOBO, their respective Affiliates and the Evolve Managers may engage or invest in, and devote its and their time to, any other business venture or activity of any nature and description, whether or not such activities are considered competitive with the Company or its Business, and neither the Company nor any other Member will have any right by virtue of this Agreement or the relationship created hereby in or to such other venture or activity (or to the income or proceeds derived therefrom), and the pursuit of such other venture or activity will not be deemed wrongful or improper. Such right of Evolve, Stonepeak, HOBO, their respective Affiliates and the Evolve Managers does not require notice to, approval from, or other sharing with, any other Member or the Company. The legal doctrines of “corporate opportunity,” “business opportunity” and similar doctrines will not be applied to any such competitive venture or activity of Evolve, Stonepeak, HOBO, their respective Affiliates or the Evolve Managers. None of Evolve, Stonepeak, HOBO, their respective Affiliates or the Evolve Managers will have any obligation to the Company or its other Members with respect to any opportunity to expand the Company’s Business or affairs, whether geographically, or otherwise. For the avoidance of doubt, nothing in this Section 6.9 shall override any obligations of HOBO under the Framework Agreement.

Section 15.10.VCOC and Investment Company Management Rights. At any time upon request by Evolve, the Company agrees to enter into a customary management rights letter with Evolve and/or its Affiliates in such form as may be approved by the Board.
Article XVI
RIGHTS OF MEMBERS; CONFIDENTIALITY; BOOKS AND RECORDS
Section 16.1.Access to Information. In addition to the other rights specifically set forth in this Agreement, the Class A Members and Class B Members will have access to all information to which a member of a limited liability company is entitled to have access pursuant to non-waivable provisions of the Delaware LLC Act (and all waivable provisions of the Delaware LLC Act that would otherwise grant any Member such access to information are hereby waived). Notwithstanding anything to the contrary in this Agreement, in all cases the Board shall have the right to cause the Company Group to withhold from any Class B Member any information that the Board deems sensitive or confidential, including Schedule 1 as it relates to other Members, except information required to be provided by the Company to the Class A Members pursuant to Section 7.2.
Section 16.2.Financial Reports; Other Information. The Company will cause to be prepared or delivered such reports as the Board may request. Additionally, at the times specified below, the Company shall furnish the following financial reports to the Class A Members and Class B Members:
(a)as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Company, consolidated balance sheets of the Company Group as of the end of such period, and consolidated statements of income and cash flows of the Company Group for the period then ended prepared in conformity with GAAP (except for any deviations therefrom that are otherwise noted in the applicable financial statement) and subject to the absence of footnotes and to year-end adjustments;
(b)as soon as available and in any event within 60 days after the end of each fiscal year of the Company, a consolidated balance sheet of the Company Group as of the end of such fiscal year, and consolidated statements of income and cash flows of the Company Group for the year then ended prepared in conformity with GAAP (except for any deviations therefrom that are otherwise noted in the applicable financial statement);
(c)to the extent that the Company elects to cause the statements described in clause (b) above to be audited, then as soon as available, such statements and an auditor’s report with respect to the audit thereof;
(d)as soon as available, a copy of any other financial statements delivered to the Board or to the other Members;
(e)periodic reports regarding information required to be delivered to Evolve pursuant to the Framework Agreement or any Project Document; and
(f)as soon as available, a copy of all operating budgets of the Company, including all material amendments thereof.
Section 16.3.Confidentiality. Each Member, on behalf of itself, its Affiliates and its advisors, agrees that this Agreement, all understandings, agreements and other arrangements between and among the Members, and all other non-public information received from or otherwise relating to the Company or its business and affairs will be confidential, and will not be disclosed or otherwise released to any other Person (other than another Member), without Board approval, unless such disclosure or release is otherwise permitted pursuant to the terms of a separate agreement between the Company Group, on the one hand, and such Member, on the other; provided, however, that Evolve may disclose any of the above confidential information to Stonepeak and its and their potential and actual Transferees, lenders, and investors and their respective employees, agents and representatives. The obligations of the Members hereunder will not apply to the extent that the disclosure of information otherwise determined to be confidential is required by Law; provided that prior to disclosing such confidential information, to the extent practicable a Member must notify the Company thereof, which notice will include the basis upon which such Member believes the information is required to be disclosed. Each Member agrees that it will not use any such confidential information for any purpose except (a) in connection with its investment in the Company, including a potential sale or acquisition of its Units, (b) in a manner that is not reasonably expected to be adverse to the Company in any material manner, and (c) to enforce its rights hereunder. Furthermore, Members and the Company acknowledge that Evolve’s and its Affiliates’ employees, directors, officers and principals serve, or may in the future serve, as directors of direct or indirect portfolio companies (which will be deemed to include entities in which Evolve or its Affiliates own equity interests) of investment funds advised or managed by Evolve or any of its Affiliates or any of their respective direct or indirect investors (collectively, the “Excluded Entities”), and that such employees, directors, officers, principals and Excluded Entities will not be deemed to have used confidential information solely due to the dual roles of any such employee, director, officer or principal or the use by such employee, director, officer or principal of general industry information that is confidential information.

Section 16.4.Non-Disparagement.
(a)While any Person is a Member and at all times thereafter, such Person shall not make, repeat or publish any false, disparaging, negative, unflattering, accusatory, misleading, derogatory or defamatory statements or references, whether oral or written, concerning any Company Related Party, or otherwise take any action which might reasonably be expected to cause damage or harm to any Company Related Party; provided, however, that nothing herein shall prohibit such Person from giving truthful testimony or evidence to a Governmental Authority if properly subpoenaed or otherwise required to do so under applicable Law.
(b)Promptly after the date such Person ceases being a Member, the Company shall instruct the officers and equityholders of all Entities in the Company Group not to make, repeat or publish any false, disparaging, negative, unflattering, accusatory, misleading, derogatory or defamatory statements or references, whether oral or written, concerning such Person; provided, however, that nothing herein shall prohibit any of the officers and equityholders of entities in the Company Group from communicating with the Board or any Manager in the ordinary course of business or with officers and legal counsel of the Company Group on a need-to-know basis; provided further that nothing herein shall prohibit any of the officers and equityholders of Entities in the Company Group from giving truthful testimony or evidence to a Governmental Authority if properly subpoenaed or otherwise required to do so under applicable Law.
(c)Notwithstanding anything herein to the contrary, the obligations of each Person and the officers and equityholders of entities in the Company Group under this Section 7.4 shall not apply to (i) disclosures required by applicable Law, regulation, or order of a court of competent jurisdiction or authorized government agency, (ii) the making of a truthful statement to the extent necessary with respect to any dispute involving this Agreement or any other agreement between such Person and any member of the Company Group or (iii) a response to any incorrect, disparaging or derogatory public statement to the extent reasonably necessary to correct or refute such public statement.
Section 16.5.Press Releases. Neither the Company Group nor any Member shall issue, or authorize to be issued, any press release, interview, article or other public announcement or media release (including an internet posting, web blog or other electronic publication) that makes reference to this

Agreement or the transactions contemplated herein or Evolve without the prior consent of Evolve; provided, that the Company Group or such Member, as applicable, shall provide the other Members an advance opportunity to review and comment upon such proposed press release, interview, article or other public announcement or media release; consider in good faith the comments of the other Member; and provide the other Members with final copies thereof;

Section 16.6.Maintenance of Books and Records. The books of account for the Company and other Company records will be located at the Company’s principal office or such other place as the Board may deem appropriate, and will be maintained on an accrual basis in accordance with this Agreement, except that the Capital Accounts of the Members will be maintained in accordance with the definition of Capital Account.
Section 16.7.Bank Accounts. The Board may cause the Company to establish and maintain one or more separate bank or investment accounts for Company funds in the Company name with such financial institutions and firms as the Board may select and with such signatories thereon as the Board may designate.
Article XVII
TAXES
Section 17.1.Tax Returns. The Board will cause to be prepared and filed all necessary federal, state and local income tax returns for the Company and the Board will select a nationally recognized accounting firm to prepare the Company’s federal and state income tax returns. Each Member will furnish to the Board all pertinent information in its possession relating to Company operations that is necessary to enable the Company’s tax returns to be prepared and filed. The Company shall furnish to each Member an estimated U.S. Internal Revenue Service Form 1065, Schedule K-1 with respect to such Member no later than March 31st following each Tax Year and a final U.S. Internal Revenue Service Form 1065, Schedule K-1 with respect to such Member no later than June 30th following each Tax Year and will use commercially reasonable efforts to provide Members with the information necessary for each Member to calculate its obligation to make estimated payments of income taxes related to the ownership of such Member’s Units on a timely basis.
Section 17.2.Tax Elections.
(a)Elections by the Company. The Company will make the following elections in the appropriate manner:
(i)to adopt the Company’s Tax Year set forth in Section 2.6;
(ii)to adopt the accrual method of accounting;
(iii)to elect to amortize the Company’s start-up expenses under Code Section 195 ratably over a period of 180 months as permitted by Code Section 195(b);
(iv)to elect to amortize the Company’s organization expenses under Code Section 709 ratably as permitted by Code Section 709(b); and
(v)subject to Section 8.2(c), any other election the Board may deem appropriate and in the best interests of the Members.
(b)Elections by Members. If any Member makes any Tax election that requires the Company to furnish information to such Member to enable such Member to compute its own Tax liability, or requires the Company to file any Tax return or report with any Taxing authority, in either case that would not be required in the absence of such election made by such Member, the Company may, as a condition to furnishing such information or filing of such return or report, require such Member to pay to the Company any incremental expenses incurred in connection therewith.
(c)Characterization by the Company. It is the intent of the Members that the Company be treated as a partnership for federal income tax purposes and, to the extent permitted by Law, for state and local franchise and income tax purposes. Except in connection with a conversion of the Company as contemplated by Section 4.6, neither the Company nor any Member may make an election for the Company to be treated as a corporation, and no term of this Agreement will be construed to sanction or approve such an election.
(d)Section 754 Election. Upon any disposition of Units, at the request of the Transferee of such Units, the Board shall cause the Company to elect, pursuant to Section 754 of the Code, to adjust the basis of the Company’s assets as provided in Sections 734 and 743 of the Code. Any Person requesting any Tax election under this Section 8.2(d) shall pay any accounting fees and expenses related to such election.
(e)Combined Group Taxes. If any Member (or any of its direct or indirect owners) is obligated to pay Taxes attributable to the Company Group’s assets or operations as a result of such Member (or its direct or indirect owners) and any member of the Company Group being treated as members of a combined, consolidated, unitary or other group of Entities, then the Company shall reimburse such Member for the amount of Taxes paid that are attributable to the Company Group, which amount shall equal the amount of such taxes the Company Group would pay if it were not included in any combined, consolidated, unitary or other group but instead were taxed on a stand-alone basis. Any amount paid to a Member pursuant to this Section 8.2(e) shall be treated as a reimbursement for amounts paid on behalf of the Company and shall not be treated as a distribution for purposes of Section 5.1 (including pursuant to Section 9.2). Until paid, the amount due from the Company pursuant hereto shall bear interest at a rate of 8% per annum. For the avoidance of doubt, this Section 8.2(e) is not intended to apply to taxes required to be paid by a Member as a result of the Company being a flow-through Entity for applicable tax purposes.
Section 17.3.Tax Representative.
(a)Evolve is hereby designated as the “partnership representative” within the meaning of Code Section 6223 and in a similar capacity under any other applicable Tax Law (in each such capacity, the “Tax Representative”). The Tax Representative shall have all rights, authority and power, and shall be subject to all obligations, of a partnership representative to the extent provided in the Code and the Treasury Regulations or other Law and shall represent the Company in all Tax matters to the extent determined by the Board and allowed by Law. Expenses incurred by Evolve as the Tax Representative or in a similar capacity as set forth in this Section 8.3 shall be borne by the Company. Such expenses shall include fees of attorneys and other Tax professionals, accountants, appraisers and experts, filing fees and reasonable out-of-pocket costs.
(b)Subject to Section 8.3(c), any decisions made by the Tax Representative, including whether to settle or contest any Tax matter, whether to extend the period of limitations for the assessment or collection of any Tax and the choice of forum for such contest, shall be made in the Tax Representative’s sole and absolute discretion; provided, however, that the Tax Representative shall notify and consult with the Board (including all of the HOBO Managers) regarding any such material decision, delegation or other action which may disproportionately and adversely affect any class of Units relative to any other class of Units, and if such disproportionate and adverse effect is material, such action shall not be taken without the consent of the holders of the applicable Units, not to be unreasonably conditioned, withheld or delayed.
(c)The Tax Representative may make, as approved by the Board, an election to apply Section 6221(b) or Section 6226 of the Code or an election to file and administrative adjustment pursuant to Section 6227 of the Code, in each case in the manner determined by the Tax Representative and approved by the Board. The Tax Representative will promptly inform the Members of any tax deficiencies assessed by any taxing authority against the Company or the Members. Each Member does hereby agree to indemnify and hold harmless the Company from and against any liability with respect to its share of any tax deficiency paid or payable by the Company that is allocable to the Member (as reasonably determined by the Board) with respect to an audited or reviewed taxable year for which such Member was a Member (for the avoidance of doubt, including any applicable interest and penalties); such obligation will survive such Member’s ceasing to be a Member and/or the termination, dissolution, liquidation and winding up of the Company.
(d)In connection with a determination of each Member’s share of any additional income Tax, interest, penalty, or additional amount under the Code as a result of an adjustment to the Company’s federal income Tax returns (such amount, an “Imputed Underpayment”), the Tax Representative shall use reasonable efforts to obtain all reductions in any Imputed Underpayment as are legally available under Code Section 6225(c) in respect of each Member as a result of the Tax status of each Member (and its direct and indirect equity owners) and shall allocate any such Imputed Underpayment, and any applicable reduction under Code Section 6225(c) in such Imputed Underpayment, among the Members in good faith and in a manner which takes into account each Member’s interest in the Company in the reviewed year, each Member’s timely provision of information necessary to reduce under Code Section 6225(c) the amount of the Imputed Underpayment and the Tax status of each Member.
Article XVIII
DISSOLUTION, LIQUIDATION AND TERMINATION
Section 18.1.Dissolution.
(a)The Company will dissolve and its affairs will be wound up upon the first to occur of either of the following:
(i)the approval of the Board; or
(ii)the occurrence of any other event causing dissolution of the Company under the Delaware LLC Act;
(b)Notwithstanding the foregoing, if the Board approves of dissolution pursuant to Section 9.1(a)(i), then HOBO shall have the right, by delivering written notice to Evolve and the Company within 20 days of being notified of the intention to wind up the Company, to elect to have all Units held by Evolve conveyed to it: (i) if such conveyance occurs before Financial Close, for $0 cash and (ii) if such conveyance occurs on or after Financial Close, in exchange for the payment of immediately available funds in an amount equal to the Fair Market Value of the Company’s assets to be paid within 20 Business Days following the determination of the Fair Market Value of the Company’s assets, with such conveyance to be based on a contribution agreement, substantially in the same form as the Contribution Agreement (as defined in the Framework Agreement). In the case of clause (i) above, Sections 2.7(c) through 2.7(e) of the Framework Agreement shall apply mutatis mutandis with respect to any such conveyance as if a Funding Termination Notice (as defined in the Framework Agreement) had been delivered pursuant to Section 2.7 of the Framework Agreement and HOBO had exercised its right to have the Units conveyed to HOBO.
(c)Upon dissolution pursuant to Section 9.1(a)(ii), any remaining Members may elect to continue the Company’s business within 90 days of the occurrence of the event causing such dissolution.
(d)The death, resignation, withdrawal, bankruptcy, insolvency or expulsion of any Member will not dissolve the Company.

Section 18.2.Liquidation and Termination. On dissolution of the Company, the Board may appoint one or more Persons as liquidator(s). The liquidator will proceed diligently to wind up the Company’s affairs and make final distributions as provided herein. The costs of liquidation will be borne as a Company expense. Until final distribution, the liquidator will continue to operate the Company properties with all power and authority of the Members. The steps to be accomplished by the liquidator are as follows:
(a)as promptly as possible after dissolution and again after final liquidation, the liquidator will cause a proper accounting to be made by a recognized firm of certified public accountants of the Company’s assets, liabilities, and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable;
(b)the liquidator will pay from Company funds all of the Company’s debts and liabilities (including all expenses incurred in liquidation) or otherwise make adequate provision therefor (including the establishment of a cash escrow fund for contingent liabilities in such amount and for such term as the liquidator may reasonably determine); and
(c)the Company will dispose of all remaining assets as follows:
(i)the liquidator may sell any Company property, and any resulting gain or loss from each sale will be computed and allocated to the Members pursuant to Section 5.3;
(ii)without duplication of the adjustments required pursuant to the definition of Gross Asset Value, with respect to all Company property that has not been sold, the Fair Market Value of that property will be determined and the Capital Accounts of the Members will be adjusted to reflect the manner in which the unrealized income, gain, loss, and deduction inherent in such property that has not been reflected in the Capital Accounts previously would be allocated among the Members if there were a Taxable sale of such property for the Fair Market Value of such property on the date of distribution; and
(iii)thereafter, Company property will be distributed among the Members in accordance with Section 5.1(a). All distributions made pursuant to this Section 9.2(c)(iii) will be made by the end of such Tax Year (or, if later, within 90 days after the date of such liquidation).
(d)All distributions in kind to the Members will be valued at Fair Market Value, as determined by the liquidator, and made subject to the liability of each distributee for its allocable share of costs, expenses and liabilities theretofore incurred or for which the Company has committed prior to the date of termination and those costs, expenses and liabilities will be allocated to the distributee pursuant to this Section 9.2. The liquidator will be permitted to distribute property in kind either in undivided shares or in divided shares, so long as distributions are made in accordance with Section 5.1(a).
Section 18.3.Cancellation of Filing. On completion of the distribution of Company assets as provided herein, the Company will be terminated and the Board (or such other Person or Persons as may be authorized or required) will cause the cancellation of any other filings previously made on behalf of the Company and will take such other actions as may be necessary to terminate the Company.
Section 18.4.Assignment of Covenants. In connection with a liquidation, the Company shall assign the benefit of Section 7.3 and Section 7.4 to the Members for no consideration.

Article XIX
GENERAL TERMS
Section 19.1.Company Obligations. To the extent that any term of this Agreement requires the Company or the Board to take any action, the Members shall cause the Company or the Board, as applicable, to take such action.
Section 19.2.Notices. All notices, requests or consents provided for or permitted to be given under this Agreement will be in writing and will be given (a) by depositing such writing in the United States mail, addressed to the recipient, postage paid and certified with return receipt requested, (b) by depositing such writing with a reputable overnight courier for next day delivery or (c) by delivering such writing to the recipient in person, by courier or by email transmission. A notice, request or consent given under this Agreement will be effective on receipt by the Members to receive it except that a notice, request or consent given by email transmission will be effective when sent. All notices, requests and consents to be sent to the Members will be sent to or made at the addresses given for such Member as follows:

If to HOBO, to:

HOBO Renewable Diesel LLC

1300 Post Oak Blvd., Suite 1350

Houston, Texas 77056

Attention: Mike Keuss

Title: President

Email: mkeuss@hobord.com

with a copy to (which shall not constitute notice):

King & Spalding LLP

1100 Louisiana Street, Suite 4100

Houston, Texas 77002

Attention: Stuart R. Zisman

Email: szisman@kslaw.com

If to Evolve, to:

Evolve Transition Infrastructure LP
c/o Stonepeak Infrastructure Partners
600 Travis Street, Suite 6290
Houston, Texas 77002
Attn: Jack Howell
Email: Howell@stonepeakpartners.com

with a copy to:

Stonepeak Partners LP
55 Hudson Yards
550 W. 34th Street, 48th Floor
New York, New York 10001
Attention: Michael Bricker and Adrienne Saunders
Email: bricker@stonepeakpartners.com; legalandcompliance@stonepeakpartners.com with a copy to (which shall not constitute notice):

Sidley Austin LLP

1000 Louisiana St., Suite 5900

Houston, Texas 77002

Attention: Cliff W. Vrielink

Email: cvrielink@sidley.com

Any Member from time to time may change its address or other information for the purpose of notices to that party by giving notice specifying such change to the other Member(s).

Section 19.3.Expenses. The Company shall reimburse Evolve (and its Affiliates) for its out-of-pocket expenses, including the fees and expenses of counsel, incurred in connection with its investment in the Company Group and the negotiation and execution of this Agreement and the other transaction documents contemplated hereby. The Company shall reimburse Evolve (and its Affiliates) for its out-of-pocket expenses, including the fees and expenses of counsel and auditors, incurred in connection with the maintenance and management of its investments in the Company.
Section 19.4.Assignment; Successors. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party without the prior written consent of the other party and any attempt to do so will be void; provided, however, that Evolve may assign any or all of its rights under this Agreement to Stonepeak or its Affiliates; provided, that, to the extent the Company or any of its subsidiaries has a Project that is still in development or construction, if Evolve transfers its Units to a Transferee that has a credit profile similar to or better than Evolve’s, Evolve must reasonably demonstrate that the Transferee has sufficient financial strength to fund the capital needed to complete such Projects. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns.
Section 19.5.Entire Agreement; Supersedure. This Agreement, together with the agreements entered into in connection herewith, constitutes the entire agreement of the Members relating to the Company and supersedes all prior contracts or agreements with respect to the Company, whether oral or written. Notwithstanding any other term of this Agreement, the Company may, upon approval of the Board, enter into agreements or other writings with any Member in respect of the Units of such Member, and the rights of the Company and obligations of such Member set forth in any such agreement or writing may establish rights in favor of the Company or such Member or limit the rights of such Member.
Section 19.6.Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to confer upon any Person (including any creditor of the Company Group) other than the parties hereto and their respective successors, personal representatives and permitted assigns, any rights, remedies or benefits under or by reason of this Agreement; provided, however, that (a) the Managers, Company Group officers and former Managers and Company Group officers (but only with respect to the time during which they served as Managers or officers) are intended to be third-party beneficiaries of Section 6.6, Section 6.7, Section 6.8, Section 6.9 and Section 10.17, with rights to enforce such terms as though a party to this Agreement and (b) the Persons described in Section 10.17 are intended to be third-party beneficiaries with rights to enforce Section 10.17 as though a party to this Agreement.
Section 19.7.Amendments; Waiver.
(a)Except as otherwise set forth in this Agreement, this Agreement may be amended or modified from time to time only by a written instrument that is adopted by the Board; provided, however, that, subject to Section 10.7(b), if applicable, (i) any such amendment that materially and disproportionately adversely affects any Units as compared to the impact of the amendment on other Units of the same class will require the consent of the Member owning such adversely affected Units, (ii) any amendment to

Section 4.2, Section 4.3, Section 4.4 or Section 4.5 that, in each case, disproportionately and adversely affects the relative rights, preferences or privileges of the Class B Members, as compared to the effect of such amendment on the relative rights, preferences or privileges of the Class A Members, will require the consent of the Class B Members holding a majority of the issued and outstanding Class B Units, (iii) any such amendment that requires any Member to make a Capital Contribution to the Company that such Member has not otherwise agreed in writing will require the consent of such Member, (iv) any such amendment that alters the relative rights to distributions set forth in Section 5.1 (including pursuant to Section 9.2) as between the Class A Units and the Class B Units will require the consent of the Class B Members holding a majority of the issued and outstanding Class B Units, (v) any provision that includes a consent or approval standard for a Member or group of Members (including Affiliate Transactions standards and those matters covered by Section 6.2(g)) may not be amended in an adverse manner to such Member or group of Members without the consent of such Member or group of Members using the same approval standard set forth in such provision and (vi) any amendment that imposes any additional material obligation (or any obligation that is prohibited by applicable Law) on any Member under this Agreement shall require the prior written consent of such Member.
(b)Notwithstanding anything herein to the contrary, no Member approval is required for any amendment made by the Board (i) to Schedule 1 in accordance with Section 3.1, (ii) subject to Section 6.2(g) and Section 10.7(a)(iv), in connection with the granting of rights and the imposition of obligations on the holders thereof in respect of newly created or issued additional or different classes or series of Units or (iii) in connection with an Internal Restructure effected in accordance with Section 4.6.
(c)A waiver or consent, express or implied, to or of any breach or default by any Person in the performance by such Person of its obligations with respect to the Company will not constitute a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person with respect to the Company. Failure on the part of a Person to complain of any act of any Person or to determine any Person to be in default with respect to the Company, irrespective of how long such failure continues, will not constitute a waiver by that Person of its rights with respect to that default until the applicable limitations period has expired.
Section 19.8.Governing Law; Severability. This Agreement is governed by and will be construed in accordance with the Law of the State of Delaware, excluding any conflict-of-laws rule or principle (whether under the Law of Delaware or any other jurisdiction) that might refer the governance or the construction of this Agreement to the Law of another jurisdiction. If any term of this Agreement or its application to any Person or circumstance is held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such term to other Persons or circumstances will not be affected thereby, and such term will be enforced to the extent permitted by Law.
Section 19.9.Dispute Resolution.
(a)Except as provided in Section 10.10, any dispute, controversy or claim, of any and every kind or type, whether based on contract, tort, statute, regulations, or otherwise, between the parties hereunder, arising out of, connected with, or relating in any way to the Company’s business or affairs or to this Agreement or the obligations of the parties hereunder, including any dispute as to the existence, validity, construction, interpretation, negotiation, performance, non-performance, breach, termination or enforceability of this Agreement (in each case, a “Dispute”), shall be resolved solely and exclusively in accordance with the confidential individual procedures specified in this Section 10.9. The parties to any Dispute (the “Arbitration Parties”) shall attempt in good faith to resolve such Dispute by mutual discussions within 30 days after the date that one Arbitration Party gives notice of such a Dispute to the Company at its principal office designated pursuant to Section 2.4 and to the other Arbitration Parties. If the Dispute is not resolved within such 30-day period, any Arbitration Party may cause the Dispute to be finally settled by confidential individual arbitration (which may be initiated by either party following expiration of the immediately foregoing time period) administered by the American Arbitration Association (“AAA”) under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The arbitration shall be held in New York, New York, and presided over by three arbitrators, appointed pursuant to the process set forth below. For the avoidance of doubt, the parties hereto agree that no claims on a class, collective or representative basis shall be brought in the arbitration process contemplated hereunder, and the arbitrators shall have no power to hear any such claims. IN ADDITION, THE PARTIES HERETO HEREBY WAIVE ANY RIGHT TO BRING OR PARTICIPATE IN A CLASS ACTION, COLLECTIVE ACTION, OR REPRESENTATIVE ACTION AGAINST EACH OTHER OR THE COMPANY IN CONNECTION WITH ANY DISPUTE ARISING OUT OF, CONNECTED WITH, OR RELATING IN ANY WAY TO THE COMPANY’S BUSINESS OR AFFAIRS OR TO THIS AGREEMENT. The Arbitration Party who initiates the arbitration with the AAA shall at the time of such initiation provide notice to the AAA and the other Arbitration Parties of the name of such Arbitration Party’s selected arbitrator. The Arbitration Party who does not initiate the arbitration shall file its answering statement with the AAA within 45 days of their receipt of the notice of filing from the AAA, which statement shall include such Arbitration Party’s selected arbitrator. The two arbitrators appointed by Arbitration Parties shall select a third arbitrator, who shall serve as the chairperson of the arbitration. If an Arbitration Party fails to select an arbitrator or the selected arbitrators fail to select the third arbitrator, then such arbitrator shall be appointed pursuant to the AAA Commercial Arbitration Rules. The arbitration award shall identify whether there is a prevailing party in the arbitration and include an award in favor of such prevailing party and against each losing party, jointly and severally, for costs and expenses, including reasonable litigation or arbitration fees and costs (including attorney fees) the prevailing party incurred, excluding any contingent or deferred fees and costs.
(b)To the extent that any party hereto (including assignees of any party’s rights or obligations under this Agreement) may be entitled, in any jurisdiction, to claim for itself or its revenues, assets or properties, immunity from service of process, from suit, from the jurisdiction of any court, from an interlocutory order or injunction or the enforcement of the same against its property in such court, from attachment prior to judgment, from attachment in aid of execution of an arbitral award or judgment (interlocutory or final), or from any other legal process, and to the extent that, in any such jurisdiction there may be attributed such immunity (whether claimed or not), each party hereto hereby irrevocably agrees not to claim, and hereby irrevocably waives, such immunity.
(c)This agreement to arbitrate shall be binding upon the successors, assignees, representatives, spouses and any trustee or receiver of any party.
(d)This Section 10.9 shall survive the expiration or termination of this Agreement and shall not be modified if any other provision or term of this Agreement is found to be illegal, invalid, void or unenforceable by any court of competent jurisdiction.
Section 19.10.Consent to Jurisdiction; Waiver of Jury Trial.
(a)THE PARTIES HERETO VOLUNTARILY AND IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF TEXAS AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA IN THE SOUTHERN DISTRICT OF TEXAS, OVER (I) ANY CLAIM FOR EQUITABLE RELIEF CONTEMPLATED BY Section 10.18, (ii) ANY CLAIM FOR ENFORCEMENT OF AN ARBITRAL AWARD GRANTED UNDER Section 10.9(a), OR (III) ANY CLAIM THAT IS NON-ARBITRABLE PURSUANT TO LAW, AND EACH PARTY HERETO IRREVOCABLY AGREES THAT ALL SUCH CLAIMS SHALL BE HEARD AND DETERMINED IN SUCH COURTS. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE

VENUE OF ANY SUCH CLAIM BROUGHT IN SUCH COURT OR ANY DEFENSE OF INCONVENIENT FORUM FOR THE MAINTENANCE OF SUCH CLAIM. EACH PARTY HERETO AGREES THAT A JUDGMENT IN ANY SUCH CLAIM MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.
(b)EACH PARTY HERETO HEREBY VOLUNTARILY AND IRREVOCABLY WAIVES TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF, CONNECTED WITH OR RELATING IN ANY WAY TO THE COMPANY’S BUSINESS OR TO THIS AGREEMENT OR TO THE OTHER OBLIGATIONS OF THE PARTIES HEREUNDER.
Section 19.11.Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each Member will execute and deliver any additional agreements, documents and instruments and perform any additional acts that may be necessary, appropriate or desirable to effectuate and perform the terms of this Agreement and such transactions, including voting for, consenting to and raising no objections to any transaction contemplated hereby and waiving any dissenters’ rights, appraisal rights or similar rights in connection therewith.
Section 19.12.Waiver of Certain Rights. To the extent permitted by Law, each Member irrevocably waives any right it might have to maintain any action for dissolution of the Company or to maintain any action for partition of the Company’s property.
Section 19.13.No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by all parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement.
Section 19.14.Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.
Section 19.15.Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signatories had signed the same document. All counterparts will be construed together and constitute the same instrument.
Section 19.16.Electronic Transmissions. Each of the parties hereto agrees that (a) any signed document transmitted by electronic transmission shall be treated in all manner and respects as an original written document, (b) any such document shall be considered to have the same binding and legal effect as an original document and (c) at the request of any party hereto, any such document shall be re-delivered or re-executed, as appropriate, by the relevant party or parties in its original form. Each of the parties hereto further agrees that they will not raise the transmission of a document by electronic transmission as a defense in any proceeding or action in which the validity of such consent or document is at issue and hereby forever waives such defense. For purposes of this Agreement, the term “electronic transmission” means any form of communication not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process. The use of an electronic signature to conduct a transaction, indicate the execution of an agreement or provide notice or other form of communication is expressly authorized.
Section 19.17.No Recourse Against Nonparty Affiliates. This Agreement may only be enforced against, and any claim based upon, arising out of, or related to this Agreement or the negotiation, execution or performance of this Agreement may only be brought against, the Persons expressly party hereto, and then only with respect to the specific obligations set forth herein or therein with respect to such Persons. For further clarity, no past, present or future director, officer, employee, incorporator, manager, member, partner, equityholder, Affiliate, agent, attorney or other representative (in each case, in their capacities as such) of any Person party hereto, including Stonepeak, or of any Affiliate of any Person party hereto, or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of any Member under this Agreement or for any claim based on, in respect of or by reason of the transactions contemplated hereby or thereby. Without limiting the foregoing, to the extent permitted by Law, (a) each Person party hereto hereby waives and releases all rights, claims, demands, or causes of action that may otherwise be available at law or in equity, or granted by statute, to avoid or disregard the Entity form of any Person party hereto or otherwise impose liability of any Person party hereto on any other Person, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise and (b) each Person party hereto disclaims any reliance upon any other Person not party hereto with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement.

Section 19.18.Specific Performance. Each party hereby acknowledges and agrees that the rights of each party hereto to consummate the transactions contemplated hereby are special, unique and of extraordinary character and that, if any party hereto violates or fails or refuses to perform any covenant or agreement made by it herein, the non-breaching party hereto may be without an adequate remedy at law. If any party hereto violates or fails or refuses to perform any covenant or agreement made by such party hereto herein, the non-breaching party hereto, subject to the terms hereof and in addition to any remedy at law for damages or other relief, may institute and prosecute an action in any court of competent jurisdiction to enforce specific performance of such covenant or agreement or seek any other equitable relief.
Section 19.19.Survivability of Terms. Section 3.9, Section 5.4, Section 6.6, Section 6.7, Section 6.8, Section 6.9, Section 7.3, Section 7.4, Article VIII and Article X shall survive any termination of this Agreement (and the withdrawal of any Member) and will be construed as agreements independent of any other terms of this Agreement; provided that with respect to any Member, such Member’s obligations under Section 7.3 shall terminate on the second anniversary of such Member’s withdrawal from the Company.
Section 19.20.Binding Effect. Except in accordance with a Transfer of Units permitted hereunder or as otherwise set forth herein, this Agreement may not be assigned by any party hereto, and any purported assignment that is not pursuant to a Transfer of Units permitted hereunder shall be void and of no force and effect. Subject to the restrictions on Transfer set forth in this Agreement, this Agreement will be binding on and inure to the benefit of the Members and their respective heirs, legal representatives, trustees, successors, and assigns. Evolve shall be permitted to partially or totally assign the rights granted to it hereunder as “Evolve” (as opposed to the rights granted to it hereunder as a “Class A Member”) to any other Member or any Affiliate of Evolve at any time.

[Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned Members have executed this Agreement effective as of the Effective Date.

CLASS A MEMBERS:

EVOLVE TRANSITION INFRASTRUCTURE LP

By: [●]

By:
Name:[●]
Title:[●]

HOBO RENEWABLE DIESEL, LLC

By:
Name:[●]
Title:[●]

CLASS B MEMBERS:

HOBO RENEWABLE DIESEL, LLC

By:
Name:[●]
Title:[●]

Signature Page to
Limited Liability Company Agreement of

[●]

Schedule 1

Members, Classes, Capital Contributions and Units

Name and Address	Initial Capital Contribution	Additional Capital Contribution	Total Capital Contributions	Units
Class A Members:				Class A Units
Evolve Transition Infrastructure LP c/o Stonepeak Infrastructure Partners 600 Travis Street, Suite 6290 Houston, Texas 77002 Attn: Jack Howell Email: Howell@stonepeakpartners.com With a copy to (which shall not constitute notice): Sidley Austin LLP 1000 Louisiana Street, Suite 6000 Houston, Texas 77002 Attn: Cliff W. Vrielink cvrielink@sidley.com	$[●]	$0	$[●]	[●]
HOBO Renewable Diesel, LLC 1300 Post Oak Blvd., Suite 1350 Houston, Texas 77056 Attention: Mike Keuss Title: President Email: mkeuss@hobord.com	$[●]	$0	$[●]	[●]
Class B Members:				Class B Units
HOBO Renewable Diesel, LLC 1300 Post Oak Blvd., Suite 1350 Houston, Texas 77056 Attention: Mike Keuss Title: President Email: mkeuss@hobord.com	–	$0	–	1000

Schedule 1

Schedule 2

Initial Managers

Name	Position
[●]	Evolve Manager (Designated Evolve Manager)
[●]	Evolve Manager
[●]	Evolve Manager
[●]	HOBO Manager
[●]	HOBO Manager

Schedule 2

Schedule 3

Officers

Name	Position
[●]	Chief Executive Officer
[●]	President
[●]	Chief Financial Officer and Executive Vice President

Schedule 3

Exhibit A

Form of Adoption Agreement

This adoption agreement (this “Adoption Agreement”) is executed as of [●] pursuant to the terms of the limited liability company agreement of [●] dated [●], and the Schedules and Exhibits thereto, as amended or restated from time to time, a copy of which is attached hereto (the “LLC Agreement”), by the transferee (“Transferee”) executing this Adoption Agreement. Initially capitalized terms not defined herein shall have the meanings assigned to such terms in the LLC Agreement. By the execution of this Adoption Agreement, the Transferee agrees as follows:

1.Acknowledgment. Transferee acknowledges that Transferee is acquiring [●] [Class A/Class B] Units, subject to the terms of the LLC Agreement. Transferee further acknowledges that until Transferee is admitted to the Company as a Member that Transferee has only the rights described in the LLC Agreement pertaining to Transferees.

2.Agreement. Transferee (a) agrees that the [●] [Class A/Class B] Units acquired by Transferee shall be bound by and subject to the terms of the LLC Agreement and (b) hereby joins in, and agrees to be bound by, the LLC Agreement (including the Exhibits and Schedules) with the same force and effect as if the Transferee were originally a party thereto.

3.Notice. Any notice required by the LLC Agreement shall be given to Transferee at the address listed below Transferee’s signature below.

4.Joinder. The spouse of the undersigned Transferee, if applicable, executes this Adoption Agreement to acknowledge that he/she is fully aware of, understands, and consents, for himself/herself and his/her heirs, assigns and legal representatives, to the terms of the LLC Agreement, as amended from time to time in accordance with its terms, and its binding effect upon any community property interest or marital settlement awards he/she may now or hereafter own or receive, and agrees that the termination of his/her marital relationship with such Transferee for any reason shall not have the effect of removing any Unit in the Company subject to the LLC Agreement from the coverage thereof and that his/her awareness, understanding, consent, and agreement is evidenced by his/her signature below.

TRANSFEREE:

By:
Name:

Information for Notices:

Fax:

SPOUSE:

By:
Name:

Exhibit A - 1

Exhibit B

Form of Release

This confidential mutual release agreement (this “Agreement”) is made effective as of [●] (the “Effective Date”) among [●], a Delaware limited liability company (the “Member”), [●], a Delaware limited liability company (the “Company”) and [●], a Delaware limited liability company (the “Project Company” and together with the Company, the “Company Group”). Each of the Member, the Company and the Project Company is referred to individually as a “Party” and collectively as the “Parties”.

WHEREAS, the Member and the other parties named therein are parties to the Limited Liability Company Agreement of the Company, dated as of [●], as the same may be amended from time to time, (the “LLC Agreement”);

WHEREAS, pursuant to the LLC Agreement, as a condition to the receipt of consideration from any Drag Sale, Tag Sale or Company Sale (each, as used herein, as defined in the LLC Agreement), the Member shall provide the Company Group with a release of claims such Member has or may have against the Company Group, and in consideration thereof such Member shall receive from the Company Group, a release of claims the Company Group has or may have against the Member; and

WHEREAS, the Company has consummated a [Drag Sale / Tag Sale / Company Sale] and intends to distribute the consideration from such [Drag Sale / Tag Sale / Company Sale].

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises and covenants set out in this Agreement, the Parties agree as follows:

1.Final Distribution.  In accordance with the LLC Agreement, as a final distribution of proceeds from the [Drag Sale / Tag Sale / Company Sale], the Member will receive a distribution of $[●] plus, to the extent applicable, its pro rata portion of any subsequent proceeds in connection with any purchase price adjustments related thereto.

2.Mutual Releases.

(a)Release by Member.  The Member, on behalf of itself, its heirs, executors, successors, administrators and assigns (collectively, the “Member Release Group”), does hereby knowingly and voluntarily fully settle, release, and forever discharge, as permitted by law, the Company and the Project Company and their respective owners, partners, officers, managers, administrators, employees, directors, attorneys, affiliates, subsidiaries, parent companies, successors and assigns (collectively, the “Company Release Group”) from, and covenants not to sue the Company Release Group for, any claims, causes of action or promises of any and every kind, whether known or unknown, that exist or have existed at any time on or prior to the Effective Date, except for the Excluded Member Claims (as defined below), including the following: (i) any contractual claims, including any claims related to, regarding or arising from any aspects or terms of the LLC Agreement occurring through the Effective Date; (ii) any statutory claims; (iii) any tort claims, including claims for negligence; and (iv) any claims, matters, or actions related to the Member’s employment and/or affiliation with, or separation from, any member of the Company Release Group. Notwithstanding the above, the Member may make any claims against the Company Release Group in connection with any breach by the Company Release Group of this Agreement.  “Excluded Member Claims” means all (A) claims to indemnification under the LLC Agreement, (B) claims under the Company Group’s manager and officer liability insurance policy; (C) claims that arise following the Effective Date, including, without limitation, any such claims under an employment or separation agreement existing after the Effective Date between the Member, on the one hand, and the Company or the Project Company, on the other hand, or (D) claims against the Company Group relating to unpaid compensation or unreimbursed

Exhibit B-1

expenses or otherwise arising under an employment agreement between the Member, on the one hand, and the Company or the Project Company, on the other hand.

(b)Release by Company Release Group.  Each member of the Company Release Group does hereby knowingly and voluntarily fully settle, release, and forever discharge, as permitted by law, the Member Release Group from, and covenants not to sue the Member Release Group for, all claims, causes of action or promises of any and every kind, whether known or unknown, that are based upon facts occurring or existing at any time on or prior to the Effective Date, except for the Excluded Company Claims (as defined below), including the following: (i) any contractual claims, including any claims related to, regarding or arising from any aspects or terms of the LLC Agreement occurring through the Effective Date; (ii) any statutory claims; (iii) all tort claims, including claims for negligence; and (iv) any claims, matters, or actions related to the Member’s employment and/or affiliation with, or separation from, any member of the Company Release Group. Notwithstanding the above, the Company Release Group may make any claims against the Member Release Group in connection with any breach by the Member Release Group of this Agreement.  “Excluded Company Claims” means all (A) claims to indemnification under any employment or separation agreement existing as of the Effective Date between Member, on the one hand, and the Company Group, on the other hand, (B) claims that arise following the Effective Date, or (C) claims that arise prior to, on or following the Effective Date under an employment agreement, separation agreement, grant agreement or other similar agreement existing prior to, on or following the Effective Date between the Member, on the one hand, and the Company, the Project Company, or, in each case an affiliate thereof, on the other hand[, including, for the avoidance of doubt that certain [Executive Services Agreement dated [•], 2021 by and between Member, on the one hand, and Evolve Transition Infrastructure GP LLC, on the other hand.5]

3.Certain Acknowledgements.  Each Party acknowledges that it has read and understands this Agreement, has, to the extent such party so desired, consulted with legal counsel, is fully aware of its legal effect and has entered into this Agreement freely based on its own judgment with the advice of legal counsel and such other advisers as such party has deemed necessary or advisable.

4.Non-Admission.  This Agreement is not an admission by any Party of any wrongdoing or liability whatsoever, and any wrongdoing or liability is denied by any such Party.

5.Confidentiality.  The Member represents and agrees that he shall keep the terms, amount, and facts of this Agreement completely confidential and that he shall not hereafter disclose, directly or indirectly, any information concerning this Agreement to anyone, except his attorney(s), tax advisor(s), or spouse, or except as may be required by any federal or state agency or court, or as otherwise required by law. The Member shall affirmatively instruct his attorney(s), tax advisor(s) and spouse to abide strictly by the confidentiality requirement imposed in this Agreement.

6.Governing Law; Severability. This Agreement is governed by and will be construed in accordance with the laws of the State of Delaware, excluding any conflict-of-laws rule or principle (whether under the laws of State of Delaware or any other jurisdiction) that might refer the governance or the construction of this Agreement to the law of another jurisdiction. If any term of this Agreement or its application to any individual, corporation, partnership, joint venture, association, joint stock company, trust, limited liability company, unincorporated organization, Governmental Authority or any other form of entity or status recognized, under Law, as a separate legal person (a “Person”) or circumstance is held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such term to other Persons or circumstances will not be affected thereby, and such term will be enforced to the extent permitted by law.
Dispute Resolution.

5 Bracketed language or substantially similar language to be included depending on the facts.

Exhibit A - 2

(a)Except as provided in Section 8, any dispute, controversy or claim, of any and every kind or type, whether based on contract, tort, statute, regulations, or otherwise, between the Parties hereunder, arising out of, connected with, or relating in any way to this Agreement or the obligations of the Parties hereunder, including any dispute as to the existence, validity, construction, interpretation, negotiation, performance, non-performance, breach, termination or enforceability of this Agreement (in each case, a “Dispute”), shall be resolved solely and exclusively in accordance with the confidential individual procedures specified in this Section 7. The parties to any Dispute (the “Arbitration Parties”) shall attempt in good faith to resolve such Dispute by mutual discussions within 30 days after the date that one Arbitration Party gives notice of such a Dispute to the other Arbitration Parties. If the Dispute is not resolved within such 30-day period, any Arbitration Party may cause the Dispute to be finally settled by confidential individual arbitration (which may be initiated by either Arbitration Party following expiration of the immediately foregoing time period) administered by the American Arbitration Association (the “AAA”) under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The arbitration shall be held in New York, New York, and presided over by three arbitrators, appointed pursuant to the process set forth below. For the avoidance of doubt, the Parties agree that no claims on a class, collective or representative basis shall be brought in the arbitration process contemplated hereunder, and the arbitrators shall have no power to hear any such claims. IN ADDITION, THE PARTIES HEREBY WAIVE ANY RIGHT TO BRING OR PARTICIPATE IN A CLASS ACTION, COLLECTIVE ACTION, OR REPRESENTATIVE ACTION AGAINST EACH OTHER IN CONNECTION WITH ANY DISPUTE ARISING OUT OF, CONNECTED WITH, OR RELATING IN ANY WAY TO THIS AGREEMENT. The Arbitration Party who initiates the arbitration with the AAA shall at the time of such initiation provide notice to the AAA and the other Arbitration Parties of the name of such Arbitration Party’s selected arbitrator. The Arbitration Party who does not initiate the arbitration shall file its answering statement with the AAA within 45 days of their receipt of the notice of filing from the AAA, which statement shall include such Arbitration Party’s selected arbitrator. The two arbitrators appointed by Arbitration Parties shall select a third arbitrator, who shall serve as the chairperson of the arbitration. If an Arbitration Party fails to select an arbitrator or the selected arbitrators fail to select the third arbitrator, then such arbitrator shall be appointed pursuant to the AAA Commercial Arbitration Rules. The arbitration award shall identify whether there is a prevailing party in the arbitration and include an award in favor of such prevailing party and against each losing party, jointly and severally, for costs and expenses, including reasonable litigation or arbitration fees and costs (including attorney fees) the prevailing party incurred, excluding any contingent or deferred fees and costs.

(b)To the extent that any party hereto (including assignees of any Party’s rights or obligations under this Agreement) may be entitled, in any jurisdiction, to claim for itself or its revenues, assets or properties, immunity from service of process, from suit, from the jurisdiction of any court, from an interlocutory order or injunction or the enforcement of the same against its property in such court, from attachment prior to judgment, from attachment in aid of execution of an arbitral award or judgment (interlocutory or final), or from any other legal process, and to the extent that, in any such jurisdiction there may be attributed such immunity (whether claimed or not), each Party hereby irrevocably agrees not to claim, and hereby irrevocably waives, such immunity.

(c)This agreement to arbitrate shall be binding upon the successors, assignees, representatives, spouses and any trustee or receiver of any Party.

8.	Consent to Jurisdiction; Waiver of Jury Trial.

(a)THE PARTIES VOLUNTARILY AND IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF TEXAS AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA IN THE SOUTHERN DISTRICT OF TEXAS, OVER (i) ANY

Exhibit A - 3

CLAIM FOR ENFORCEMENT OF AN ARBITRAL AWARD GRANTED UNDER Section 7(a), OR (ii) ANY CLAIM THAT IS NON-ARBITRABLE PURSUANT TO LAW, AND EACH PARTY IRREVOCABLY AGREES THAT ALL SUCH CLAIMS SHALL BE HEARD AND DETERMINED IN SUCH COURTS. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH CLAIM BROUGHT IN SUCH COURT OR ANY DEFENSE OF INCONVENIENT FORUM FOR THE MAINTENANCE OF SUCH CLAIM. EACH PARTY AGREES THAT A JUDGMENT IN ANY SUCH CLAIM MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

(b)EACH PARTY HEREBY VOLUNTARILY AND IRREVOCABLY WAIVES TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF, CONNECTED WITH OR RELATING IN ANY WAY TO THIS AGREEMENT OR TO THE OTHER OBLIGATIONS OF THE PARTIES HEREUNDER.

9.Entire Agreement; Supersedure. This Agreement, together with the agreements entered into in connection herewith, constitutes the entire agreement of the Parties relating to the subject matter hereof and supersedes all prior contracts or agreements with respect to the subject matter hereof, whether oral or written.[Signature Pages Follow]

Exhibit A - 4

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

MEMBER:

[●]

By:  ________
Name:   ________
Title:   ________

COMPANY:

[●]

By:  ________
Name:   ________
Title:   ________

PROJECT COMPANY:

[●]

By:  ________
Name:   ________
Title:   ________

Exhibit A - 5

Exhibit B

Form of Contribution Agreement

See attached.

Exhibit B-1

FORM OF

CONTRIBUTION AGREEMENT

BETWEEN

HOBO RENEWABLE DIESEL LLC,
as Contributor,

AND

[PROJECT HOLDCO],

as Project HoldCo

Dated as of [●]

Exhibit B - 2

Page

Article I DEFINITIONS AND CONSTRUCTION6

Section 1.1Capitalized Terms6

Section 1.2Rules of Construction12

Article II CONTRIBUTION; CONSIDERATION13

Section 2.1Contribution13

Section 2.2Issuance of New Units13

Section 2.3Closing13

Section 2.4Closing Deliveries by Contributor to Project HoldCo13

Section 2.5Closing Deliveries by Project HoldCo to Contributor13

Article III REPRESENTATIONS AND WARRANTIES RELATING TO THE ACQUIRED COMPANY AND THE PROJECT14

Section 3.1Organization; Good Standing14

Section 3.2Capitalization of the Acquired Company14

Section 3.3Subsidiaries14

Section 3.4Financial Statements14

Section 3.5Absence of Changes15

Section 3.6Compliance with Applicable Law; Permits15

Section 3.7Intellectual Property16

Section 3.8Absence of Litigation16

Section 3.9Insurance16

Section 3.10Real Property16

Section 3.11Personal Property17

Section 3.12Environmental Matters17

Section 3.13Taxes18

Section 3.14Contracts19

Section 3.15Employees and Labor Matters20

Section 3.16Employee Benefits20

Section 3.17Transactions with Affiliates20

Section 3.18Bank Accounts20

Section 3.19Records20

Section 3.20No Bankruptcy20

Section 3.21No Undisclosed Material Liabilities; Indebtedness; Credit Support20

Section 3.22Anti-Corruption21

Section 3.23Broker’s Commissions21

Article IV REPRESENTATIONS AND WARRANTIES REGARDING CONTRIBUTOR21

Section 4.1Organization; Good Standing21

Section 4.2Authority21

Section 4.3Ownership of the Acquired Company Interests21

Section 4.4No Conflicts; Consents and Approvals22

Section 4.5Broker’s Commissions22

Section 4.6No Bankruptcy22

Section 4.7Legal Proceedings22

Exhibit B - 3

Section 4.8Unregistered Securities22

Article V REPRESENTATIONS AND WARRANTIES REGARDING PROJECT HOLDCO23

Section 5.1Organization; Good Standing23

Section 5.2Authority23

Section 5.3No Conflicts; Consents and Approvals23

Section 5.4Legal Proceedings24

Section 5.5Acquisition as Investment24

Section 5.6Broker’s Commissions24

Section 5.7No Bankruptcy24

Article VI COVENANTS24

Section 6.1Further Assurances24

Section 6.2Tax Matters.24

Section 6.3Confidentiality25

Article VII SURVIVAL; INDEMNIFICATION25

Section 7.1Survival of Representations, Warranties and Agreements26

Section 7.2Indemnification by Contributor26

Section 7.3Indemnification by Project HoldCo26

Section 7.4Limitations and Acknowledgments27

Section 7.5Claims Procedures27

Section 7.6Waiver of Other Representations28

Section 7.7Waiver of Remedies29

Section 7.8Dispute Resolution and Arbitration29

Section 7.9Arbitration Procedures30

Section 7.10Certain Adjustments31

Section 7.11Tax Treatment31

Article VIII MISCELLANEOUS31

Section 8.1Notices31

Section 8.2Entire Agreement; Supersedure; Third-Party Beneficiaries32

Section 8.3Expenses33

Section 8.4Amendments; Waiver33

Section 8.5Assignment; Successors33

Section 8.6Counterparts33

Section 8.7Electronic Transmissions33

Section 8.8Governing Law; Severability33

Section 8.9Consent to Jurisdiction; Waiver of Jury Trial34

Section 8.10Specific Performance34

Section 8.11Effect of Waiver or Consent34

Section 8.12No Strict Construction34

Section 8.13No Recourse Against Nonparty Affiliates34

Section 8.14Headings35

Exhibit B - 4

EXHIBITS

Exhibit AForm of Assignment Agreement

SCHEDULES

Schedule 1.1-PL	Permitted Liens
Schedule 3.2(a)	Ownership of Acquired Company Interests
Schedule 3.4	Financial Statements
Schedule 3.5	Absence of Changes
Schedule 3.6(a)	Compliance with Law
Schedule 3.6(b)	Material Permits
Schedule 3.6(c)	Required Permits
Schedule 3.7(b)	Licenses of Intellectual Property
Schedule 3.8	Litigation
Schedule 3.9	Insurance
Schedule 3.10(a)	Real Property – Fee Title Ownership
Schedule 3.10(b)	Real Property – Leases
Schedule 3.10(c)	Real Property – Easements
Schedule 3.10(d)	Real Property – ROFRs, Options and Other Similar Rights
Schedule 3.11	Personal Property
Schedule 3.12	Environmental Matters
Schedule 3.13	Taxes
Schedule 3.14(a)	Project Contracts
Schedule 3.17	Affiliate Transactions
Schedule 3.18	Bank Accounts
Schedule 3.21-CS	Credit Support
Schedule 3.21-I	Indebtedness
Schedule 3.21-P	Payables
Schedule 4.4	Contributor Approvals
Schedule 4.5	Broker’s Commissions
Schedule 5.6	Broker’s Commissions

Exhibit B - 5

CONTRIBUTION AGREEMENT

This Contribution Agreement (this “Agreement”) is made and entered into as of [_______ __, 202_] by and between HOBO Renewable Diesel, LLC, a Delaware limited liability company (“Contributor”), and [insert reference to Project HoldCo], a Delaware limited liability company (“Project HoldCo”).  Each of Contributor and Project HoldCo are sometimes referred to herein individually as a “Party” and, together, the “Parties.”

RECITALS

WHEREAS, Evolve Transition Infrastructure LP, a Delaware limited partnership (“Evolve”), and Contributor have entered into that certain Framework Agreement dated as of November 3, 2021 (as amended, modified or supplemented from time to time, the “Framework Agreement”);

WHEREAS, pursuant to the Framework Agreement, following the satisfaction of the Offtake Condition (as defined therein) and the payment of the Initial Development Payment (as defined therein), the Initial Project (as defined in the Framework Agreement) is intended by Evolve and Contributor to be contributed to a holding company;

WHEREAS, the Acquired Company (as defined below) owns all of the assets and interests relating to the Project (as defined below), which is a “Project” contemplated by the Framework Agreement to be contributed to Project HoldCo, and Evolve and Contributor have agreed that all of the Acquired Company Interests (as defined below) should be contributed by Contributor to Project HoldCo pursuant to this Agreement, in exchange for the issuance by Project HoldCo of the New Units (as defined below) on the terms and subject to the conditions set forth herein; and

WHEREAS, Project HoldCo is a wholly-owned subsidiary of Evolve, and Project HoldCo, as of the date of this Agreement, is governed by that certain Amended and Restated Limited Liability Company Agreement of Project HoldCo dated as of the date of this Agreement (as amended, modified or supplemented from time to time, the “LLCA”).

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

Article I
DEFINITIONS AND CONSTRUCTION
Section 1.1Capitalized Terms.  All capitalized terms that appear in this Agreement shall have the respective meanings set forth in this Section 1.1.

“Acquired Company” means [●].

“Acquired Company Interests” means Contributor’s 100% membership interest in the Acquired Company.

“Affiliate” has the meaning set forth in the Framework Agreement.

Exhibit B - 6

“Agreement” has the meaning set forth in the introductory paragraph hereof.

“Anti-Corruption Law” means the U.S. Foreign Corrupt Practices Act of 1977, as amended, and all other applicable Law related to bribery or corruption.

“Asserted Liability” has the meaning set forth in Section 7.5(a).

“Assets” of any Person means all properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person, including Equity Interests and Real Property, easements, servitudes and similar non-possessory interests.

“Assignment Agreement” has the meaning set forth in Section 2.4(a).

“Business” means the early stage development of a renewable diesel and sustainable aviation fuel production facility.

“Business Day” means any day other than a Saturday, Sunday or legal holiday on which banks in New York City, New York are authorized or obligated by Law to close.

“Charter Documents” means, with respect to any Person that is not a natural person, the articles of incorporation or organization, memorandum of association, articles of association and by-laws, the limited partnership agreement, the partnership agreement or the limited liability company agreement or such other organizational documents of such Person which establish the legal personality of such Person.

“Claim” means any demand, claim, action, investigation or Proceeding.

“Claims Notice” has the meaning set forth in Section 7.5(a).

“Closing” has the meaning set forth in Section 2.3.

“Closing Date” means the date of this Agreement.

“Code” means the Internal Revenue Code of 1986.

“Commercial Operation” has the meaning set forth in the Framework Agreement.

“Commission” means the United States Securities and Exchange Commission.

“Consolidated Group” means any affiliated, combined, consolidated, unitary or similar group with respect to any Tax, including any affiliated group within the meaning of Section 1504 of the Code electing to file consolidated federal income Tax Returns and any similar group under foreign, state or local law.

“Contract” means any legally binding contract, commitment, agreement, lease, license, evidence of indebtedness, mortgage, indenture, purchase order, binding bid, letter of credit, security agreement, or other arrangement, in each case, whether written or oral.

“Contributor” has the meaning set forth in the introductory paragraph of this Agreement.

“Contributor Approvals” has the meaning set forth in Section 4.4(b).

“Contributor Payment Obligation” has the meaning set forth in Section 7.10.

Exhibit B - 7

“Contributor Taxes” means any and all Taxes (a) imposed on the Acquired Company or with respect to the Project or for which the Acquired Company may otherwise be liable for any Tax period or the portion of a Straddle Period ending on or before the Closing Date, as determined pursuant to Section 6.2(b); (b) for which the Acquired Company is liable by reason of being or having been a member of any Consolidated Group (other than Taxes attributable to an Acquired Company) prior to the Closing; (c) of any other Person for which the Acquired Company is or has been liable as a transferee or successor or by Contract (other than a Contract entered into in the ordinary course of the Business and the primary subject of which is not Taxes), resulting from events, transactions or relationships occurring or existing prior to the Closing; and (d) Taxes allocable to Contributor pursuant to Section 6.2(c).

“Contributor Warranty Breach” has the meaning set forth in Section 7.2(a).

“Delaware LLC Act” means the Delaware Limited Liability Company Act.

“Dispute” has the meaning set forth in Section 7.8(a).

“Employee Benefit Plan” means the following, whether written or oral:  (a) any nonqualified deferred compensation or retirement plan or arrangement that is an Employee Pension Benefit Plan; (b) any qualified defined contribution retirement plan or arrangement that is an Employee Pension Benefit Plan; (c) any qualified defined benefit retirement plan or arrangement that is an Employee Pension Benefit Plan; (d) any Employee Welfare Benefit Plan or material fringe benefit plan or program; (e) any profit sharing, bonus, phantom stock, stock bonus, stock appreciation right, stock option, stock purchase, consulting, retention, employment, change in control, severance or incentive plan, agreement or arrangement; or (f) any material plan, agreement or arrangement providing benefits related to clubs, vacation, childcare, parenting, sabbatical or sick leave.

“Employee Pension Benefit Plan” has the meaning set forth in Section 3(2) of ERISA and includes any such plan, such as foreign plans and plans for directors, that is not subject to ERISA.

“Employee Welfare Benefit Plan” has the meaning set forth in Section 3(1) of ERISA and includes any such plan, such as foreign plans and plans for directors, that is not subject to ERISA.

“Environmental Law” means any and all Laws pertaining to pollution or protection of the environment, natural resources), pipeline safety, or human health and safety or relating to the use, treatment, storage, transportation, handling, disposal or Release of, or exposure to, Hazardous Material, including the Clean Air Act, the Federal Water Pollution Control Act, the Oil Pollution Act of 1990, the Rivers and Harbors Act of 1899, the Safe Drinking Water Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Superfund Amendments and Reauthorization Act of 1986, the Resource Conservation and Recovery Act, the Hazardous and Solid Waste Amendments Act of 1984, the Emergency Planning and Community Right-to-Know Act, the Toxic Substances Control Act, the National Environmental Policy Act, the Hazardous Materials Transportation Act, the Endangered Species Act, the Occupational Safety and Health Act and comparable tribal, state and local counterparts.

“Environmental Permits” means any Permit required under or issued pursuant to Environmental Law.

“Equity Interests” means capital stock, partnership or membership interests or units (whether general or limited), and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing entity, including any interests convertible into, or exchangeable or exercisable for, any of the foregoing.

Exhibit B - 8

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any entity, trade or business that is under common control with the Acquired Company within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA, or that is a member of the same “controlled group” as the Acquired Company pursuant to Section 4001(a)(14) of ERISA.

“Evolve” has the meaning set forth in the recitals.

“Excluded Entities” has the meaning set forth in Section 6.3.

“Expiration Time” has the meaning set forth in Section 7.1.

“Framework Agreement” has the meaning set forth in the recitals.

“Fundamental Representations” has the meaning set forth in Section 7.1.

“GAAP” means generally accepted accounting principles in the United States, applied on a consistent basis.

“Governmental Authority” means any (a) national, federal, provincial, territorial, state, regional, municipal, local or other government, (b) governmental or public department, court, tribunal, arbitral body, statutory body, commission, board, bureau or agency, (c) self-regulatory organization, regulatory authority, administrative tribunal or authority, (d) subdivision, agent, commission, board or authority of any of the foregoing or (e) quasi-governmental or private body exercising any regulatory, expropriation or Taxing authority under or for the account of any of the foregoing.

“Hazardous Material” (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is defined, designated, identified or classified as a hazardous waste, hazardous substance, hazardous material, pollutant, contaminant or toxic substance under, or for which liability or standards of care are imposed by, any Environmental Law; and (b) any petroleum, petroleum distillate or petroleum-derived products, natural gas, natural gas liquids, radioactive materials or wastes, per- and polyfluoroalkyl substances, asbestos or asbestos-containing materials and polychlorinated biphenyls.

“Indebtedness” means, with respect to any Person, at any date, without duplication, (a) all obligations of such Person for borrowed money, including all principal, interest, premiums, fees, expenses, overdrafts and, to the extent required to be carried on a balance sheet prepared in accordance with GAAP penalties with respect thereto, whether short-term or long-term, and whether secured or unsecured, or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or debt securities, (c) all obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit or bankers’ acceptances or similar instruments, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (e) all guarantees, whether direct or indirect, by such Person of indebtedness of others or indebtedness of any other Person secured by any assets of such Person, and (f) all other obligations of a Person which would be required to be shown as indebtedness on a balance sheet of such Person prepared in accordance with GAAP.

“Intellectual Property Rights” means material rights in any of the following to the extent subject to protection under applicable Law: (a) trademarks, service marks and trade names; (b) patents; (c) copyrights;

Exhibit B - 9

(d) internet domain names; (e) trade secrets and other proprietary and confidential information; and (f) any registrations or applications for registration for any of the foregoing.

“Knowledge” when used in a particular representation or warranty in this Agreement (a) with respect to Contributor, means the actual knowledge, following reasonable inquiry, of Randall Gibbs, Jonathan Hartigan and Mike Keuss, and (b) with respect to Project HoldCo, means the actual knowledge, following reasonable inquiry, of [●] and [●].

“Law” means (a) all applicable laws, regulations, statutes, codes, rules, permits, licenses, certifications, decrees or standards imposed by any Governmental Authority and (b) all applicable orders, injunctions, judgments, decrees, rulings, writs, assessments, awards, subpoenas, verdicts, settlements or findings from any Governmental Authority.

“Lien” means any mortgage, pledge, hypothecation, deed of trust, assessment, security interest, charge, lien (statutory or otherwise), encumbrance, option, warranty, purchase right, preferential arrangement, easement, servitude, claim, restriction, lease or other similar property interest or encumbrance.

“LLCA” has the meaning set forth in the recitals.

“Loss” means any and all judgments, losses, liabilities, amounts paid in settlement, Taxes, damages, fines, penalties, deficiencies, expenses (including interest, court costs, reasonable fees of attorneys, accountants and other experts or other reasonable expenses of litigation or other Proceedings or of any Claim, default or assessment).  For all purposes in this Agreement the term “Losses” shall not include any Non-Reimbursable Damages.

“Material Permits” has the meaning set forth in Section 3.6.

“New Units” has the meaning set forth in Section 2.2.

“Non-Reimbursable Damages” has the meaning set forth in Section 7.7(b).

“Party” and “Parties” each has the meaning set forth in the introductory paragraph hereof.

“Permits” means all permits, licenses, registrations, certifications, approvals, consents, exemptions, waivers, franchises or other authorizations issued by or obtained from any Governmental Authority.

“Permitted Lien” means (a) solely to the extent set forth on Schedule 1.1-PL, any Lien for Taxes not yet due or delinquent or being contested in good faith by appropriate proceedings, (b) solely to the extent set forth on Schedule 1.1-PL, any Lien arising in the ordinary course of business by operation of Law with respect to a liability that is not yet due or delinquent or which is being contested in good faith by or on behalf of an Acquired Company, (c) all matters that are disclosed in the deed or instrument conveying such property that have been made available to Project HoldCo and Evolve by Contributor, (d) any other imperfection or irregularity of title or other Lien that could not reasonably be expected to interfere with the conduct of the Business, (e) zoning, planning and other similar limitations and restrictions and all rights of any Governmental Authority to regulate a property, (f) the terms and conditions of the Permits or the Contracts of the Acquired Company, (g) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security Law and (h) the other matters identified on Schedule 1.1-PL.

Exhibit B - 10

“Permitted Equity Liens” means Liens that may arise pursuant to (i) this Agreement, but only those Liens in favor of Project HoldCo, (ii) the Charter Documents of the Acquired Company or (iii) applicable securities laws.

“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, unlimited liability corporation, proprietorship, other business organization, trust, union, association or Governmental Authority.

“Personal Property” has the meaning set forth in Section 3.11.

“Proceeding” means any complaint, lawsuit, action, appeal, review, investigation, suit, arbitration or other proceeding at Law or in equity or order or ruling, in each case by or before any Governmental Authority or arbitral tribunal.

“Project” means [●].

“Project Assets” means [●].

“Project Contracts” has the meaning given to it in Section 3.14(a).

“Project HoldCo” has the meaning given to it in the introductory paragraph of this Agreement.

“Project HoldCo Warranty Breach” has the meaning set forth in Section 7.3(a).

“Public Official” means (a) any officer, employee or representative of any regional, federal, state, provincial, county or municipal government or government department, agency, or other division, (b) any officer, employee or representative of any commercial enterprise that is owned or controlled by a government, (c) any officer, employee or representative of any public international organization, (d) any person acting in an official capacity for any government or government entity, enterprise, or organization identified above and (e) any political party, party official or candidate for political office.

“Qualified Project Model” has the meaning set forth in the Framework Agreement.

“Real Property” means the real property owned in fee or leased, used or held for use by the Acquired Company.

“Records” means all books and records relating to the Project or to the ownership, development and design of any of the Project Assets.

“Release” means any release, spill, emission, leaking, pumping, pouring, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Materials into or through the indoor or outdoor environment or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, or groundwater.

“Representatives” means, as to any Person, its officers, directors, employees, managers, members, partners, shareholders, owners, counsel, accountants, financial advisers and consultants.

“Securities Act” means the Securities Act of 1933, and the rules and regulations of the Commission promulgated thereunder.

“Stonepeak” means Stonepeak Partners LP, a Delaware limited partnership.

Exhibit B - 11

“Straddle Period” means any Tax period beginning on or before and ending after the Closing Date.

“Subsidiary” means, as to any Person, any corporation or other entity of which: (a) such Person or a Subsidiary of such Person is a general partner or, in the case of a limited liability company, the managing member or manager thereof; or (b) Equity Interests are at the time directly or indirectly owned or controlled by such Person or one or more of its Subsidiaries.

“Taxes” means (a) all taxes, charges, fees, imposts, levies or other assessments or fees of any kind, including income, corporate, capital, excise, property, sales, use, turnover, unemployment, social security, disability, withholding, real property, personal property, environmental (including any tax imposed by Section 59A of the Code), transfer, registration, value added and franchise taxes, deductions, withholdings and customs duties, imposed by any Governmental Authority, and including any interest or penalty imposed with respect thereto; and (b) any liability for the payment of any amounts of the type described in clause (a) as a result of the operation of Law or any express or implied obligation to indemnify any other Person, including as a successor or by Contract.

“Tax Claim” means any action, suit, arbitration, investigation, inquiry, hearing, request for information or filing, audit, examination, claim, demand, dispute, assessment, proposed adjustment or proceeding (whether administrative, regulatory or otherwise, or whether oral or in writing) with respect to Taxes or any Tax Returns.

“Tax Return” means any return, report, rendition, claim for refund, statement, information return or other document (including any related or supporting information or Schedule attached thereto, or amendment thereof) filed or required to be filed with any Governmental Authority in connection with the determination, assessment, collection or administration of any Tax or the administration of any Law relating to any Tax.

“Taxing Authority” means, with respect to any Tax, the Governmental Authority or political subdivision thereof that imposes such Tax, and the agency (if any) charged with collection of such Tax for such entity or subdivision.

“Warranty Breach” means any Project HoldCo Warranty Breach or Contributor Warranty Breach.

Section 1.2Rules of Construction.  The definitions in Section 1.1 shall apply equally to both the singular and plural forms of the terms defined.  Whenever the context requires, the gender of all words used in this Agreement includes the masculine, feminine and neuter.  If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb).  If a term is not defined herein but is an accounting term, it shall have the meaning accorded it in accordance with U.S. generally accepted accounting principles.  Unless otherwise expressly specified: (i) all accounting determinations will be made in accordance with U.S. generally accepted accounting principles in effect from time to time, (ii) the words “includes” or “including” shall mean “including without limitation”, (iii) all references to Articles and Sections refer to articles and sections of this Agreement and (iv) all references to Exhibits and Schedules are to exhibits and schedules attached hereto, each of which is made a part hereof for all purposes.  Unless otherwise expressly provided herein, any Contract, instrument, law or statute defined or referred to herein means such Contract, instrument, law or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of laws or statutes) by succession of comparable successor laws or statutes and references to all attachments thereto and instruments incorporated therein.  Unless otherwise specified herein, any references to “days” herein shall be to calendar days.  If any period of days referred to in this Agreement shall end on a day that is not a Business Day, then the expiration of such period shall be automatically extended until the end of the first succeeding Business Day.  Unless otherwise specified

Exhibit B - 12

herein, or unless the context requires otherwise, any time period within which a payment is to be made or any other action is to be taken under this Agreement shall be calculated excluding the day on which the period commences and including the day on which the period ends.  Unless otherwise specified herein, all references to any currency or $ are to United States dollars.

Article II
CONTRIBUTION; CONSIDERATION
Section 2.1Contribution.  At Closing, Contributor shall contribute, assign, transfer and convey to Project HoldCo the Acquired Company Interests free and clear of all Liens other than Permitted Equity Liens.
Section 2.2Issuance of New Units.  At Closing, in consideration for the contribution of the Acquired Company Interests to Project HoldCo, Project HoldCo shall issue to Contributor [●] Class A Units (as such term is defined in the LLCA) (the “New Units”).
Section 2.3Closing.  The consummation of the contribution of the Acquired Company Interests to Project HoldCo and the issuance of the New Units to Contributor (the “Closing”) shall take place on the date of this Agreement at the offices of Sidley Austin LLP, 1000 Louisiana Street, Suite 5900, Houston, Texas 77002 at 10:00 A.M. local time; provided that, if the Parties so agree, the Closing may occur by means of electronic delivery of signatures and without the necessity for personal appearance by the Parties.  All actions listed in Section 2.4 or 2.5 that occur on the Closing Date shall be deemed to occur simultaneously at the Closing.
Section 2.4Closing Deliveries by Contributor to Project HoldCo.  At the Closing, Contributor shall deliver, or shall cause to be delivered, to Project HoldCo the following:
(a)a counterpart signature duly executed by Contributor of an assignment of the Acquired Company Interests (the “Assignment Agreement”) in the form attached hereto as Exhibit A evidencing the contribution, assignment, transfer and conveyance to Project HoldCo of the Acquired Company Interests;
(b)a certification of non-foreign status in the form prescribed by Treasury Regulation Section 1.1445-2(b) with respect to Contributor;
(c)the resignation or removal (effective as of Closing) of managers, officers and directors, as applicable, nominated or appointed by Contributor or its Affiliates to any board or operating, management or other committee of the Acquired Company;
(d)a properly executed Internal Revenue Service Form W-9 from Contributor; and
(e)all other deliverables required to be delivered by Contributor at the Closing pursuant to the Framework Agreement.
Section 2.5Closing Deliveries by Project HoldCo to Contributor.  At the Closing, Project HoldCo shall deliver (a) a counterpart signature duly executed by Project HoldCo of the Assignment Agreement and (b) reasonable evidence of the issuance of the New Units by Project HoldCo to Contributor, together with all other deliverables required to be delivered by Project HoldCo at the Closing pursuant to the Framework Agreement.

Exhibit B - 13

Article III
REPRESENTATIONS AND WARRANTIES RELATING TO THE ACQUIRED COMPANY AND THE PROJECT

Contributor hereby represents and warrants to Project HoldCo, as of the date hereof, as follows:

Section 3.1Organization; Good Standing.
(a)The Acquired Company is a limited liability company duly formed, validly existing and in good standing under the Law of its jurisdiction of formation and has all requisite limited liability company power and authority to own its properties and conduct its respective Business as it is now being conducted.  The Acquired Company is duly qualified or licensed to do business in each jurisdiction in which the ownership or operation of its Assets makes such qualification or licensing necessary, except in any jurisdiction where the failure to be so duly qualified or licensed would not reasonably be expected to be material.  The Acquired Company was formed solely to own, develop, design, construct, install, operate and maintain the Project Assets, and has conducted no other business or activities since the date of its formation, and has no assets or liabilities other than those related to the ownership, development, design, construction, ownership, installation, operation and maintenance of the Project Assets.
(b)True and complete copies of the Charter Documents of the Acquired Company, together with all amendments thereto, have been furnished to Project HoldCo and Evolve.
Section 3.2Capitalization of the Acquired Company.
(a)Schedule 3.2(a) sets forth Contributor’s record ownership of the Acquired Company Interests.
(b)Except for the Acquired Company Interests, none of the following are issued, reserved for issuance or outstanding:
(i)Equity Interests of the Acquired Company; or
(ii)options, warrants, calls, rights, commitments or Contracts to which the Acquired Company is a party or by which it is bound, in any case obligating the Acquired Company to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, Equity Interests of the Acquired Company, or obligating the Acquired Company to grant, extend or enter into any such option, warrant, call, right, or Contract.
(c)The Acquired Company Interests are duly authorized, validly issued, fully paid and, subject to the Law of the State of Delaware, non-assessable (except as such non-assessability may be affected by Section 18-607 of the Delaware LLC Act) and were not issued in violation of any purchase option, call option, right of first refusal, preemptive right or other similar right.
(d)There are no outstanding bonds, debentures, notes or other instruments or evidence of indebtedness of the Acquired Company having the right to vote (or convertible into, or exercisable or exchangeable for, securities having the right to vote).
Section 3.3Subsidiaries.  The Acquired Company does not have any Subsidiaries and does not own, and has never owned, any Equity Interests in any other Person
Section 3.4Financial Statements.  Schedule 3.4 sets forth true and complete copies of a balance sheet reflecting the assets and liabilities of the Project (the “Financial Statements”).  The  Financial

Exhibit B - 14

Statements have been prepared in good faith based upon the Records and reflect the financial position of the Project and the Acquired Company.

Section 3.5Absence of Changes.  Since the formation of the Acquired Company, except as set forth in Schedule 3.5:  (a) the Acquired Company has (i) conducted its respective business solely in furtherance of the ownership, development, design, construction, ownership, installation, operation and maintenance of the Project Assets and (ii) used commercially reasonable efforts to preserve intact their respective material relationships with third parties and to keep available the services of their respective present officers and key contractors; (b) to Contributor’s Knowledge, no fact, event, change, occurrence or circumstance has occurred that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (i) the Acquired Company, taken as a whole, (ii) the Project, (iii) the ability of the Acquired Company to comply with all of the applicable terms and conditions set forth in the Project Contracts, or (iv) the achievement of Commercial Operation in accordance with all of the assumptions set forth in the Qualified Project Model; and (c) the Acquired Company has not:
(a)amended its Charter Documents;
(b)sold, transferred or disposed of any of its Assets, including any right under any lease or Contract or any proprietary right or other intangible Asset;
(c)waived, released, canceled, settled or compromised any debt, Claim or right;
(d)except as may be required to meet the requirements of applicable Law or GAAP, changed any financial accounting method or practice;
(e)failed to maintain its limited liability company, partnership or corporate existence, as applicable, or consolidated with any other Person or acquired all or substantially all of the Assets of any other Person;
(f)issued or sold any Equity Interests in itself;
(g)liquidated, dissolved, recapitalized, reorganized or otherwise wound up its respective Business;
(h)purchased any securities of any Person;
(i)made any settlement of or compromised any material Tax liability; or
(j)agreed or committed to do any of the foregoing.
Section 3.6Compliance with Applicable Law; Permits.  Except as set forth on Schedule 3.6(a), (a) the Acquired Company, and, as to the Project, Contributor, is in compliance in all material respects with all Law (and has not received any written or, to the Knowledge of Contributor, oral notice of violation with respect to any Law) applicable to it, and (b) the Acquired Company holds all material Permits necessary for the lawful conduct of its respective Business as currently conducted.  Schedule 3.6(b) sets forth all Permits that are held in connection with the Project and the Person holding such Permits (the “Material Permits”).  To the Knowledge of Contributor, none of the Material Permits are, or will be, subject to being withdrawn, cancelled or not renewed or are, or will be, subject to any material condition or material requirement which would have, or would reasonably be expected to have, individually or in the aggregate, an adverse effect on (i) the Acquired Company, (ii) the Project, (iii) the ability of the Acquired Company or any of its Subsidiaries to comply with all applicable terms and conditions set forth in the Project Contracts or (iv) the achievement of Commercial Operation in accordance with all of the

Exhibit B - 15

assumptions set forth in the Qualified Project Model.  To the Knowledge of Contributor, Schedule 3.6(c) sets forth all material Permits relating to the Project that have not yet been obtained by the Acquired Company.

Section 3.7Intellectual Property.
(a)No material registrations or applications for registration are included in any Intellectual Property Rights held by the Acquired Company.  The Acquired Company owns, licenses or otherwise has a valid right to use, free and clear of all Liens (other than Permitted Liens), all Intellectual Property Rights necessary to conduct its respective Business as currently conducted.
(b)Schedule 3.7(b) sets forth a list of all agreements (excluding licenses for commercially available, “off-the-shelf” software with annual fees of less than $75,000) pursuant to which any Intellectual Property Right is licensed to the Acquired Company.
(c)To the Knowledge of Contributor, the conduct of the Business of the Acquired Company, taken as a whole, as currently conducted has not infringed or misappropriated any Intellectual Property Right of any third party in any material respect.
(d)The consummation of the transactions contemplated hereby will not result in the loss or impairment of any material right of the Acquired Company to own, use, practice or exploit any Intellectual Property Rights held by or licensed to such Acquired Company (excluding licenses for commercially available, “off-the-shelf” software).
Section 3.8Absence of Litigation.  Except as set forth on Schedule 3.8, there is no Claim or Proceeding pending or, to the Knowledge of Contributor, threatened against the Acquired Company or otherwise relating to the Project by or before any arbitrator or Governmental Authority.
Section 3.9Insurance.  Set forth on Schedule 3.9 is a true and complete list of all risk property, general liability, third party offsite pollution liability, automobile liability, workers’ compensation and employers liability, umbrella/excess liability and directors’ and officers’ liability insurance held by the Acquired Company.  All of such policies are in full force and effect and comply with all applicable provisions set forth in the Project Contracts, and there is no material Claim pending under any such policies as to which coverage has been denied by the insurer other than customary indications as to reservation of rights by insurers listed on Schedule 3.9, and none of Contributor or the Acquired Company has received written notice of cancellation of any such insurance policies.
Section 3.10Real Property.
(a)Set forth on Schedule 3.10(a) is a true and complete list of each parcel of Real Property owned in fee title by the Acquired Company.  Contributor has provided Project HoldCo and Evolve with true and complete copies of the conveyance document to the Acquired Company for each such parcel of Real Property owned in fee, including the legal description for each such parcel of Real Property owned in fee.  The Acquired Company has good and indefeasible fee title to all Real Property listed on Schedule 3.10(a), free and clear of all Liens, except for Permitted Liens and those Liens set forth on Schedule 3.10(a).
(b)Set forth on Schedule 3.10(b) is a true and complete list of all leases pursuant to which the Acquired Company is granted a right to use or occupy all or any portion of Real Property.  Contributor has provided Project HoldCo and Evolve with true and complete copies of such leases, and any amendments thereto.  Each lease set forth on Schedule 3.10(b) is a legal, valid and binding obligation of the Acquired Company enforceable against the lessor thereunder in accordance with its terms.  The

Exhibit B - 16

consummation of the transactions contemplated under this Agreement will not require any third-party consent (which has not been obtained as of the Closing Date) under any of the leases and similar possessory real property interests set forth on Schedule 3.10(b).  Except as set forth on Schedule 3.10(b), (i) the Acquired Company is not in default under any lease set forth on Schedule 3.10(b), (ii) to the Knowledge of Contributor, no lessor is in default under any lease set forth on Schedule 3.10(b), and (iii) no event has occurred which constitutes a default or, with lapse of time or giving of notice or both, would constitute a default under any of the leases set forth on Schedule 3.10(b).
(c)Set forth on Schedule 3.10(c) is a true and complete list of all easements on Real Property used or held for use by the Acquired Company that are material to the operation and conduct of its respective Business.  Contributor has provided Project HoldCo and Evolve with true and complete copies of the documents creating such easements, and any amendments thereto.  Each easement set forth on Schedule 3.10(c) is a legal, valid and binding obligation of the Acquired Company.  The consummation of the transactions contemplated under this Agreement will not require any third-party consent (which has not been obtained as of the Closing Date) under any of the easements, servitudes and similar non-possessory real property interests set forth on Schedule 3.10(c).  Except as set forth on Schedule 3.10(c), (i) the Acquired Company is not in material default under any easement set forth on Schedule 3.10(c), (ii) to the Knowledge of Contributor, no owner of the Real Property granting any such real property interest set forth on Schedule 3.10(c) is in material default under any such easement, and (iii) no event has occurred which constitutes a material default or, with lapse of time or giving of notice or both, would constitute a material default under any of the easements set forth on Schedule 3.10(c).
(d)Except as set forth on Schedule 3.10(d), the Acquired Company is not obligated under any right of first refusal, option or other contractual right to sell, assign or otherwise dispose of any Real Property, or any interest therein.
(e)Neither Contributor nor the Acquired Company, nor any of their respective Affiliates, has received any written notice of any eminent domain Proceeding or taking, nor, to the Knowledge of Contributor, is any such Proceeding or taking contemplated with respect to all or any material portion of the Real Property.
Section 3.11Personal Property.  Schedule 3.11 lists all personal property (including [insert non-exclusive list]) owned or leased by the Acquired Company or used or held for use in the current conduct of any of the Business valued above $100,000 (if required to be listed on Schedule 3.11, the “Personal Property”).  The Acquired Company: (a) has maintained all of the Personal Property substantially in accordance with normal industry practice, and (b) has good and valid title to all Personal Property, subject solely to Permitted Liens.
Section 3.12Environmental Matters.  Except as set forth in Schedule 3.12:
(a)The Acquired Company is, and has always been, in compliance with applicable Environmental Law in all material respects, including timely possessing and complying in all material respects with the terms and conditions of all Environmental Permits to which the Acquired Company is subject (if any).
(b)None of Contributor or the Acquired Company (i) has received from any Person any written notice, citation, request for information or demand alleging any violation of or non-compliance with, or liability pursuant to, any Environmental Law or relating to Hazardous Materials, or (ii) is subject to any governmental order, “consent order,” settlement agreement or other agreement pursuant to Environmental Laws.

Exhibit B - 17

(c)There is no Claim or Proceeding pending, or to Contributor’s Knowledge, threatened against or involving the Acquired Company under Environmental Laws or relating to Hazardous Materials.
(d)There has been no Release of, or exposure to, any Hazardous Materials on, at, under, to or from any Real Property or any real property formerly owned, leased or operated by the Acquired Company or, to Contributor’s Knowledge, at any other location, in violation of any Environmental Laws or in a manner that could reasonably be expected to give rise to a material remedial or corrective action obligation on the part of the Acquired Company or result in liability to the Acquired Company pursuant to Environmental Laws.
(e)The Acquired Company has not assumed or provided indemnity against any liability of any other Person under any Environmental Laws; and
(f)Contributor has made available for inspection by Project HoldCo and Evolve true, complete and accurate copies of (i) all environmental assessments, compliance audits, notices of violation, orders and other material environmental reports or correspondence (including those relating to pipeline integrity management) and (ii) all Environmental Permits, in each case, (x) relating to the Acquired Company or any Real Property and (y) in Contributor’s possession or control.
Section 3.13Taxes.  Except as set forth on Schedule 3.13:
(a)All Tax Returns required to be filed by or with respect to the Acquired Company and/or the Project have been duly and timely filed.  Each such Tax Return is true and complete.  All Taxes required to be paid by the Acquired Company or for which any of such Persons may be liable, or with respect to the Project, which are or have become due have been paid in full.
(b)The Acquired Company has duly and timely withheld and paid over to the appropriate Taxing Authority all amounts required to be withheld from any payment to any employee, independent contractor, creditor or other third party and has complied with all reporting obligations with respect to such amounts.
(c)There are no Liens (other than statutory Liens for Taxes that are not yet due and payable) on any of the Assets of the Acquired Company that arose in connection with any failure (or alleged failure) to pay any Tax.
(d)There is not in force any extension of time with respect to the due date for the filing of any Tax Return of or with respect to the Acquired Company or any waiver or agreement for any extension of time for the assessment or payment of any Tax by the Acquired Company.  No outstanding Tax Claim has been asserted in writing against the Acquired Company by any Taxing Authority.  There is no Tax Claim pending against, or with respect to, the Acquired Company.  No claim has ever been made by an authority in a jurisdiction where the Acquired Company does not file Tax Returns that such Person is or may be subject to taxation in that jurisdiction.
(e)There is no Tax sharing, allocation, indemnity or similar Contract that will require any payment be made by the Acquired Company after the Closing Date to any other Person.  The Acquired Company is not liable for the Taxes of any other Person by virtue of Treasury Regulation Section 1.1502-6, any similar provision of state, local or foreign applicable Law, by Contract (other than a Contract entered into in the ordinary course of the Business, the primary subject of which is not Taxes), or as successor or transferee.

Exhibit B - 18

(f)There is no material property or obligation of the Acquired Company, including uncashed checks to vendors, customers or employees, non-refunded overpayments, or unclaimed subscription balances, that is escheatable or reportable as unclaimed property to any state or municipality under any applicable escheatment or unclaimed property Laws.
(g)The Acquired Company has not made an election to change its default entity classification under Treasury Regulation Section 301.7701-3.  The Acquired Company is, and has been since its formation, classified either as a partnership or as an entity disregarded as separate from Contributor for U.S. federal income tax purposes.
(h)The Acquired Company has not participated, within the meaning of Treasury Regulation Section 1.6011-4(c)(3), in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).
(i)The Acquired Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or portion thereof) after the Closing Date as a result of any: (i) change in method of accounting made prior to the Closing, including under Section 481 of the Code (or any similar provision of applicable Tax Law); (ii) closing agreement as described in Section 7121 (or any similar provision of applicable Tax Law) executed prior to the Closing; (iii) deferred intercompany gain or excess loss accounts described in Treasury regulations under Section 1502 of the Code (or any similar provision of applicable Tax Law); (iv) installment sale or open transaction disposition made on or prior to the Closing; or (v) prepaid amount received on or prior to the Closing.
(j)The Acquired Company has not (i) deferred payment of any payroll Taxes pursuant to Section 2302 of the CARES Act or IRS Notice 2020-65, or (ii) claimed the employee retention credit pursuant to Section 2301 of the CARES Act, or (iii) sought (nor has any Affiliate that would be aggregated with the Acquired Company and treated as one employer for purposes of Section 2301 of the CARES Act sought) a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)), as added by Section 1102 of the CARES Act.
Section 3.14Contracts.
(a)Schedule 3.14(a) contains a true and complete listing of all Contracts to which the Acquired Company is a party or is otherwise bound (the Contracts listed in Schedule 3.14(a) being “Project Contracts”).
(b)True and complete copies of all Project Contracts have been made available to Project HoldCo and Evolve.
(c)Each of the Project Contracts is in full force and effect and constitutes a legal, valid and binding obligation of the Acquired Company and, to the Knowledge of Contributor, of the counterparties to such Project Contracts.  Neither the Acquired Company nor, to the Knowledge of Contributor, any counterparty thereto, is in (or has received written notice or, to the Knowledge of Contributor, oral notice, that it is in) default or breach (or has taken or failed to take any action such that with notice, the passage of time or both it would be in default or breach) under the terms of any such Project Contract.  Other than the Project Contracts, there are no Contracts relating in any way to the Project or to the ownership, development, design, construction, ownership, installation, operation and maintenance of any of the Project Assets.

Exhibit B - 19

(d)Except as set forth on Schedule 3.14(d), neither Contributor nor any of its Affiliates (except for the Acquired Company) is a party to any Contract related to the Business of the Acquired Company or otherwise related to the Project.
Section 3.15Employees and Labor Matters.
(a)The Acquired Company does not currently have, or has never had, any employees.
(b)The Acquired Company is not party to or entered into a collective bargaining agreement or any other contract or agreement with a union, works counsel or other employee representative body regarding any aspect of the employment relationship and no such contracts are being, or are reasonably expected to be, negotiated.
(c)The Acquired Company has not received written notice of any investigation by a Governmental Authority responsible for the enforcement of labor or employment regulations and, no such investigation is reasonably expected to occur, or to the Knowledge of Contributor, has been threatened.
(d)Set forth on Schedule 3.15(d) is a true and complete list containing the name of each individual contractor (other than any Affiliate or employee of Contributor) who performs material services for or with respect to the Acquired Company or any of its Subsidiaries and his or her employing entity, services provided and compensation terms.
Section 3.16Employee Benefits.
(a)The Acquired Company has never sponsored, maintained, participated in or contributed to, or otherwise have any liability (contingent or otherwise) with respect to, any Employee Benefit Plan.
(b)Neither the Acquired Company nor any ERISA Affiliate has maintained, sponsored or contributed to any Employee Benefit Plan that is or has been subject to the minimum funding requirements of Section 412 of the Code or subject to Title IV of ERISA.
Section 3.17Transactions with Affiliates.  Except as set forth on Schedule 3.17, the Acquired Company is not owed any amount from, owes any amount to, guarantees any amount owed by, has any Contracts with or has any commitments to Contributor or any of its Affiliates (except for the Acquired Company), or any officer or director of Contributor or such Affiliates or any member of a family group of any of the foregoing.
Section 3.18Bank Accounts.  Schedule 3.18 sets forth a list of all bank accounts maintained by the Acquired Company, together with all other bank accounts relating to the Project and necessary for compliance with the Project Contracts and lists the persons who are authorized to sign for or draw upon such accounts.
Section 3.19Records.  The Records that have been furnished to Project HoldCo and Evolve are true and complete.  All Records in the possession Contributor or its Affiliates have been furnished to Project HoldCo and Evolve.
Section 3.20No Bankruptcy.  There are no bankruptcy Proceedings pending against, being contemplated by or, to the Knowledge of Contributor, threatened against the Acquired Company.
Section 3.21No Undisclosed Material Liabilities; Indebtedness; Credit Support.  There are no liabilities of the Acquired Company of any kind (whether accrued or fixed, absolute or contingent,

Exhibit B - 20

matured or unmatured, determined or determinable or otherwise), other than pursuant to the Project Contracts or as set forth on Schedule 3.21-I.  The Acquired Company has no outstanding accounts payable or trade payables, in each case, other than as set forth on Schedule 3.21-P.  A true and complete list of all Indebtedness of the Acquired Company is set forth Schedule 3.21-I.  Schedule 3.21-CS sets forth a true and complete list of all bonds, letters of credit, guarantees or other credit support posted or entered into in connection with the Project or the Project Assets or the ownership, development, design, construction, ownership, installation, operation or maintenance thereof.

Section 3.22Anti-Corruption.  None of Contributor or its Affiliates (other than the Acquired Company), or the Acquired Company or, to the Knowledge of Contributor, any Representatives, or any Person acting for or on behalf of the Acquired Company or Contributor, has (a) violated any Anti-Corruption Law or (b) offered, paid, promised to pay, or authorized the payment of anything of value, directly or indirectly, to any Person, including any Public Official (i) for the purpose of improperly influencing any action or decision of a Person or of a Public Official in his or her official capacity, (ii) for the purpose of improperly inducing a Person or a Public Official to use his or her influence with any Governmental Authority to affect or influence any act or decision of such Governmental Authority to assist the Acquired Company in obtaining or retaining business or any business advantage for or with, or directing business to, any Person, or (iii) where such action would constitute a bribe, kickback or illegal payment.  The Acquired Company is not the subject of any investigations, allegations, violations, or reports of violation of any Anti-Corruption Law.
Section 3.23Broker’s Commissions.  The Acquired Company has not, directly or indirectly, entered into any Contract with any Person that would obligate any of the Acquired Company or any of its Subsidiaries to pay any commission, brokerage fee or “finder’s fee” in connection with the transactions contemplated herein, in each case other than to the extent that the Acquired Company would have no liability as of immediately following the Closing.
Article IV
REPRESENTATIONS AND WARRANTIES REGARDING CONTRIBUTOR

Contributor hereby represents and warrants to Project HoldCo as to itself, as of the date hereof, as follows:

Section 4.1Organization; Good Standing.  Contributor is a limited liability company duly formed, validly existing and in good standing under the Law of the state of Delaware.
Section 4.2Authority.  Contributor has all requisite limited liability company power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution, delivery and performance by Contributor of this Agreement, and the performance by Contributor of its obligations hereunder, have been duly and validly authorized by all necessary limited liability company action.  This Agreement has been duly and validly executed and delivered by Contributor and constitutes the legal, valid and binding obligation of Contributor enforceable against Contributor in accordance with its terms and conditions, except that the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, arrangement or other similar Law relating to or affecting the rights of creditors generally, or by general equitable principles.
Section 4.3Ownership of the Acquired Company Interests.  The Acquired Company Interests are owned beneficially and of record by Contributor, free and clear of all Liens other than Permitted Equity Liens.

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Section 4.4No Conflicts; Consents and Approvals.  The execution and delivery by Contributor of this Agreement, and the performance by Contributor of its obligations under this Agreement, do not:
(a)violate or result in a breach of the Charter Documents of Contributor; and
(b)assuming all required filings, waivers, approvals, consents, authorizations and notices disclosed on Schedule 4.4 (collectively, the “Contributor Approvals”) and any required consent or approval of any Governmental Authority have been received, violate or result in a breach of any Law applicable to Contributor, except for such violations or breaches as would not be material.
Section 4.5Broker’s Commissions.  Except as set forth on Schedule 4.5, Contributor has not, directly or indirectly, entered into any Contract with any Person that would obligate the Acquired Company to pay any commission, brokerage fee or “finder’s fee” in connection with the transactions contemplated herein.
Section 4.6No Bankruptcy.  There are no bankruptcy Proceedings pending against, being contemplated by or, to the Knowledge of Contributor, threatened against Contributor.
Section 4.7Legal Proceedings.  There is no Proceeding pending or, to the Knowledge of Contributor, threatened, against Contributor before or by any Governmental Authority, which seeks a writ, judgment, order or decree restraining, enjoining or otherwise prohibiting or making illegal any of the transactions contemplated by this Agreement.
Section 4.8Unregistered Securities.
(a)Accredited Investor Status; Sophisticated Purchaser.  Contributor is an “accredited investor” within the meaning of Rule 501 under the Securities Act and is able to bear the risk of its investment in the New Units.  Contributor has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the purchase of the New Units.
(b)Information.  Contributor and its Representatives have been furnished with all materials relating to the offer, issuance and sale of the New Units that have been requested by Contributor.  Contributor and its Representatives have been afforded the opportunity to ask questions of Project HoldCo.  Contributor understands that its acquisition of the New Units involves a high degree of risk.  Contributor has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the New Units.
(c)Purchase Representation.  Contributor is acquiring the New Units for its own account as an investment without the present intent to sell, transfer or otherwise distribute the same to any other Person in violation of any state or federal securities laws.  Contributor has made, independently and without reliance on Project HoldCo or any of its Affiliates (except to the extent that Contributor has relied on the representation and warranties of Project HoldCo in this Agreement), its own analysis of the New Units, Project HoldCo, its Subsidiaries (if any) and its (and their respective) Assets for the purpose of acquiring the New Units, and Contributor has had reasonable and sufficient access to documents, other information and materials as it considers appropriate to make its evaluations.  Contributor acknowledges that the New Units are not registered pursuant to the Securities Act and that none of the New Units may be transferred, except pursuant to an effective registration statement or an applicable exemption from registration under the Securities Act.  Contributor is an “accredited investor” as defined under Rule 501 promulgated under the Securities Act.

Exhibit B - 22

(d)Rule 144. Contributor understands that there is no public trading market for the New Units, that none is expected to develop and that the New Units must be held indefinitely unless and until the New Units are registered under the Securities Act or an exemption from registration is available.  Contributor has been advised of and is aware of the provisions of Rule 144 promulgated under the Securities Act.
(e)Reliance by Project HoldCo.  Contributor understands that the New Units are being offered and sold in reliance on a transactional exemption from the registration requirements of federal and state securities Law and that Project HoldCo is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings set forth herein in order to determine the applicability of such exemptions and the suitability of Contributor to acquire the New Units.
Article V
REPRESENTATIONS AND WARRANTIES REGARDING PROJECT HOLDCO

Project HoldCo hereby represents and warrants to Contributor, as of the date hereof, as follows:

Section 5.1Organization; Good Standing.  Project HoldCo is a limited liability company duly formed, validly existing and in good standing under the Law of the state of Delaware.  Project HoldCo was formed by Evolve solely to purchase and to own the Acquired Company Interests in connection with the Acquired Company’s ownership, development, design, construction, installation and maintenance of the Project Assets, and has conducted no other business or activities since the date of its formation, and has no assets or liabilities other than those related to the ownership, development, design, construction, ownership, installation, operation and maintenance of the Project Assets.
Section 5.2Authority.  Project HoldCo has all requisite limited liability company power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution, delivery and performance by Project HoldCo of this Agreement, and the performance by Project HoldCo of its obligations hereunder, have been duly and validly authorized by all necessary limited liability company action on behalf of Project HoldCo.  This Agreement has been duly and validly executed and delivered by Project HoldCo and constitutes the legal, valid and binding obligation of Project HoldCo enforceable against Project HoldCo in accordance with its terms and conditions except that the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, arrangement or other similar Law relating to or affecting the rights of creditors generally, or by general equitable principles.
Section 5.3No Conflicts; Consents and Approvals.  The execution and delivery by Project HoldCo of this Agreement do not, and the performance by Project HoldCo of its obligations under this Agreement do not and will not:
(a)violate or result in a breach of its or Project HoldCo’s Charter Documents;
(b)violate or result in a default under any material Contract to which Project HoldCo is a party, except for any such violation or default which would not reasonably be expected to result in a material impairment on Project HoldCo’s ability to perform its obligations hereunder;
(c)violate or result in a breach of any Law applicable to HoldCo, except for such violations or breaches as would not be material; or
(d)require any consent or approval of any Governmental Authority under any Law applicable to Project HoldCo, other than immaterial consents or approvals.

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Section 5.4Legal Proceedings.  There is no Proceeding pending or, to Project HoldCo’s Knowledge, threatened, against Project HoldCo before or by any Governmental Authority, which seeks a writ, judgment, order or decree restraining, enjoining or otherwise prohibiting or making illegal any of the transactions contemplated by this Agreement.
Section 5.5Acquisition as Investment.  Project HoldCo is acquiring the Acquired Company Interests for its own account as an investment without the present intent to sell, transfer or otherwise distribute the same to any other Person in violation of any state or federal securities laws.  Project HoldCo has made, independently and without reliance on Contributor (except to the extent that Project HoldCo has relied on the representation and warranties in this Agreement), its own analysis of the Acquired Company Interests, the Acquired Company and its Assets for the purpose of acquiring the Acquired Company Interests, and Project HoldCo has had reasonable and sufficient access to documents, other information and materials as it considers appropriate to make its evaluations.  Project HoldCo acknowledges that the Acquired Company Interests are not registered pursuant to the Securities Act and that none of the Acquired Company Interests may be transferred, except pursuant to an effective registration statement or an applicable exemption from registration under the Securities Act.  Project HoldCo is an “accredited investor” as defined under Rule 501 promulgated under the Securities Act.
Section 5.6Broker’s Commissions.  Except as set forth on Schedule 5.6, Project HoldCo has not, directly or indirectly, entered into any Contract with any Person that would obligate Project HoldCo or any of its Affiliates to pay any commission, brokerage fee or “finder’s fee” in connection with the transactions contemplated herein.
Section 5.7No Bankruptcy.  There are no bankruptcy Proceedings pending against, being contemplated by or, to Project HoldCo’s Knowledge, threatened against Project HoldCo or any of its Affiliates.
Article VI
COVENANTS
Section 6.1Further Assurances.  Subject to the terms and conditions of this Agreement, at any time or from time to time after the Closing, at any Party’s request and without further consideration, the other Party shall (and in the case of Project HoldCo, Project HoldCo shall and shall cause the Acquired Company to) execute and deliver to such Party such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions as such Party may reasonably request in order to consummate the transactions contemplated by this Agreement and the documents and instruments in connection herewith.  Without limiting the foregoing, Contributor shall cooperate reasonably with Project HoldCo and Evolve to provide any information necessary for any required securities filings.
Section 6.2Tax Matters.
(a)Tax Treatment of the Transaction.  The Parties shall treat the contribution of Acquired Company Interests in exchange for New Units pursuant to Article II as a contribution of the Acquired Company assets to Project HoldCo in exchange for New Units in transaction pursuant to Section 721 of the Code.
(b)Straddle Period.  In the case of Taxes that are payable by the Acquired Company with respect to any Straddle Period, the portion of any such Taxes that is attributable to the portion of such Straddle Period ending on and including the applicable Closing Date shall be:

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(i)in the case of Taxes that are (A) based upon or related to income or receipts, (B) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), (C) value added Taxes or (D) withholding Taxes, deemed equal to the amount that would be payable if the applicable taxable period ended with (and included) the applicable Closing Date; provided that the amount of exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) that are allocated to the period ending on the applicable Closing Date shall be deemed to be the amount of such exemptions, allowances or deductions for the entire applicable Straddle Period, multiplied by a fraction, the numerator of which is the number of calendar days in the portion of the applicable Straddle Period ending on the applicable Closing Date and the denominator of which is the number of calendar days in the entire applicable Straddle Period; and
(ii)in the case of all other Taxes, deemed to be the amount of such Taxes for the entire applicable Straddle Period, multiplied by a fraction, the numerator of which is the number of calendar days in the portion of the applicable Straddle Period ending on and including the applicable Closing Date and the denominator of which is the number of calendar days in the entire applicable Straddle Period;

provided, however, that Taxes shall be treated as due for the period during which the base of such Taxes are determined without regard to whether the payment of such Taxes provides the right to business or other benefits for another period.

(c)Transfer Taxes. Contributor shall be liable for and pay any sales Tax, use Tax, stamp Tax, transfer Tax, conveyance, registration or other similar Tax imposed on or with respect to the transactions contemplated by this Agreement; provided that such amount shall be subject to reimbursement in accordance with the Framework Agreement.
Section 6.3Confidentiality.  Each Party agrees to keep this transaction and any and all information provided to the other Party regarding this transaction confidential in accordance therewith until the second anniversary the date of this Agreement; provided, however, that Project HoldCo may disclose such information to Stonepeak, Evolve, and their respective potential and actual investors and funding sources’ and their respective employees, agents and representatives; provided further that Project HoldCo shall be responsible for any breach of the confidentiality obligation hereunder by any of the foregoing.  The obligations of the Parties hereunder will not apply to the extent that the disclosure of information otherwise determined to be confidential is required by Law; provided that prior to disclosing such confidential information, to the extent practicable, a Party must notify the other Party thereof, which notice will include the basis upon which such Party believes the information is required to be disclosed.  Furthermore, the Parties acknowledge that Evolve’s, Stonepeak’s and their respective Affiliates’ employees, directors, officers and principals serve, or may in the future serve, as directors of direct or indirect portfolio companies (which will be deemed to include entities in which Evolve, Stonepeak or their respective Affiliates own equity interests) of investment funds advised or managed by Evolve, Stonepeak or any of their respective Affiliates or any of their respective direct or indirect investors (collectively, the “Excluded Entities”), and that such employees, directors, officers, principals and Excluded Entities will not be deemed to have used confidential information solely due to the dual roles of any such employee, director, officer or principal or the use by such employee, director, officer or principal of general industry information that is confidential information.
Article VII
SURVIVAL; INDEMNIFICATION

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Section 7.1Survival of Representations, Warranties and Agreements.  The representations and warranties of Contributor and Project HoldCo set forth in this Agreement and the right of an indemnified Person to assert any Claim for indemnification related thereto or for any other Loss pursuant to this Article VII shall survive the Closing until 5:00 P.M. Central Time on the date that is 12 months following Closing Date (the “Expiration Time”), after which date and time no Claims for indemnification may be asserted, regardless of when such right arose; provided, however, that the representations and warranties set forth in (a) Section 3.12 shall survive the Closing for a period of two years following the Closing Date, (b) Section 3.1(a), 3.2, 3.3, 3.20, 3.23, 4.1, 4.2, 4.3, 4.4(a), 4.5, 4.6, 5.1, 5.2, 5.3(a), 5.6, and 5.7 shall survive the Closing indefinitely, and (c) Section 3.13 shall survive the Closing until 30 days following the expiration of the applicable statute of limitations, including any extension thereof, with respect to the particular matter that is the subject matter thereof.  The covenants and agreements of the Parties contained in this Agreement shall survive the Closing in accordance with their terms; provided, however, that the right of any Party to make a claim for breach of any covenant of a Party that is to be performed or satisfied at or prior to the Closing shall survive until the Expiration Time.
Section 7.2Indemnification by Contributor.  Subject to the limitations on recourse and recovery set forth in this Article VII, Contributor will indemnify, defend and hold harmless Project HoldCo and its Affiliates from and against any and all Losses imposed upon or incurred by Project HoldCo or its Affiliates in connection with, arising out of or resulting from:
(a)the inaccuracy or breach of any representation or warranty made by Contributor in Article III or Article IV (each such inaccuracy or breach, a “Contributor Warranty Breach”);
(b)any nonfulfillment or breach by Contributor of any covenant or agreement made by Contributor under this Agreement; and
(c)any and all Contributor Taxes;

provided that for purposes of determining Losses under subsection (a) above and determining whether or not any Contributor Warranty Breach has occurred, any qualification or exception contained therein relating to materiality shall be disregarded; provided further that in no event shall the aggregate amount of all Losses for which Contributor is obligated to indemnify Project HoldCo and its Affiliates pursuant to this Section 7.3 exceed the Fair Market Value (as defined in the LLCA) of the New Units issued to Contributor in consideration for the contribution of the Acquired Company Interests in accordance with this Agreement.

Section 7.3Indemnification by Project HoldCo.  Subject to the limitations on recourse and recovery set forth in this Article VII, Project HoldCo shall indemnify, defend and hold harmless Contributor and its Affiliates from and against any and all Losses imposed upon or incurred by Contributor in connection with, arising out of or resulting from:
(a)the inaccuracy or breach of any representation or warranty (each such inaccuracy or breach, a “Project HoldCo Warranty Breach”) made by Project HoldCo in Article V; and
(b)any nonfulfillment or breach by Project HoldCo of any covenant or agreement made by Project HoldCo under this Agreement;

provided that for purposes of determining Losses under subsection (a) above and determining whether or not any Project HoldCo Warranty Breach has occurred, any qualification or exception contained therein relating to materiality shall be disregarded.

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Section 7.4Limitations and Acknowledgments.
(a)No indemnifying Person shall be liable for any Losses that are subject to indemnification under Section 7.2 or 7.3 unless a written demand for indemnification under this Agreement is delivered by the indemnified Person to the indemnifying Person with respect thereto prior to the Expiration Time to assert a Claim for indemnification on the basis asserted in such written demand.  Notwithstanding the foregoing, any Claim for indemnification under this Agreement that is brought prior to such time will survive until such matter is resolved.
(b)Notwithstanding anything to the contrary contained in this Agreement, under no circumstances shall any Party be entitled to double recovery under this Agreement, and the Losses giving rise to any indemnification obligation hereunder shall be limited to the Losses suffered by the indemnified Person and shall be reduced by any insurance proceeds or other payment or monetary recoupment actually received by the indemnified Person as a result of the events giving rise to the claim for indemnification.
(c)Notwithstanding anything to the contrary in this Agreement, Contributor shall not be liable for any breach of or inaccuracy in any representation or warranty of Contributor contained in this Agreement if Project HoldCo or any of its Representatives had Knowledge, on or before the date hereof, of such breach or inaccuracy.
(d)The indemnified Person will use its commercially reasonable efforts to mitigate any Losses with respect to which it may be entitled to seek indemnification pursuant to this Agreement.
Section 7.5Claims Procedures.
(a)Promptly after receipt by any indemnified Person of notice of the commencement or assertion of any Claim or Proceeding by a third party or circumstances which, with the lapse of time, such indemnified Person believes is likely to give rise to a Claim or Proceeding by a third party or of facts causing any indemnified Person to believe it has a Claim for breach hereunder (an “Asserted Liability”), such indemnified Person shall give prompt written notice thereof (the “Claims Notice”) to the relevant indemnifying Person, provided that, in any event, such indemnified Person shall give the Claims Notice to the indemnifying Person no later than 30 days after becoming aware of such Asserted Liability.  So long as the Claims Notice is given within the applicable survival period set forth in Section 7.1, the failure to so notify the indemnifying Person shall not relieve the indemnifying Person of its obligations or liability hereunder, except to the extent such failure shall have actually prejudiced the indemnifying Person.  The Claims Notice shall describe the Asserted Liability in reasonable detail, and shall indicate the amount (estimated, if necessary) of the Loss that has been or may be suffered.  The indemnified Person and the indemnifying Person agree to keep each other reasonably appraised of any additional information concerning any Asserted Liability.
(b)As to an Asserted Liability arising from a third party action, the indemnifying Person shall be, subject to the limitations set forth in this Section 7.5, entitled to assume control of and appoint lead counsel for such defense only for so long as it conducts such defense with reasonable diligence.  The indemnifying Person shall keep the indemnified Persons advised of the status of such third party action and the defense thereof on a reasonably current basis and shall consider in good faith the recommendations made by the indemnified Persons with respect thereto.  If the indemnifying Person assumes the control of the defense of any third party action in accordance with the provisions of this Section 7.5, the indemnified Person shall be entitled to participate in the defense of any such third party action and to employ, at its expense, separate counsel of its choice for such purpose, it being understood, however, that the indemnifying Person shall continue to control such defense; provided that, notwithstanding the foregoing, the indemnifying Person shall pay the reasonable costs and expenses of such defense (including reasonable

Exhibit B - 27

attorneys’ fees and expenses) of the indemnified Persons if (i) the indemnified Person’s outside counsel shall have reasonably concluded and advised in writing (with a copy to the indemnifying Person) that there are defenses available to such indemnified Person that are different from or additional to those available to the indemnifying Person, or (ii) the indemnified Person’s outside counsel shall have advised in writing (with a copy to the indemnifying Person) the indemnified Person that there is a conflict of interest that would make it inappropriate under applicable standards of professional conduct to have common counsel for the indemnifying Person and the indemnified Person.  Notwithstanding the foregoing, (A) the indemnifying Person shall obtain the prior written consent of the indemnified Person before entering into any settlement, compromise, admission or acknowledgement of the validity of such Asserted Liability if the settlement requires an admission of guilt or wrongdoing on the party of the indemnified Person, subjects the indemnified Person to criminal liability or does not unconditionally release the indemnified Person from all liabilities and obligations with respect to such Asserted Liability or the settlement imposes injunctive or other equitable relief against, or any continuing obligation or payment requirement on, the indemnified Person and (B) the indemnified Person shall be entitled to participate, at its own cost and expense, in the defense of such Asserted Liability and to employ separate counsel of its choice for such purpose.
(c)Each Party shall cooperate in the defense or prosecution of any Asserted Liability arising from a third party action and shall furnish or cause to be furnished such records, information and testimony (subject to any applicable confidentiality agreement), and attend such conferences, discovery proceedings, hearings, trials or appeals as may be reasonably requested in connection therewith.
Section 7.6Waiver of Other Representations.
(a)NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IT IS THE EXPLICIT INTENT OF EACH PARTY, AND THE PARTIES HEREBY AGREE, THAT NEITHER CONTRIBUTOR NOR ANY OF ITS AFFILIATES OR REPRESENTATIVES HAS MADE OR IS MAKING ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, WRITTEN OR ORAL, INCLUDING ANY IMPLIED REPRESENTATION OR WARRANTY AS TO THE CONDITION, MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE ACQUIRED COMPANY INTERESTS, THE ACQUIRED COMPANY AND ITS SUBSIDIARIES OR ANY OF THE ASSETS OF ANY SUCH PERSON, OR ANY PART THEREOF, EXCEPT THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY CONTAINED IN ARTICLES III AND IV.
(b)EXCEPT THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY CONTAINED IN ARTICLES III AND IV, CONTRIBUTOR’S INTERESTS IN THE ACQUIRED COMPANY AND ITS SUBSIDIARIES ARE BEING TRANSFERRED THROUGH THE CONTRIBUTION OF THE ACQUIRED COMPANY INTERESTS “AS IS, WHERE IS, WITH ALL FAULTS,” AND CONTRIBUTOR AND ITS AFFILIATES AND REPRESENTATIVES EXPRESSLY DISCLAIM ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THE ACQUIRED COMPANY AND ITS SUBSIDIARIES AND THEIR ASSETS OR THE PROSPECTS (FINANCIAL OR OTHERWISE), RISKS AND OTHER INCIDENTS OF THE ACQUIRED COMPANY AND ITS SUBSIDIARIES AND THEIR ASSETS.
(c)NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IT IS THE EXPLICIT INTENT OF EACH PARTY, AND THE PARTIES HEREBY AGREE, THAT NEITHER PROJECT HOLDCO NOR ANY OF ITS AFFILIATES OR REPRESENTATIVES HAS MADE OR IS MAKING ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, WRITTEN OR ORAL, INCLUDING ANY IMPLIED REPRESENTATION OR WARRANTY AS TO THE CONDITION, MERCHANTABILITY, USAGE,

Exhibit B - 28

SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE NEW UNITS, PROJECT HOLDCO OR ITS SUBSIDIARIES OR ANY OF THE ASSETS OF PROJECT HOLDCO OR ITS SUBSIDIARIES, OR ANY PART THEREOF, EXCEPT THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY CONTAINED IN ARTICLE V.
(d)EXCEPT THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY CONTAINED IN ARTICLE V, THE NEW UNITS ARE BEING ISSUED “AS IS, WHERE IS, WITH ALL FAULTS,” AND PROJECT HOLDCO AND ITS AFFILIATES AND REPRESENTATIVES EXPRESSLY DISCLAIM ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THE NEW UNITS AND PROJECT HOLDCO AND ITS AFFILIATES’ ASSETS OR THE PROSPECTS (FINANCIAL OR OTHERWISE), RISKS AND OTHER INCIDENTS OF PROJECT HOLDCO AND ITS AFFILIATES AND THEIR RESPECTIVE SUBSIDIARIES AND THEIR ASSETS.
Section 7.7Waiver of Remedies.
(a)Other than for instances of actual fraud, the Parties hereby agree that from and after Closing no Party shall have any liability, and neither Party nor any of their respective Affiliates shall make any Claim, for any Loss or any other matter, under, relating to or arising out of this Agreement (including breach of representation, warranty, covenant or agreement) or any other Contract or other matter delivered pursuant hereto, or the transactions contemplated hereby, whether based on contract, tort, strict liability, other Law or otherwise, except for a claim for indemnification pursuant to this Article VII.
(b)NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, EXCEPT IN THE CASE OF ACTUAL FRAUD, NO PARTY NOR ANY OF ITS AFFILIATES SHALL BE LIABLE FOR THE FOLLOWING (“Non-Reimbursable Damages”): SPECIAL, PUNITIVE, EXEMPLARY, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES (INCLUDING ANY DAMAGES ON ACCOUNT OF LOST PROFITS OR OPPORTUNITIES, OR LOST OR DELAYED BUSINESS BASED ON VALUATION METHODOLOGIES ASCRIBING A DECREASE IN VALUE TO THE ACQUIRED COMPANY AND ITS SUBSIDIARIES, OR THE NEW UNITS, ON THE BASIS OF A MULTIPLE OF A REDUCTION IN A MULTIPLE-BASED OR YIELD-BASED MEASURE OF FINANCIAL PERFORMANCE), WHETHER BASED ON CONTRACT, TORT, STRICT LIABILITY, OTHER LAW OR OTHERWISE AND WHETHER OR NOT ARISING FROM THE OTHER PARTY’S OR ANY OF ITS AFFILIATES’ SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT; PROVIDED, HOWEVER, THAT ANY AMOUNTS PAYABLE TO THIRD PARTIES PURSUANT TO A CLAIM BY A THIRD PARTY SHALL NOT BE DEEMED NON-REIMBURSABLE DAMAGES.
Section 7.8Dispute Resolution and Arbitration.
(a)In the event of any dispute, controversy or Claim among the Parties, or any of them, arising out of or relating to this Agreement, or the breach or invalidity thereof (collectively, a “Dispute”), the Parties shall attempt in the first instance to resolve such Dispute through friendly consultations between senior management of the Parties.  The Parties agree to attempt to resolve all Disputes arising hereunder promptly, equitably and in a good faith manner.  The Parties further agree to provide each other with reasonable access during normal business hours to any and all non-privileged records, information and data pertaining to such Dispute, upon reasonable advance notice.
(b)If such consultations do not result in a resolution of the Dispute within 30 Business Days after written notice by a Party to the other Parties describing the Dispute and requesting friendly consultation, then the Dispute may be submitted by any Party to binding arbitration pursuant to the terms

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of Section 7.9, irrespective of the magnitude thereof, the amount in dispute or whether such Dispute would otherwise be considered justifiable or ripe for resolution by any court or arbitral tribunal, by giving written notice thereof to the other Parties; provided, however, that in no event shall a Party have the right to submit the Dispute to arbitration if the institution of legal or equitable proceedings based on such Dispute would be barred by any applicable statute of limitations or Section 7.1.
(c)Any Dispute shall be settled exclusively and finally by binding arbitration in accordance with the provisions of Section 7.9.
Section 7.9Arbitration Procedures.
(a)Any Party electing to arbitrate a Dispute shall designate its nomination for an arbitrator in its notice to the other Party electing to submit the Dispute to arbitration.  Each Party receiving such notice shall, within 10 Business Days thereafter, by return written notice to all Parties, state whether it will accept such nomination, or decline to accept it and designate its nomination for an arbitrator.  One arbitrator shall control the proceedings if such nomination of an arbitrator is accepted by all Parties or if the receiving Party fails to nominate an arbitrator within the required 10 Business Day period.  If the receiving Party timely nominates an arbitrator, the arbitral tribunal shall consist of three arbitrators, with one arbitrator being selected by Contributor, and one arbitrator being selected by Project HoldCo, within five Business Days after the expiration of the 10 Business Day period reference above, and the two selected arbitrators choosing a third arbitrator, which third arbitrator must be a Person with the requisite knowledge and experience to make a fair and informed determination with respect to the matter in dispute, which Person shall not be an Affiliate of any Party, nor an employee, director, officer, shareholder, owner, partner, agent or a contractor of any Party or of any Affiliate of any Party, either presently or at any time during the previous two years.  In the event the arbitrators fail to appoint the third arbitrator within 30 days after they have accepted their appointment, the third arbitrator (meeting the qualifications specified in the preceding sentence) shall be appointed by the Houston office of the American Arbitration Association within 10 Business Days after the expiration of such 30 day period.  The arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, as supplemented to the extent necessary to determine any procedural appeal questions by the Federal Arbitration Act (Title 9 of the United Stated Code).  If there is an inconsistency between Section 7.9 and the Commercial Arbitration Rules or the Federal Arbitration Act, the provisions of this Section 7.9 shall prevail.
(b)Within 10 Business Days after the selection of the arbitrator(s), each Party shall submit to the arbitrator(s) such Party’s proposal for resolution of the Dispute, which such proposal shall not conflict with the terms and conditions of this Agreement, together with the supporting data, if any, that was used to determine such proposal.  Within 30 days after the proposals are submitted, the arbitrator(s) shall hold a hearing during which the Parties may present evidence in support of their respective proposals.  The arbitrator(s) (by majority rule if there are three arbitrators) will determine the outcome of the Dispute.  The cost of the arbitration shall be split between the Parties equally and each Party shall pay for one half of the costs.
(c)The place of arbitration shall be Houston, Texas, unless in any particular case the Parties agree upon a different venue.
(d)The arbitrator(s) shall have no right or authority to grant or award Non-Reimbursable Damages.
(e)Any decision of the arbitrator(s) pursuant to this Section 7.9 shall be final and binding upon the Parties and shall be reached within 90 days after proposals for resolution of the Dispute have been submitted.  The Parties agree that the arbitral award may be enforced against the Parties to the

Exhibit B - 30

arbitration proceeding or their Assets wherever they may be found and that a judgment upon the arbitral award may be entered in any court having competent jurisdiction thereof.  The Parties expressly submit to the jurisdiction of any such court.  The Parties hereby waive, to the extent permitted by Law, any rights to appeal or to review of such award by any court or tribunal.
(f)When any Dispute occurs and is the subject of consultations or arbitration, the Parties shall continue to make payments of undisputed amounts in accordance with this Agreement, and the Parties shall otherwise continue to exercise their rights and fulfill their respective obligations under this Agreement.
Section 7.10Certain Adjustments.  In the event that Contributor has failed to pay any amount pursuant to Article VII, subject to any exercise of rights under Section 7.8 (any such amount, a “Contributor Payment Obligation”), then, with respect to each Contributor Payment Obligation, Project HoldCo shall have the right, exercisable in its sole discretion by delivering a written notice to Contributor within 30 days of the date on which such Contributor Payment Obligation is finally determined to be due and payable pursuant to Article VII, to offset the Contributor Payment Obligation against the amount of distributions payable by Project HoldCo to Contributor.
Section 7.11Tax Treatment.  To the extent permitted by applicable Law, the Parties agree to report each indemnification payment as an adjustment to the consideration hereunder for U.S. federal income tax purposes unless otherwise required by a change in Law occurring after the date hereof, a closing agreement with an applicable Taxing Authority or a final non-appealable judgment of a court of competent jurisdiction.
Article VIII
MISCELLANEOUS
Section 8.1Notices.
(a)All notices, requests or consents provided for or permitted to be given under this Agreement will be in writing and will be given (a) by depositing such writing in the United States mail, addressed to the recipient, postage paid and certified with return receipt requested, (b) by depositing such writing with a reputable overnight courier for next day delivery or (c) by delivering such writing to the recipient in person, by courier or by email transmission.  A notice, request or consent given under this Agreement will be effective on receipt by the Person to receive it except that a notice, request or consent given by email transmission will be effective when sent.  All notices, requests and consents to be sent to the Parties will be sent to or made at the addresses given for that Party as follows:

If to Contributor, to:

HOBO Renewable Diesel LLC

1300 Post Oak Blvd., Suite 1350

Houston, Texas 77056

Attention:  Randy Gibbs

Email:  rgibbs@hobord.com

With a copy to (which shall not constitute notice):

King & Spalding LLP

1100 Louisiana Street, Suite 4100

Houston, Texas 77002

Attention: Stuart R. Zisman

Exhibit B - 31

Email: szisman@kslaw.com

If to Project HoldCo, to:

[insert legal name of Project HoldCo]

1360 Post Oak Blvd, Suite 2400
Houston, TX 77056
Attention: [●]

Email:  [●]

With a copy to:

Evolve Transition Infrastructure LP
c/o Stonepeak Infrastructure Partners
600 Travis Street, Suite 6290
Houston, Texas 77002
Attn: Jack Howell
Email: Howell@stonepeakpartners.com

With an additional copy to:

Stonepeak Partners LP
55 Hudson Yards
550 W. 34th Street, 48th Floor
New York, New York 10001
Attention: Michael Bricker and Adrienne Saunders
Email: bricker@stonepeakpartners.com; legalandcompliance@stonepeakpartners.com

With an additional copy to (which shall not constitute notice):

Sidley Austin LLP

1000 Louisiana St., Suite 5900

Houston, Texas 77002

Attention:  Cliff W. Vrielink

Email:  cvrielink@sidley.com

(b)Notice given by personal delivery, mail or overnight courier pursuant to this Section 8.1 shall be effective upon physical receipt.  Notice given by facsimile or other electronic transmission pursuant to this Section 8.1 shall be effective as of the date of confirmed delivery if delivered before 5:00 P.M. Central Time on any Business Day at the place of receipt or the next succeeding Business Day if confirmed delivery is after 5:00 P.M. Central Time on any Business Day or during any non-Business Day at the place of receipt.
Section 8.2Entire Agreement; Supersedure; Third-Party Beneficiaries.  This Agreement, together with the agreements entered into in connection herewith, constitutes the entire agreement of the Parties relating to the Agreement and supersedes all prior contracts or agreements with respect to the Agreement, whether oral or written.  Nothing in this Agreement, express or implied, is intended to confer upon any Person (including any creditor of the Parties) other than the Parties and their respective successors, personal representatives and permitted assigns, any rights, remedies or benefits under or by reason of this Agreement.

Exhibit B - 32

Section 8.3Expenses.  Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated hereby are consummated, each Party will pay its own costs and expenses.
Section 8.4Amendments; Waiver.
(a)Except as otherwise set forth in this Agreement, this Agreement may be amended or modified from time to time only by a written instrument duly executed by or on behalf of each Party.  For the avoidance of doubt, the foregoing restrictions shall apply to any other action of the Parties that is not formally in the form of an amendment but has the same effect as an amendment.
(b)Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition.  No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.
Section 8.5Assignment; Successors.  Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any Party without the prior written consent of the other Parties and any attempt to do so will be void; provided, however, that Project HoldCo may assign any or all of its rights or obligations under this Agreement to any of Project HoldCo’s Affiliates (including Stonepeak) without the requirement to obtain the consent of Contributor.  This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.
Section 8.6Counterparts.  This Agreement may be executed in any number of counterparts with the same effect as if all signatories had signed the same document.  All counterparts will be construed together and constitute the same instrument.
Section 8.7Electronic Transmissions.  Each of the Parties agrees that (a) any signed document transmitted by electronic transmission shall be treated in all manner and respects as an original written document, (b) any such document shall be considered to have the same binding and legal effect as an original document and (c) at the request of any Party, any such document shall be re-delivered or re-executed, as appropriate, by the relevant Party or Parties in its original form.  Each of the Parties further agrees that it will not raise the transmission of a document by electronic transmission as a defense in any proceeding or action in which the validity of such consent or document is at issue and hereby forever waives such defense.  For purposes of this Agreement, the term “electronic transmission” means any form of communication not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.  The use of an electronic signature to conduct a transaction, indicate the execution of an agreement or provide notice or other form of communication is expressly authorized.
Section 8.8Governing Law; Severability.  This Agreement is governed by and will be construed in accordance with the laws of the State of Delaware, excluding any conflict-of-laws rule or principle (whether under the laws of State of Delaware or any other jurisdiction) that might refer the governance or the construction of this Agreement to the law of another jurisdiction.  If any term of this Agreement or its application to any Person or circumstance is held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such term to other Persons or circumstances will not be affected thereby, and such term will be enforced to the extent permitted by law.

Exhibit B - 33

Section 8.9Consent to Jurisdiction; Waiver of Jury Trial.
(a)THE PARTIES VOLUNTARILY AND IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF TEXAS AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA IN THE SOUTHERN DISTRICT OF TEXAS, OVER (i) ANY CLAIM FOR EQUITABLE RELIEF CONTEMPLATED BY SECTION 8.10, (ii) ANY CLAIM FOR ENFORCEMENT OF AN ARBITRAL AWARD GRANTED UNDER SECTION 7.8, OR (iii) ANY CLAIM THAT IS NON-ARBITRABLE PURSUANT TO LAW, AND EACH PARTY IRREVOCABLY AGREES THAT ALL SUCH CLAIMS SHALL BE HEARD AND DETERMINED IN SUCH COURTS.  EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH CLAIM BROUGHT IN SUCH COURT OR ANY DEFENSE OF INCONVENIENT FORUM FOR THE MAINTENANCE OF SUCH CLAIM.  EACH PARTY AGREES THAT A JUDGMENT IN ANY SUCH CLAIM MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.
(b)EACH PARTY HEREBY VOLUNTARILY AND IRREVOCABLY WAIVES TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF, CONNECTED WITH OR RELATING IN ANY WAY TO THIS AGREEMENT OR TO THE OBLIGATIONS OF THE PARTIES HEREUNDER.
Section 8.10Specific Performance.  Each Party hereby acknowledges and agrees that the rights of each Party to consummate the transactions contemplated hereby are special, unique and of extraordinary character and that, if any Party violates or fails or refuses to perform any covenant or agreement made by it herein, the non-breaching Party may be without an adequate remedy at law.  If any Party violates or fails or refuses to perform any covenant or agreement made by such Party herein, the non-breaching Party subject to the terms hereof and in addition to any remedy at law for damages or other relief, may institute and prosecute an action in any court of competent jurisdiction to enforce specific performance of such covenant or agreement or seek any other equitable relief.
Section 8.11Effect of Waiver or Consent.  A waiver or consent, express or implied, to or of any breach or default by any Person in the performance by such Person of its obligations hereunder will not constitute a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person.  Failure on the part of a Person to complain of any act of any Person or to determine any Person to be in default, irrespective of how long such failure continues, will not constitute a waiver by that Person of its rights with respect to that default until the applicable limitations period has expired.
Section 8.12No Strict Construction.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by all Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.
Section 8.13No Recourse Against Nonparty Affiliates.  This Agreement may only be enforced against, and any claim based upon, arising out of, or related to this Agreement or the negotiation, execution or performance of this Agreement may only be brought against, the Persons expressly party hereto, and then only with respect to the specific obligations set forth herein or therein with respect to such Persons.  For further clarity, no past, present or future director, officer, employee, incorporator, manager, member, partner, equityholder, Affiliate, agent, attorney or other representative (in each case, in their capacities as such) of any Person party hereto or of any Affiliate of any Person party hereto, or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of any Party under this Agreement or for any claim based on, in respect of or by reason of the transactions contemplated hereby or thereby.  Without limiting the foregoing, to the extent permitted by Law, (a) each Person party hereto

Exhibit B - 34

hereby waives and releases all rights, claims, demands, or causes of action that may otherwise be available at law or in equity, or granted by statute, to avoid or disregard the entity form of any Person party hereto or otherwise impose liability of any Person party hereto on any other Person, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise and (b) each Person party hereto disclaims any reliance upon any other Person not party hereto with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement.

Section 8.14Headings.  The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

[Signatures appear on the following pages.]

Exhibit B - 35

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each Party as of the date first above written.

CONTRIBUTOR:

HOBO RENEWABLE DIESEL, LLC

By:

Name:[●]

Title:[●]

Signature Page to Contribution Agreement

PROJECT HOLDCO:

[PROJECT HOLDCO]

By:

Name:[●]

Title:[●]

Signature Page to Contribution Agreement

Exhibit A
Form of Assignment Agreement

ASSIGNMENT AGREEMENT

This Assignment Agreement (this “Assignment”), dated as of [_______ __, 202_], is made and entered into by and between HOBO Renewable Diesel, LLC, a Delaware limited liability company (“Assignor”), and [insert reference to Project HoldCo], a Delaware limited liability company (“Assignee”).  Capitalized terms used herein but not otherwise defined herein shall have the respective meanings ascribed to them in the Contribution Agreement (defined below).

WHEREAS, Assignor owns all of the Acquired Company Interests;

WHEREAS, pursuant to the terms of that certain Contribution Agreement dated [_______ __, 202_] (the “Contribution Agreement”) between Assignor and Assignee, Assignor has agreed to contribute, assign, transfer and convey to Assignee the Acquired Company Interests free and clear of all Liens other than Permitted Equity Liens;

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereby agree as follows:

1.Assignment; Acceptance.  Assignor does hereby grant, sell, convey, transfer and assign to Assignee all of the Acquired Company Interests, and Assignee hereby accepts the Acquired Company Interests (and all right, title and interest in and to such interests that Assignor has or may have), in each case, on and subject to all of the terms and provisions of the Contribution Agreement.  Assignee hereby assumes and agrees to be bound by each and all of the liabilities, obligations, responsibilities and duties in respect of the Acquired Company Interests arising on or after the date hereof in place of Assignor.
2.Contribution Agreement.  This Assignment is subject to, in all respects, the terms and conditions of the Contribution Agreement, and neither the terms and conditions contained herein nor the execution and delivery of this Assignment is meant to enlarge, diminish, waive, discharge or otherwise alter the terms and conditions of the Contribution Agreement or the parties’ duties and obligations contained therein.  Assignor and Assignee each acknowledges and agrees that this Assignment does not relieve either party of any obligation under the Contribution Agreement.  To the extent there is a conflict between this Assignment and the Contribution Agreement, the terms of the Contribution Agreement shall control.
3.Binding Effect.  This Assignment shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and assigns.
4.Governing Law.  This Assignment shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to the principles of the conflicts of laws thereof.
5.Miscellaneous.  This Assignment may be amended or supplemented only by a writing signed by each of the parties hereto.  The invalidity of any provision contained in this Assignment shall not affect the validity of the remaining portions of this Agreement so long as the material purposes of this Assignment can be determined and effectuated.

Exhibit A-1

6.Counterparts.  This Assignment may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.  Any facsimile or .pdf copies hereof or signature hereon shall, for all purposes, be deemed originals.

IN WITNESS WHEREOF, this Assignment is executed and delivered as of the date first above written.

ASSIGNOR:

HOBO RENEWABLE DIESEL, LLC

By:
Name:
Title:

Acknowledged and Agreed as of [_______ __, 202_]:

ASSIGNEE:

[INSERT REFERENCE TO PROJECT HOLDCO]

By:
Name:
Title:

Exhibit A-2

Exhibit C

PM Agreement Term Sheet

Parties:	HOBO, or one of its Affiliates, as the “PM Manager” and a Project Company, for such Project.
Term:

As to each Project, until 60 days after the date of Commercial Operation for such Project, and in general for the period that any Projects are being developed under the Framework Agreement and the applicable Project HoldCo’s limited liability company agreement.

Termination

Typical termination rights for a material breach of covenant or representation and warranty (in each case, subject to standard grace and cure periods) and a termination right for the Project Company (a) due to the actual fraud, willful misconduct or acts of dishonesty by the PM Manager after giving effect to any notice and cure provisions or (b) if at least two of Randall Gibbs, Jonathan Hartigan or Mike Keuss cease to provide services to HOBO in support of HOBO’s obligations as PM Manager for any reason, including death or disability of such members of management.

Services:

HOBO shall provide all project management services that would customarily be provided by the development team of the knowledgeable and prudent owner of a Project as to the development and construction thereof from Financial Close through 60 days after Commercial Operation, including:

The agreement would contain a more fulsome list, but would include the following with respect to a Project:

-
Obtaining all Project Permits to be obtained in the name of the applicable Project Company not obtained by Financial Close, and monitoring compliance with all Permits, including those obtained in the name of any Construction Counterparty for such Project.
-
Acting as the applicable Project Company’s representative in performing all contract supervision of the performance of the Construction Counterparties and vendors, including all contract communications and attending all field and factory testing, and all performance testing of the applicable Project.
-
Coordinating the performance of all activities of the applicable Project Company under its contractual arrangements, including (i) timely verifying the appropriateness, milestones and amounts of all invoices from contract counterparties, (ii) disputing amounts thereunder as appropriate and as directed by such Project Company, (iii) processing for payment the undisputed invoice amounts for payment by such Project Company.
-
Processing change order requests.

Exhibit C-1

-
Preserving all claim opportunities for the applicable Project Company.
-
Subject to the overall authority of the applicable Project Company, preparing all cash calls of equity and draw requests under the Project Financing, to support the payment on or before due of all Project costs.
-
Monitoring and performing the reporting and other actions (other than payment) necessary to keep the applicable Project Company and any Affiliate in compliance with Law and the Project Company contracts, including the Project Financing.
-
Preparing all reporting to the applicable Project HoldCo required by the Framework Agreement or such Project HoldCo’s limited liability company agreement.
-
Performing such other project management and supervision tasks reasonably requested by the applicable Project Company.

Development Costs

For all Projects after the Initial Project, the applicable Project Company will provide all development costs, and HOBO shall not be obligated to advance any such amounts.

At any time prior to Financial Close of a Subsequent Project, Evolve can elect to terminate its commitment to provide additional development costs by delivering written notice to such effect to HOBO, in which case no additional notices shall be required to be delivered by HOBO with respect to such Subsequent Project and the sole and exclusive remedy of HOBO in such event shall be (i) the termination of exclusivity under Section 4.2 of the Framework Agreement and (ii) the right to the Transfer of the membership interest in the applicable Project Company if HOBO (or any of its Affiliates) thereafter obtains direct or indirect debt or equity financing from a Third Party for such Subsequent Project upon payment in full of the reimbursement of all such development costs plus interest on such amounts, accruing in each case at a per annum rate equal to eight percent (compounding quarterly) since the date paid, which reimbursement shall be made by HOBO no later than 30 days after the first funding provided by a Third Party.

Services Fee:

A fixed fee for each Project determined by the applicable Project Company and HOBO to represent a reasonable allocation of the salary and benefits of the HOBO team providing the “Services” for such Project based on time spent on such Project, the costs of required insurance, and a reasonable allocation of the corporate overhead costs for HOBO, in each case, allocated over the various Projects on a basis agreed by HOBO and the applicable Project Companies, but without providing any profits for HOBO.

Standard of Care:

The standard of HOBO providing the Services shall be as a reasonably prudent developer for similar projects in the United States, and such Services shall be provided in accordance with Law and in compliance with the terms of the material contracts of the applicable Project Company. The individuals of HOBO performing the Services shall not, unless approved by the applicable

Exhibit C-2

Project Company, manage or undertake the development or project management activities for any projects, other than the Projects.
Financing Cooperation

HOBO will use commercially reasonable efforts to provide cooperation reasonably requested by Evolve in connection with obtaining or maintaining any debt financing (or amending, extending, refinancing or replacing any such debt financing) in connection with the Project, including: (a) participating in a reasonable number of lender meetings, due diligence presentations and rating agency presentations at times and locations to be reasonably agreed (or as may be mutually agreed, on a telephonic or other remote basis), (b) furnishing Evolve and such financing sources with all financial and other information and data regarding the Project Company and the Project reasonably requested by Evolve or such financing sources (other than any information which is not prepared by or available to HOBO in the ordinary course of business that cannot be obtained or produced without undue burden), (c) providing reasonable assistance in the preparation of customary marketing materials and presentations and (d) providing reasonably requested information (to the extent that HOBO has such information) relating to such Project Company or Project in connection with applicable “know your customer” and anti-money laundering rules and regulations or other similar laws or regulations or otherwise required by law or regulation to be collected by such financing sources.

Limit on Authority:

The agreement would contain a more fulsome list, but as to a Project, the PM Manager would not have the right to:

-
Enter into any contract or amendment binding on the applicable Project Company, other than change orders under the Construction Contracts not exceeding $5,000,000 individually or $10,000,000 in the aggregate for all Construction Contracts, and which do not affect the construction schedule or performance requirements of the applicable contract.
-
Waive any claims of the applicable Project Company, settle any claims of or against the applicable Project Company or admitting any default or failure of the applicable Project Company.

Liability:

So long as PM Manager fulfills the standard of care, the applicable Project Company would indemnify the PM Manager for claims by a Third Party arising from the Services unless caused by the gross negligence or willful misconduct of the PM Manager.

Insurance:	The PM Manager would be required to maintain a customary level of liability insurance and workers compensation coverage
Governing Law:	Delaware

Exhibit C-3

Exhibit D

O&M Agreement Term Sheet

Parties:	The Project Company for the Project and HOBO or one of its Affiliates, as the “O&M Provider”.
Term:	15 Years
Termination

Typical termination rights for a material breach of covenant or representation and warranty (in each case, subject to standard grace and cure periods) and a termination right for the Project Company (a) due to the actual fraud, willful misconduct or acts of dishonesty by the O&M Provider after giving effect to any notice and cure provisions or (b) if at least two of Randall Gibbs, Jonathan Hartigan or Mike Keuss cease to provide services to HOBO in support of HOBO’s obligations as O&M Provider for any reason, including death or disability of such members of management.

Services:

HOBO shall provide all operation and maintenance services required for the Project as would customarily be provided by a third-party operation and maintenance provider, including:

The agreement would contain a more fulsome list, but would include the following:

-
Providing the on-site operations and maintenance personnel to operate and maintain the Project, including all on-site spare parts for the Project.
-
Monitoring and maintaining compliance with all Permits.
-
Acting as the Project Company’s representative in performing all contract supervision of the performance of all service providers and vendors to the Project, including all contract communications.
-
Coordinating the performance of all activities of the Project Company under its contractual arrangements, including (i) timely verifying all invoices from contract counterparties, (ii) disputing amounts thereunder as appropriate and as directed by the applicable Project Company, (iii) processing for payment the undisputed invoice amounts for payment by the Project Company.
-
Preserving all claim opportunities for the Project Company.
-
Preparing maintenance and capital expenditure budgets for the approval by the Project Company.
-
Providing all Project level cost accounting for the Project and preparing any necessary cash calls of equity and draw requests under

Exhibit D-1

the Project Financing, to support the payment on or before due of all Project costs.
-
Monitoring and performing the reporting and other actions (other than payment) necessary to keep the Project and the Project in compliance with Law and the Project Company contracts, including the Project Financing.
-
Preparing all reporting to the Project HoldCo required by the Framework Agreement or the Project HoldCo’s limited liability company agreement.
-
Performing such other operating and maintenance tasks as are reasonably requested by the Project Company.

Fee:

The fee for each Project shall be a fixed fee determined by the applicable Project Company and HOBO to represent a reasonable allocation of the salary and benefits of the HOBO team providing the “Services” for such Project based on time spent on such Project, the costs of required insurance, and a reasonable allocation of the corporate overhead costs for HOBO, but without providing any profits for HOBO; provided that Evolve shall have a right to review the books and records of HOBO related to such allocations. The fee shall not commence to be earned or paid until the fee to the PM Manager ceases to be paid.

Standard of Care:

The standard of HOBO providing the Services shall be as a reasonably prudent operations and maintenance service provider for similar projects in the United States, and such Services shall be provided in accordance with Law and in compliance with the terms of the material contracts of the Project Company. The individuals of HOBO performing the Services shall not, unless approved by the applicable Project Company, manage or undertake the development, project management or operations and maintenance services for any other Project.

Accounts:

At or near the beginning of each month, the Project Company would advance to an account of the Project Company (the “Project Account”) as to which the O&M Provider shall have access, the amounts required for Project Costs for such ensuing month. “Project Costs” shall be the third-party costs of operating and maintaining the Project and shall not include any HOBO internal costs.

The O&M Provider shall not have access to any other bank account of the Project Company and the revenues of the Project Company shall not be deposited into the Project Account or paid through the O&M Provider.

Limit on Authority:

The agreement would contain a more fulsome list, but the O&M Provider would not have the right to:

-
Enter into any contract or amendment binding on the Project Company that exceeds (i) the maintenance and capital expenditure budget, as

Exhibit D-2

approved by the Project Company, (ii) $250,000 individually or (iii) during any fiscal year, $1,000,000 in the aggregate.
-
Waive any claims of the Project Company, settle any claims of or against the Project Company or admitting any default or failure of the Project Company.

Liability:

So long as O&M Provider fulfills the standard of care, the Project Company would indemnify the PM Manager for claims by a Third Party arising from the Services unless caused by the gross negligence or willful misconduct of the O&M Provider.

Insurance:	The O&M Provider would be required to maintain a customary level of liability insurance and workers compensation coverage.
Governing Law:	Delaware

Exhibit D-3

Schedule I

Necessary Consents

None.

Schedule I-1